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As filed with the Securities and Exchange Commission on August 5, 2003

Registration No. 333-90711

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Cincinnati Bell Inc.
(Exact name of registrant as specified in its charter)

Ohio (State or other jurisdiction of Incorporation or Organization)	4813 (Primary Standard Industrial Classification Code Number)	31-1056105 (I.R.S. Employer Identification Number)
201 East Fourth Street Cincinnati, Ohio 45201-2301 Telephone: (513) 397-9900 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Jeffrey C. Smith, Esq.
Cincinnati Bell Inc.
201 East Fourth Street, 102-715
P.O. Box 2301
Cincinnati, Ohio 45201-2301
Telephone: (513) 397-9900
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies To:
William V. Fogg, Esq. Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, New York 10019 (212) 474-1000

        Approximate date of commencement of proposed sale to public: At such time or times after the Registration Statement becomes effective as the Selling holders may determine.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ ________

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ ________

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Prospectus

$400,000,000
(original issue price)

Cincinnati Bell Inc.

6 3/4% Convertible Subordinated Notes due 2009

21,918,688 Shares of Common Stock Issuable Upon
Conversion of the Notes
Associated Rights to Purchase Series A Preferred Shares

        Note holders may sell the Notes and the underlying common stock with its associated preferred stock purchase rights. See "Plan of Distribution." The Notes have the following terms:

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  The value of the Notes accreted at the rate of 6 3/4% per annum, compounded semi-annually, from July 21, 1999 through March 26, 2003.

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  The value of the Notes will accrete at the rate of 9% per annum, compounded semi-annually from March 27, 2003 through July 21, 2004 and at the rate of 2 1/4% per annum from July 21, 2004 to July 21, 2009.

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  Beginning on July 21, 2004, we will have the option to pay cash interest semi-annually on January 21 and July 21 of each year in lieu of the 2 1/4% per annum accretion.

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  From July 21, 2004, we will pay cash interest on the Notes semi-annually on January 21 and July 21 of each year, commencing on January 21, 2005, at the rate of 6 3/4% per annum on $1,393.65 for each $1,000 of original issue price of the Notes.

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  The Notes will mature on July 21, 2009.

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  The Notes are subordinated to all of our existing and future senior indebtedness.

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  We may redeem some or all of the Notes at any time after July 21, 2005, at a redemption price equal to the principal amount of the Notes we redeem plus a premium and accrued interest.

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  The redemption price is described beginning on page 38 of this prospectus.

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  Each holder of the Notes has the right to require us to repurchase all or a portion of the holder's Notes upon a change of control.

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  Holders may convert their Notes at any time prior to maturity or redemption into shares of our common stock at an adjusted conversion price of $29.27 per share as of August 4, 2003, which is equivalent to a conversion rate of 34.165 shares per $1,000 principal amount of Notes, and is subject to adjustment.

        Our common stock is listed on the New York Stock Exchange under the symbol "CBB." The last reported sale price of our common stock on the New York Stock Exchange on August 4, 2003 was $5.09 per share.

        Investing in the Notes or the common stock into which the Notes are convertible involves risk. See "Risk Factors" beginning on page 8 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated August 5, 2003.

SUMMARY

        This summary highlights selected information from this prospectus and may not contain all of the information that may be important to you. This prospectus includes specific terms of the Notes, information about our business and financial data. We encourage you to read this entire document carefully as well as those additional documents to which we refer you before making an investment decision.

About Cincinnati Bell Inc.

        Cincinnati Bell Inc. (f/k/a Broadwing Inc.) was incorporated under the laws of Ohio in 1983 and remains incorporated under the laws of Ohio. We have our principal offices at 201 East Fourth Street, Cincinnati, Ohio 45202, our telephone number is (513) 397-9900 and our website address is http://www.cincinnatibell.com. We are a full-service, local provider of data and voice communications services, and a regional provider of wireless communications services. We provide telecommunication services on our owned local network with a well-regarded brand name and reputation for customer service. We currently operate in three businesses: local, wireless and other. On February 22, 2003, we entered into a purchase agreement, as amended on June 6, 2003 and June 13, 2003, to sell substantially all of our broadband business. The broadband segment consists of the operating assets of certain subsidiaries of BRCOM Inc. (f/k/a Broadwing Communications Inc.). As part of the sale of our broadband business, the "Broadwing" name is the sole and exclusive property of the buyers and their affiliates. As such, on May 16, 2003, we changed our name from "Broadwing Inc." to "Cincinnati Bell Inc." and our subsidiaries changed their names, where applicable, to remove the Broadwing name. The local segment provides local telephone service, network access, data transport, high-speed and dial-up Internet access, inter-lata toll, as well as other ancillary products and services to customers in southwestern Ohio, northern Kentucky and southeastern Indiana. Services are provided through our Cincinnati Bell Telephone subsidiary. The wireless segment comprises the operations of Cincinnati Bell Wireless LLC, a venture with AT&T Wireless Services in which we own 80.1% and AT&T Wireless Services owns the remaining 19.9%. Cincinnati Bell Wireless provides advanced wireless digital personal communications services and sales of related communications equipment to customers in its Greater Cincinnati and Dayton, Ohio operating areas. The other segment combines the operations of Cincinnati Bell Any Distance and Cincinnati Bell Public Communications.

The Restructuring Plan and Recent Developments

        Beginning with our acquisition of all of the common stock of BRCOM in November 1999, we pursued a strategy of building an integrated high capacity communications network by using our financial resources to leverage BRCOM's strategic assets. From the acquisition of BRCOM to March 31, 2003, we used approximately $2.3 billion of cash flow from our other businesses and borrowings under our credit facilities to finance the buildout and increase the capacity of BRCOM's national optical network, as well as to meet BRCOM's other cash needs.

        In 2001, the business environment for BRCOM and the broader telecommunications industry deteriorated rapidly and significantly and currently remains weak. Factors contributing to this weakness include a generally weak U.S. economy, overcapacity in the broadband industry and financial difficulties at companies in related industries, including many of BRCOM's telecommunications carrier customers.

        BRCOM generated revenue of approximately $1.1 billion, or 50% of our consolidated revenue in 2002; however, BRCOM generated an operating loss of approximately $2.4 billion over the same period. In general, BRCOM has incurred substantial operating and net losses. From the acquisition of BRCOM through the end of 2002, BRCOM incurred approximately $3.2 billion in operating losses and approximately $5.4 billion in cumulative net losses. To finance BRCOM's capital expenditure and operating activities, as well as its preferred stock dividends and repayments of long-term debt, from the acquisition of BRCOM to March 31, 2003, we made capital contributions of approximately $829 million and intercompany loans of approximately $1.5 billion. As a result of those contributions and loans and the effects of a weak U.S. economy and telecommunications industry, we have incurred a substantial amount of debt.

        In response to BRCOM's deteriorating financial results and concerns over our liquidity, in October 2002 we announced a five-point restructuring plan. The restructuring plan is intended to strengthen our financial position, maintain the strength and stability of our local telephone business, reduce the cash expenditures at BRCOM, facilitate the evaluation of strategic alternatives and reduce our debt balances over time. We have made substantial progress in implementing the restructuring plan:

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  On March 26, 2003, we received $350 million of gross cash proceeds from the issuance of 16% Senior Subordinated Discount Notes due 2009, referred to herein as the 16% Notes, as part of the mezzanine financing transaction led by Goldman Sachs & Co. Also as part of the Goldman mezzanine financing, we issued 17.5 million warrants, each to purchase one share of Cincinnati Bell common stock at $3.00 per share, to the purchasers of the 16% Notes.

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  On March 26, 2003, we permanently prepaid $220 million in borrowings under our term and revolving credit facilities and made a $90 million payment under our revolving credit facility with the net cash proceeds from the Goldman mezzanine financing and amended the terms of our credit facilities to provide us with greater liquidity for our operations.

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  On March 26, 2003, we executed a supplemental indenture in respect of the indenture governing the Notes.

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  On June 13, 2003, we consummated the first (and most significant) stage closing of the sale of our broadband business, in which we transferred substantially all of our broadband assets except for those for which state regulatory approval for transfer was still pending. In connection with the first stage closing, the buyers paid the cash purchase price of $91.5 million, of which $29.3 million was placed into escrow to support certain potential purchase price adjustments and the portion of the purchase price payable upon the consummation of the second and third stage closings, and issued to us a $17.2 million preliminary promissory Note in connection with a purchase price working capital adjustment. In addition, the buyers have agreed to assume approximately $418.5 million in current and long-term liabilities and approximately $291.2 million of operating contractual commitments. Our business after the consummation of the broadband sale will primarily consist of our local and wireless telephone businesses and the only remaining broadband subsidiaries with operating assets will be Cincinnati Bell Technology Solutions Inc., an information technology consulting subsidiary, and Cincinnati Bell Any Distance Inc., a subsidiary whose assets service Cincinnati Bell's long distance business. Upon the recording of the sale of our broadband business, we expect our pretax U.S. federal net operating loss carryforwards to increase to approximately $2.1 billion, or $735 million tax effected, with little or no expected impact on the total net deferred tax asset and valuation allowance.

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  On June 16, 2003, we permanently retired BRCOM's remaining $0.8 million outstanding 12 1/2% Senior Notes due 2005.

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  On July 8, 2003, we consummated the second stage closing of the sale of our broadband business and $10.3 million of the $29.3 million placed into escrow at the first stage closing was paid to us in cash. After the first and second stage closings, the BRCOM selling subsidiaries have transferred assets in states representing approximately 87.5% of our 2002 broadband revenue to the buyers.

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  On July 11, 2003, we issued $500 million aggregate principal amount of 7 1/4% Senior Notes due 2013, referred to herein as the 7 1/4% Senior Notes. The net proceeds from that offering totaled

    $488.3 million and were used to repay borrowings and permanently reduce commitments under our term loan credit facilities and our revolving credit facility.

  Exchange Offers

  BRCOM preferred stock exchange offer

        On August 1, 2003, we commenced an offer to exchange 14,148,518 shares of Cincinnati Bell common stock for all of the outstanding shares of 12 1/2% Series B Junior Exchangeable Preferred Stock of BRCOM, referred to herein as BRCOM Preferred Stock, which is equal to 35.8 shares of Cincinnati Bell common stock for each outstanding share of BRCOM Preferred Stock. Concurrently with the preferred stock exchange offer, we are also soliciting consents from holders of BRCOM Preferred Stock to amend the certificate of designation under which the shares of BRCOM Preferred Stock were issued to eliminate all voting rights and restrictive covenants. The preferred stock exchange offer is conditioned upon, among other conditions, our receipt of valid tenders and consents from holders of not less than 66 2/3% of the outstanding BRCOM Preferred Stock. Pursuant to an exchange and voting agreement entered into with holders of BRCOM Preferred Stock, holders representing approximately 72.9% of the outstanding BRCOM Preferred Stock have already agreed to tender their shares and give their consents. If the preferred exchange offer is completed, in connection therewith we will effect a merger of a newly-formed wholly owned subsidiary of Cincinnati Bell with and into BRCOM in which any remaining shares of BRCOM Preferred Stock not tendered in the preferred exchange offer will be converted into the same number of shares of Cincinnati Bell common stock that holders of such shares would have received in the preferred exchange offer.

  BRCOM debt exchange offer

        On August 1, 2003, we commenced an offer to exchange 11,076,707 shares of Cincinnati Bell common stock for approximately $46 million aggregate principal amount of 9% Senior Subordinated Notes due 2008 of BRCOM, referred to herein as BRCOM 9% Notes, outstanding, which is equal to 241.06 shares of Cincinnati Bell common stock for each $1,000 aggregate principal amount of BRCOM 9% Notes. Concurrently with the BRCOM debt exchange offer, we are also soliciting consents from holders of BRCOM 9% Notes to amend the indenture under which the BRCOM 9% Notes were issued to eliminate all restrictive covenants. The BRCOM debt exchange offer is conditioned, among other things, upon us receiving tenders with respect to 95% of the aggregate principal amount outstanding of the BRCOM 9% Notes. Pursuant to an exchange and voting agreement entered into with the holders of the BRCOM 9% Notes, holders representing approximately 94.0% of the outstanding principal amount of BRCOM 9% Notes have already agreed to tender their notes and give their consents.

The Offering

        We present below a summary of this offering:

Securities Offered
$400,000,000 aggregate principal amount at original issuance of 6 3/4% Convertible Subordinated Notes due 2009 and 21,918,688 shares of our common stock and the associated preferred stock purchase rights issuable upon conversion of the Notes at maturity.
Maturity	July 21, 2009.
Cash Interest Payment Dates	January 21 and July 21, commencing July 21, 2004.
Cash Interest Rate	6 3/4% per annum, commencing July 21, 2004.
Accretion
The value of the Notes accreted on a daily basis at the rate of 6 3/4% per annum, compounded semi-annually, from July 21, 1999 through March 26, 2003. From March 27, 2003 to July 21, 2004, the aggregate principal amount of the Notes will accrete at the rate of 9% per annum, compounded semi-annually. From July 21, 2004 to July 21, 2009, the aggregate principal amount of the Notes will accrete on a daily basis at the rate of 2 1/4% per annum, compounded semi-annually. Beginning on July 21, 2004, we may elect to pay cash interest in lieu of the 2 1/4% accretion.
Conversion
The Notes are convertible at any time prior to maturity or redemption into shares of our common stock at an adjusted conversion price of $29.27 per share as of August 4, 2003, which is equivalent to a conversion rate of 33.456 shares per $1,000 principal amount of Notes, and is subject to adjustment under the terms of the Notes. See "Description of Notes—Conversion Rights."
Optional Redemption
We may redeem some or all of the Notes at any time after July 21, 2005, at a redemption price equal to the principal amount of the Notes we redeem plus a premium and accrued interest. See "Description of Notes—Optional Redemption."
Subordination
The Notes are subordinated in right of payment to all of our, and our subsidiaries', existing and future senior debt and other obligations, except for trade payables and other accrued current liabilities. See "Description of Notes—Subordination."
Security	The Notes are not secured.
Change of Control Repurchase Right	Each Note holder has the right to require us to repurchase all or a portion of the holder's Notes upon a change of control. See "Description of Notes—Change of Control Repurchase."
Certain Covenants
The indenture governing the notes contains certain covenants that impose significant restrictions on our business. The restrictions these covenants place on us and our restricted subsidiaries include limitations on our ability and the ability of our restricted subsidiaries to incur additional indebtedness and to sell assets.

Use of Proceeds	We will not receive any proceeds from the sale by the Note holders of the Notes and any common stock issuable upon conversion of the Notes. See "Use of Proceeds."
Form and Denomination of Notes
The Notes were originally issued in certificated form. The Notes offered pursuant to the offering contemplated by this prospectus are represented by a global Note which has been deposited with a custodian for, and registered in the name of a nominee of, the Depository Trust Company ("DTC") in New York City. Beneficial interests in the global Notes are shown on, and transfers of the global Notes will be effected only through, records maintained by DTC and its participants. See "Description of Notes—Book-Entry, Delivery and Form."

RATIO OF EARNINGS TO FIXED CHARGES

        We present below our ratio of earnings to fixed charges on a historical basis for the years ended December 31, 1998 through 2002 and for the three months ended March 31, 2002 and 2003. Also presented below is our deficiency of earnings to fixed charges. For purposes of computing the ratio of earnings to fixed charges (1) earnings consist of pre-tax income (loss) from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees plus fixed charges, and (2) fixed charges consist of pre-tax interest (including capitalized interest) on all indebtedness, that portion of rental expense which Cincinnati Bell believes to be representative of interest, and dividend requirements on mandatorily redeemable preferred securities.

	Year Ended December 31,					Three Months Ended March 31,
	1998	1999	2000	2001	2002	2002	2003
Ratio of earnings to fixed charges	4.9	1.4	—	—	—	0.3	1.7
Deficiency of earnings to fixed charges (in millions)	n/a	n/a	$578.6	$414.2	$2,324.2	$39.7	n/a

RISK FACTORS

        In evaluating Cincinnati Bell's business, prospective investors should carefully consider the following risk factors in addition to the other information presented in this prospectus.

Risks Relating to the Notes

Our substantial debt could limit our ability to fund operations, expose us to interest rate volatility, limit our ability to raise additional capital and have a material adverse effect on our ability to fulfill our obligations under the Notes and on our business and prospects generally.

        We have a substantial amount of debt and have significant debt service obligations. As of March 31, 2003, on a pro forma basis and after giving effect to: (1) the Goldman mezzanine financing consummated on March 26, 2003, (2) the amendment of our credit facilities on March 26, 2003, (3) the execution of the supplemental indenture with respect to the Notes on March 26, 2003, (4) the consummation of our broadband sale, (5) the issuance of the 7 1/4% Senior Notes on July 11, 2003, (6) the proposed BRCOM preferred exchange offer and (7) the proposed BRCOM debt exchange offer, and after eliminating intercompany activity, our aggregate outstanding indebtedness would have been $2,512.1 million, and our total shareowners' deficit would have been $1,510.7 million. In addition, we would have had the ability to borrow an additional $257.2 million under our revolving credit facility, subject to compliance with certain conditions. On March 26, 2003, we completed an amendment to our credit facilities, which included the extension of the maturity of our revolving credit facility from 2004 to 2006, and the acceleration of a portion of our term loan facilities from 2004 to 2003. We may incur additional debt from time to time, subject to restrictions contained in our credit facilities and other debt instruments.

        Our substantial debt could have important consequences to you, including the following:

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  we will be required to use a substantial portion of our cash flow from operations to pay principal and interest on our debt, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, strategic acquisitions, investments and alliances and other general corporate requirements;

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  our interest expense could increase if interest rates in general increase because a substantial portion of our debt will bear interest at floating rates;

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  our substantial debt will increase our vulnerability to general economic downturns and adverse competitive and industry conditions and could place us at a competitive disadvantage compared to those of our competitors that are less leveraged;

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  our debt service obligations could limit our flexibility to plan for, or react to, changes in our business and the industry in which we operate;

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  our level of debt may restrict us from raising additional financing on satisfactory terms to fund working capital, capital expenditures, strategic acquisitions, investments and joint ventures and other general corporate requirements;

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  our level of debt may prevent us from raising the funds necessary to repurchase all of the Notes tendered to us upon the occurrence of a change of control, which would constitute an event of default under the Notes; and

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  a potential failure to comply with the financial and other restrictive covenants in our debt instruments, which, among other things, require us to maintain specified financial ratios could, if not cured or waived, have a material adverse effect on our ability to fulfill our obligations under the Notes and on our business or prospects generally.

        See "Description of Notes—Certain Covenants" and "Description of Notes—Events of Default."

The servicing of our indebtedness requires a significant amount of cash, and our ability to generate cash depends on many factors beyond our control.

        Our ability to generate cash is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We cannot assure you that our business will generate sufficient cash flow from operations, additional sources of debt financing will be available to us or that future borrowings will be available to us under our credit facilities, in each case, in amounts sufficient to enable us to service our indebtedness, including the Notes, or to fund our other liquidity needs. If we cannot service our indebtedness, we will have to take actions such as reducing or delaying capital expenditures, strategic acquisitions, investments and joint ventures, selling assets, restructuring or refinancing indebtedness or seeking additional equity capital, which may adversely affect our customers and affect their willingness to remain customers. We cannot assure you that any of these remedies could, if necessary, be effected on commercially reasonable terms, or at all. In addition, the terms of existing or future debt instruments including the indenture governing the Notes, may restrict us from adopting any of these alternatives.

We have the ability to incur substantial additional debt, which may intensify the risks associated with our substantial debt, including our ability to service the Notes and other debt.

        Our credit facilities and other debt instruments will permit us, subject to compliance with certain covenants, to incur a substantial amount of additional indebtedness. As of March 31, 2003, on a pro forma basis and after giving effect to: (1) the Goldman mezzanine financing consummated on March 26, 2003, (2) the amendment of our credit facilities on March 26, 2003, (3) the execution of the supplemental indenture with respect to the Notes on March 26, 2003, (4) the consummation of the broadband sale, (5) the issuance of the 7 1/4% Senior Notes on July 11, 2003, (6) the proposed BRCOM preferred exchange offer and (7) the proposed BRCOM debt exchange offer, and after eliminating intercompany activity, our aggregate outstanding indebtedness would have been $2,512.1 million and we would have had the ability to borrow an additional $257.2 million under our revolving credit facility subject to compliance with certain conditions. See "Description of Indebtedness—Credit Facilities." If we incur additional debt, the risks associated with our substantial debt, including our ability to service our debt, could intensify.

We will depend on the receipt of dividends or other intercompany transfers from our subsidiaries to pay the principal of, and interest on, the Notes. Claims of creditors of these subsidiaries may have priority over your claims with respect to the assets and earnings of these subsidiaries.

        We conduct substantially all of our operations through our subsidiaries and substantially all of our operating assets are held directly by our subsidiaries. We will therefore be dependent in part upon dividends or other intercompany transfers of funds from these subsidiaries in order to pay the principal of and interest on the Notes and to meet our other obligations.

        The Notes are not guaranteed by any of our subsidiaries and are therefore effectively subordinated to all liabilities of our subsidiaries, including trade payables and contingent liabilities, and preferred stock of our subsidiaries. Accordingly, in the event of our dissolution, bankruptcy, liquidation or reorganization, amounts may not be available to our creditors, including holders of the Notes, until after the payment in full of the claims of creditors of our subsidiaries.

        Pursuant to our credit facilities, if a payment default occurs under our credit facilities, our subsidiaries will be prohibited from paying dividends and making other distributions to us to service our debt, including the Notes, while such payment default continues. In addition, if a bankruptcy, insolvency or similar default or a non-payment event of default occurs under our credit facilities, our subsidiaries will be prohibited from paying such dividends or making other distributions to us for up to 179 days after the credit facilities' agent delivers a blockage notice to us. Consequently, due to our holding company structure, our subsidiaries' senior lenders have the ability to prevent us from making payments on the Notes. In addition, certain of our material subsidiaries, specifically BRCOM and Cincinnati Bell Telephone, are subject to debt or potential regulatory obligations that restrict their ability to distribute funds to us. If our subsidiaries were to be prohibited from paying dividends and making distributions to us, it would have a material adverse effect on us and our ability to meet our obligations under the Notes.

The indenture governing the Notes, our credit facilities and other debt instruments contain covenants which impose significant operational and financial restrictions on us and the failure to comply with these covenants would result in an event of default under these instruments.

        Our debt instruments impose, and the terms of any future debt may impose, operating and other restrictions. These restrictions will affect, and in many respects will limit or prohibit, among other things, our and our subsidiaries' ability to:

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  incur additional indebtedness;

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  create liens;

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  make investments;

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  enter into transactions with affiliates;

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  sell assets;

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  declare or pay dividends or other distributions to shareholders;

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  repurchase equity interests;

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  redeem debt that is junior in right of payment to the Notes;

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  enter into agreements that restrict dividends or other payments from subsidiaries;

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  issue or sell capital stock of certain of our subsidiaries; and

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  consolidate, merge or transfer all or substantially all of our assets and the assets of our subsidiaries on a consolidated basis.

        In addition, our credit facilities include other and more restrictive covenants and materially limit our ability to prepay other debt, including the Notes, while debt under the credit facilities is outstanding. The agreements governing the credit facilities also require us to achieve specified financial and operating results and maintain compliance with specified financial ratios. We have a substantial amount of debt and it is uncertain whether we will continue to remain in compliance with these agreements.

        The restrictions contained in our credit facilities and our other debt instruments could:

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  limit our ability to plan for or react to market conditions or meet capital needs or otherwise restrict our activities or business plans; and

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  adversely affect our ability to finance our operations, strategic acquisitions, investments or alliances or other capital needs or to engage in other business activities that would be in our interest.

        A breach of any of these restrictive covenants or our inability to comply with the required financial ratios could result in a default under the credit facilities. If a default occurs, the lenders under the credit facilities may elect to declare all borrowings outstanding, together with accrued interest and other fees, to be immediately due and payable which would result in an event of default under the Notes. The lenders will also have the right in these circumstances to terminate any commitments they have to provide further borrowings. If we are unable to repay outstanding borrowings when due, the lenders under the credit facilities will also have the right to proceed against the collateral, including our available cash and our pledged assets and those of our subsidiaries, granted to them to secure the indebtedness. If the indebtedness under the credit facilities and the Notes were to be accelerated, we cannot assure you that our assets would be sufficient to repay in full that indebtedness and our other indebtedness, including the Notes. If not cured or waived, such default could have a material adverse effect on our business and our prospects. See "Description of Notes—Subordination" and "Description of Notes—Certain Covenants."

        A breach of any of these restrictive covenants could also result in a default under our other senior debt instruments. If a default occurs, the holders of our other senior debt instruments may elect to declare all such indebtedness outstanding, together with accrued interest and other fees, to be immediately due and payable, which would result in an event of default under the Notes. We may not pay principal, interest or other amounts on account of the Notes in the event of a payment default or some other defaults in respect of our senior indebtedness, unless the senior indebtedness has been paid in full or the default has been cured or waived. Because of the subordination provisions of the Notes, if a bankruptcy, liquidation or dissolution of Cincinnati Bell occurs, our assets will not be available to pay obligations under the Notes until we have made all payments on our senior indebtedness. If any of these events were to occur, we cannot assure you that sufficient assets would remain after all these payments have been made to make any payments on the Notes, including payments of interest when due. See the Risk Factor entitled, "The Notes are subordinated to all our existing and future senior debt and senior subordinated debt and effectively subordinated to all indebtedness and other liabilities of our subsidiaries."

The Notes are subordinated to all our existing and future senior debt and senior subordinated debt and effectively subordinated to all indebtedness and other liabilities of our subsidiaries.

        The Notes are contractually subordinated in right of payment to our existing and future senior debt and senior subordinated debt. Any significant additional indebtedness incurred may materially adversely impact our ability to service our debt, including the Notes. Due to the subordination provisions, in the event of our insolvency, funds which we would otherwise use to pay the holders of the Notes will be used to pay the holders of senior indebtedness and senior subordinated indebtedness to the extent necessary to pay such indebtedness in full. As a result of these payments, our general creditors may recover less, ratably, than the holders of our senior debt and senior subordinated indebtedness and such general creditors may recover more, ratably, than the holders of the Notes or our other subordinated indebtedness. In addition, the holders of our senior indebtedness and senior subordinated indebtedness may, under certain circumstances, restrict or prohibit us from making payments on the Notes.

The Notes are unsecured obligations and our assets may be insufficient to pay amounts due on your Notes.

        In addition to being contractually subordinated to all existing and future senior indebtedness, the Notes are our unsecured obligations that will be effectively subordinated in right of payment to all of our secured debt. Debt outstanding under the credit facilities is secured by perfected first priority pledges and security interests in (1) substantially all of the equity interests of our subsidiaries (other than Cincinnati Bell Wireless LLC and the Mutual Signal subsidiaries) and (2) substantially all of our subsidiaries, (other than Cincinnati Bell Telephone, certain Cincinnati Bell Wireless subsidiaries and the Mutual Signal subsidiaries) other tangible and intangible assets, including accounts receivable, inventory, equipment, intellectual property, general intangibles, investment property and proceeds of the foregoing. Our 7 1/4% Senior Notes due 2023 are equally and ratably secured with the lenders under our credit facilities by the assets of Cincinnati Bell Inc., including the capital stock of its subsidiaries.

        As of March 31, 2003, on a pro forma basis after giving effect to: (1) the Goldman mezzanine financing consummated on March 26, 2003, (2) the amendment of our credit facilities on March 26,

2003, (3) the execution of the supplemental indenture with respect to the Notes on March 26, 2003, (4) the consummation of our broadband sale, (5) the issuance of the 7 1/4% Senior Notes on July 11, 2003, (6) the proposed BRCOM preferred exchange offer and (7) the proposed BRCOM debt exchange offer, and after eliminating intercompany activity, we would have had $928.3 million of senior secured debt, including capital lease obligations and excluding unused commitments of $257.2 million under our credit facilities. In addition, we may incur additional secured debt.

        Because the Notes are our unsecured obligations, your right of repayment may be compromised if any of the following situations were to occur:

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  a bankruptcy, liquidation, reorganization or other winding-up involving us or any of our subsidiaries;

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  a default in payment under the credit facilities or other secured debt; or

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  an acceleration of any debt under the credit facilities or other secured debt.

        If any of these events were to occur, the secured lenders and holders of our 7 1/4% Senior Notes due 2023 could foreclose on the pledged stock of our subsidiaries and on ours and our subsidiaries' assets in which they have been granted a security interest, in each case to your exclusion, even if an event of default exists under the indenture governing the Notes at that time. As a result, upon the occurrence of any of these events, there may not be sufficient funds to pay amounts due on the Notes.

We may be unable to repurchase Notes tendered pursuant to an offer to repurchase, which the indenture governing the Notes will require us to make if a change of control occurs, because we may not have, or be able to raise, sufficient funds.

        If we experience certain changes of control, you will have the right to require us to repurchase your Notes at a purchase price described under "Description of Notes—Change of Control Repurchase." Our ability to repurchase the Notes upon a change of control will be limited by the terms of our credit facilities and our other senior indebtedness. Upon a change of control, we may be required immediately to repay the outstanding principal, any accrued interest and any other amounts owed by us under our credit facilities and other debt instruments. We cannot assure you that we would be able to repay the required amounts or obtain the necessary consents to repurchase the Notes. Our credit facilities provide that certain change of control events with respect to us constitute a default thereunder. Any future credit agreement or other agreements relating to indebtedness to which we become a party may contain similar provisions. Furthermore, our senior indebtedness could prohibit us making such change of control repurchases. Our failure to repurchase tendered Notes at a time when the repurchase is required by the indenture governing the Notes would constitute an event of default under the indenture, which, in turn, would constitute a default under our credit facilities and may constitute an event of default under other future indebtedness. Under these circumstances, the subordinated provisions in the indenture would restrict payments to you before these other obligations are satisfied. See "Description of Notes—Change of Control Repurchase" and "Description of Notes—Certain Covenants."

        In addition, the change of control provisions in the indenture governing the Notes will not necessarily afford you protection in the event of a highly leveraged transaction that may adversely affect you, including a reorganization, restructuring, merger or other similar transaction involving us. These transactions may not involve a change in voting power or beneficial ownership, or, even if they do, may not involve a change of the magnitude required under the definition of change of control in the indenture governing the Notes to trigger these provisions. Except as described under "Description of Notes—Change of Control Repurchase," the indenture governing the Notes does not contain provisions that permit the holders of the Notes to require us to repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

There is no established trading market for the Notes. If one develops, it may not be liquid.

        There currently is no established trading market. The Notes were issued in July 1999 to a small number of accredited investors. We do not intend to apply for listing of the Notes on any securities exchange or on any automated dealer quotation system. If any of the Notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon:

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  prevailing interest rates;

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  the market for similar securities; and

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  other factors, including general economic conditions and our financial condition, performance and prospects.

Risk Factors Related to the Business of Cincinnati Bell

We may experience a change in senior management.

        As our restructuring plan is nearing completion, our board of directors has begun the process of determining the appropriate management structure and selecting the members of our senior management team going forward. As part of that process, after engaging an outside executive search firm to assist it in identifying candidates for chief executive officer, the board on July 28, 2003, named John F. Cassidy as the new Chief Executive Officer of Cincinnati Bell. In February 2003, the board amended the employment agreements of our Chief Financial Officer, our General Counsel, and our Senior Vice President of Corporate Development whereby such officers will be entitled to a success fee earned as a result of the sale of our broadband business and the amendment to our credit facilities, and until December 2003, are further entitled to terminate their employment and receive the other payments provided for under their respective employment contracts. There can be no assurances that all or any of these current members of our senior management team will remain with Cincinnati Bell or in their positions in the short term or long term, because the board or the new Chief Executive Officer may select different candidates for all or some of the positions, or current members of senior management may choose to terminate their employment with us.

        Our financial condition could be adversely affected if we are unable to realize fully our deferred tax assets.

        As of March 31, 2003, we had total deferred tax assets of $1,179 million, including a deferred tax asset of $270 million relating to $771 million of U.S. Federal net operating loss carryforwards and a deferred tax asset of $143 million relating to state and local net operating loss carryforwards. In addition, we had other deferred tax assets, principally related to the fourth quarter 2002 impairment charge related to our broadband business. As of March 31, 2003, a valuation allowance of $1,175 million was recorded against our total deferred tax assets of $1,179 million. Upon the recording of the sale of our broadband business, we expect our pretax U.S. Federal net operating loss carryforwards to increase to approximately $2.1 billion, or $735 million tax effected, with little or no expected impact on the total net deferred tax asset and valuation allowance. For more information concerning our net operating loss carryforwards, deferred tax assets and valuation allowance, see Note 11 of Notes to Consolidated Financial Statements, included in our Annual Report on Form 10-K for the year ended December 31, 2002. If we are unable to fully realize our deferred tax assets, as a result of insufficient taxable income or otherwise, our business, financial condition and results of operations could be adversely affected.

If we fail to successfully implement the restructuring plan, our business, financial condition and results of operations would be adversely affected.

        There can be no assurances that the restructuring plan or any of the restructuring initiatives under the restructuring plan will be successful. The first stage closing of the sale of our broadband business was completed on June 13, 2003, and the second stage was completed on July 8, 2003. The final stage of the sale of our broadband business is expected to close by the third quarter of 2003. There can be no assurance that the BRCOM preferred stock exchange offer or the BRCOM debt exchange offer will be successfully completed. If we fail to successfully implement the restructuring plan, our business, financial condition and results of operations would be adversely affected. In addition, a failure to successfully implement the restructuring plan could result in BRCOM being forced to seek protection from its creditors under Chapter 11 of the federal bankruptcy code. A bankruptcy filing by BRCOM could have a material adverse effect on, among other things, Cincinnati Bell's reputation, ability to access the capital markets and customer relationships.

We depend upon our credit facilities to provide for our financing requirements in excess of amounts generated by operations.

        We depend on the credit facilities to provide for financing requirements in excess of amounts generated by operations. As of March 31, 2003, on a pro forma basis after giving effect to: (1) the Goldman mezzanine financing consummated on March 26, 2003, (2) the amendment of our credit facilities on March 26, 2003, (3) the execution of the supplemental indenture with respect to the Notes on March 26, 2003, (4) the consummation of our broadband sale, (5) the issuance of the 7 1/4% Senior Notes on July 11, 2003, (6) the proposed BRCOM preferred exchange offer and (7) the proposed BRCOM debt exchange offer, we had the ability to borrow an additional $257.2 million under our credit facilities. However, the ability to borrow from the credit facilities is predicated on our and our subsidiaries' compliance with covenants that have been negotiated with the lenders. Failure to satisfy these covenants could severely constrain our ability to borrow under the credit facilities. As of March 31, 2003, we were in compliance with all of the covenants of our credit facilities.

We operate in a highly competitive industry and our customers may not continue to purchase our services, which could result in our having reduced revenues and loss of market share.

        There is substantial competition in the telecommunications industry. Competition may intensify due to the efforts of existing competitors to address difficult market conditions through reduced pricing, bundled offerings or otherwise, as well as a result of the entrance of new competitors and the development of new technologies, products and services. If we cannot offer reliable, value-added services on a price competitive basis in any of our markets, we could be adversely impacted by competitive forces. In addition, if we do not keep pace with technological advances or fail to respond timely to changes in competitive factors in the industry, we could lose market share or experience a decline in our revenue and profit margins.

        Cincinnati Bell Telephone faces competition from other local exchange carriers, wireless services providers, interexchange carriers, cable providers and Internet access providers. We believe Cincinnati Bell Telephone will face greater competition as more competitors emerge and focus resources on the Greater Cincinnati metropolitan area.

        Cincinnati Bell Wireless is one of six active wireless service providers in the Cincinnati and Dayton, Ohio metropolitan market areas, including Cingular, Sprint PCS, T-Mobile, Verizon and Nextel, all of which are nationally known. We anticipate that competition will cause the market prices for wireless products and services to decline in the future. Cincinnati Bell Wireless's ability to compete will depend, in part, on its ability to anticipate and respond to various competitive factors affecting the telecommunications industry. Furthermore, there has been a trend in the wireless communications industry towards consolidation of wireless service providers through joint ventures, reorganizations and acquisitions. We expect this consolidation to lead to larger competitors who have greater resources or who offer more services than Cincinnati Bell Wireless.

        Our other subsidiaries operate in a largely local or regional area, and each of these subsidiaries faces significant competition. Cincinnati Bell Any Distance's competitors include large national long-distance carriers such as AT&T Corp., WorldCom Inc. and Sprint Corporation. Cincinnati Bell Public Communications competes with several other public payphone providers, some of which are national in scope and offer lower prices for coin-based local calling services. Our payphone subsidiary, Cincinnati Bell Public Communications, has also continued to be adversely impacted by the growing popularity of wireless communications. Cincinnati Bell Technology Solutions competes against numerous other information technology consulting, web-hosting and computer system integration companies, many of which are larger, national in scope and better financed.

        The effect of the foregoing competition could have a material adverse impact on our businesses, financial condition and results of operations. This could result in increased reliance on borrowed funds and could impact our ability to maintain our optical, wireline and wireless networks.

Maintaining our networks requires significant capital expenditures and our inability or failure to maintain our networks would have a material impact on our market share and ability to generate revenue.

        As we approached completion of the buildout of BRCOM's national optical network, capital expenditures of $844 million in 2000 decreased to $649 million in 2001, and decreased again in 2002 to $176 million. In the first quarter of 2003, capital expenditures totaled $22 million compared to $53 million in the first quarter of 2002. We may incur significant additional capital expenditures as a result of unanticipated expenses, regulatory changes and other events that impact our business. If we are unable or fail to adequately maintain our networks, there would be a material adverse impact on our market share and ability to generate revenue.

The regulation of our businesses by federal and state authorities may, among other things, place us at a competitive disadvantage, restrict our ability to price our products and services and threaten our operating licenses.

        Several of our subsidiaries are subject to regulatory oversight of varying degrees at both the state and federal levels. A significant portion of Cincinnati Bell Telephone's revenue is derived from pricing plans that require regulatory overview and approval. Different interpretations by regulatory bodies may result in adjustments to revenue in future periods. In recent years, these regulated pricing plans have resulted in decreasing or fixed rates for some services. In the future, regulatory initiatives that would put us at a competitive disadvantage or mandate lower rates for our services could result in lower profitability and cash flow for us.

        At the federal level, Cincinnati Bell Telephone is subject to the Telecommunications Act of 1996, including the rules subsequently adopted by the FCC to implement the 1996 Act, which we expect to impact Cincinnati Bell Telephone's in-territory local exchange operations in the form of greater competition.

        At the state level, Cincinnati Bell Telephone conducts local exchange operations in portions of Ohio, Kentucky and Indiana and, consequently, is subject to regulation by the Public Utilities Commissions in those states. In Ohio, the Public Utility Commission has concluded a proceeding to establish permanent rates that Cincinnati Bell Telephone can charge to competitive local exchange carriers for unbundled network elements, although some elements will remain subject to interim rates indefinitely. The Kentucky commission recently initiated a similar case to establish rates for unbundled network elements in Kentucky. The establishment of these rates is intended to facilitate market entry by competitive local exchange carriers. Cincinnati Bell Telephone is also subject to an Alternative Regulation Plan in Ohio. The current plan gives Cincinnati Bell Telephone pricing flexibility in several competitive service categories in exchange for its commitment to freeze certain basic residential service rates during the term of the plan. The term of the current plan will expire on June 30, 2004. Failure to obtain approval of a new plan after the June 30, 2004 expiration date with similar pricing flexibility could have an adverse impact on our operations.

        Cincinnati Bell Wireless' FCC licenses to provide wireless services are subject to renewal and revocation. Although the FCC has routinely renewed wireless licenses in the past, we cannot be assured that challenges will not be brought against those licenses in the future. Revocation or non-renewal of Cincinnati Bell Wireless' licenses would result in lower operating results and cash flow for Cincinnati Bell.

        There are currently many regulatory actions under way and being contemplated by federal and state authorities regarding issues that could result in significant changes to the business conditions in the telecommunications industry. No assurance can be given that changes in current or future regulations adopted by the FCC or state regulators, or other legislative, administrative, or judicial initiatives relating to the telecommunications industry, would not have a material adverse effect on our business, financial condition and results of operations.

Our success in the telecommunications industry depends on the introduction of new products and services.

        Our success depends, in part, on being able to anticipate the needs of current and future enterprise, carrier and residential customers. We seek to meet these needs through new product introductions, service quality and technological superiority. In 2003, we have begun to implement the Global System for Mobile Communications and General Packet Radio Service, or GSM/GPRS, technology. GSM/GPRS technology provides enhanced wireless data and voice communications. Several competitors and our wireless partner, AT&T Wireless, have announced plans to begin, or have begun, using GSM/GPRS or a comparable technology in their national networks. We are also investigating the implementation of the next generation of high-speed voice and data communications with very-high-speed digital subscriber lines, or VDSL. New products and services such as these and our ability to anticipate the future needs of our customers are critical to our success.

Continuing softness in the U.S. economy is having a disproportionate effect on the telecommunications industry.

        In 2001, the business environment for the telecommunications industry deteriorated significantly and rapidly and remains weak. This was primarily due to: the general weakness in the U.S. economy, which was exacerbated by the events of September 11, 2001, and concerns regarding terrorism; pressure on prices for broadband services due to substantial excess fiber capacity in most markets; and forecasted demand for broadband services not being realized as a result of the state of the economy, the bankruptcy or liquidation of a substantial number of Internet companies, and financial difficulties experienced by many telecommunications customers. We expect these trends to continue, including reduced business from financially troubled customers and downward pressure on prices due to reduced demand and overcapacity. If these trends do continue, there could be a material adverse impact on our business, financial condition and results of operations.

Terrorist attacks and other acts of violence or war may affect the financial markets and our business, financial condition and results of operations.

        As a result of the September 11, 2001 terrorist attacks and subsequent events, there has been considerable uncertainty in world financial markets. The full effect of these events, as well as concerns about future terrorist attacks, on the financial markets is not yet known, but could adversely affect our ability to obtain financing on terms acceptable to us, or at all, to finance our capital expenditures or working capital.

        Terrorist attacks may negatively affect our operations and financial condition. There can be no assurance that there will not be further attacks against the United States or U.S. businesses or armed conflict involving the United States. Additionally, the recent escalation in tensions between the United States and Iraq has resulted in current U.S. military action in Iraq. Further terrorist attacks or other acts of violence or war may directly impact our physical facilities or those of our customers and vendors. These events could cause consumer confidence and spending to decrease or result in increased volatility in the United States and world financial markets and economy. They could result in an economic recession in the United States or abroad. Any of these occurrences could have a material adverse impact on our business, financial condition and results of operations.

We expect significant changes in the wireless communications industry.

        The wireless communications industry is experiencing significant technological change. This includes the increasing pace of digital upgrades, evolving industry standards, ongoing improvements in the capacity and quality of digital technology, shorter development cycles for new products and changes in consumer needs and preferences. Our Cincinnati Bell wireless subsidiary currently offers its services over a digital wireless network using Time Division Multiple Access, or TDMA, technology. In 2003, we have begun to implement GSM/GPRS technology, which several competitors, as well as our wireless partner AT&T Wireless, have already begun using. This new technology will run in parallel with the existing TDMA technology for the foreseeable future. However, the prospects of our wireless business will depend on the success of our conversion to GSM/GPRS technology and on our ability to anticipate and adapt to future changes in the wireless communications industry.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the information incorporated by reference herein contains "forward-looking" statements as defined in federal securities laws including the Private Securities Litigation Reform Act which are based on our (together with our majority-owned consolidated subsidiaries over which we exercise control) current expectations, estimates and projections. Statements that are not historical facts, including statements about the beliefs, expectations and future plans and strategies of Cincinnati Bell, are forward-looking statements. These include any statements regarding:

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  future revenue, profit percentages, income tax refunds, realization of deferred tax assets, earnings per share or other results of operations;

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  the continuation of historical trends;

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  the sufficiency of cash balances and cash generated from operating and financing activities for future liquidity and capital resource needs;

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  the effect of legal and regulatory developments;

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  the expected results of our various restructuring plan initiatives; and

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  the economy in general or the future of the communications services industries.

        Actual results may differ materially from those expressed or implied in forward-looking statements. These statements involve potential risks and uncertainties, which include, but are not limited to:

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  changing market conditions and growth rates within the telecommunications industry or generally within the overall economy;

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  world and national events that may affect our ability to provide services or the market for telecommunications services;

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  changes in competition in markets in which we operate;

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  pressures on the pricing of our products and services;

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  advances in telecommunications technology;

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  the ability to generate sufficient cash flow to fund our business plan and maintain our networks;

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  the ability to refinance our indebtedness when required on commercially reasonable terms;

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  our ability to continue to finance BRCOM;

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  changes in the telecommunications regulatory environment;

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  changes in the demand for our services and products;

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  the demand for particular products and services within the overall mix of products sold, as our products and services have varying profit margins;

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  our ability to introduce new service and product offerings in a timely and cost effective basis;

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  our ability to attract and retain highly qualified employees;

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  our ability to access capital markets and the successful execution of restructuring initiatives; and

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  volatility in the stock market, which may affect the value of our stock.

        You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they were made. We do not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

        For a further discussion of such risks, uncertainties and assumptions, see "Risk Factors." You are urged to consider these factors in evaluating the forward-looking statements.

USE OF PROCEEDS

        Cincinnati Bell will not receive any proceeds from the sale by the selling holders of the Notes and the common stock into which the Notes are convertible.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

        Our common stock is traded on the New York Stock Exchange under the symbol "CBB." The following table sets forth, for the periods indicated, the range of high and low closing sales prices for our common stock, as reported on the New York Stock Exchange Composite Transaction Tape. For current price information, you are urged to consult publicly available sources.

	Cincinnati Bell Common Stock
Calendar Period	High	Low	Dividends Declared
2000
First Quarter	$40.50	$29.63	—
Second Quarter	36.75	22.00	—
Third Quarter	29.94	23.69	—
Fourth Quarter	28.25	20.00	—
2001
First Quarter	$28.75	$18.82	—
Second Quarter	26.95	16.38	—
Third Quarter	25.38	14.68	—
Fourth Quarter	16.92	7.79	—
2002
First Quarter	$10.55	$5.55	—
Second Quarter	8.60	2.09	—
Third Quarter	3.42	1.80	—
Fourth Quarter	4.26	1.15	—
2003
First Quarter	$4.95	$3.43	—
Second Quarter	6.80	3.71	—
Third Quarter (through August 4, 2003)	7.25	5.09	—

        On August 4, 2003, the last reported closing price per share of Cincinnati Bell common stock on the New York Stock Exchange was $5.09. The trading prices of shares of Cincinnati Bell common stock are subject to fluctuation. You are urged to obtain current market quotations. At March 31, 2003, there were approximately 94,000 holders of record of Cincinnati Bell common stock.

        The holders of Cincinnati Bell common stock receive dividends if and when declared by our board of directors out of legally available funds. We have not paid a dividend on Cincinnati Bell common stock since 1999 and do not anticipate paying dividends on Cincinnati Bell common stock in the foreseeable future. Furthermore, our future ability to pay dividends is restricted by certain covenants and agreements pertaining to outstanding indebtedness.

BACKGROUND AND RECENT DEVELOPMENTS

        Beginning with our acquisition of all of the common stock of BRCOM in November 1999, we have pursued a strategy of building an integrated high capacity communications network by using our financial resources to leverage BRCOM's strategic assets. From the the acquisition of BRCOM to March 31, 2003, we used approximately $2.3 billion of cash flow from our other businesses as well as borrowings under our credit facilities to finance the buildout and increase the capacity of BRCOM's national optical network, as well as to meet BRCOM's other cash needs.

        In 1999, 2000 and 2001, capital expenditures by BRCOM in connection with the buildout of its network were $644.1 million ($479.1 million of which were made prior to our acquisition of BRCOM), $599.9 million and $472.0 million, respectively. By the end of 2001, BRCOM had largely completed the buildout of its network. For 2002, capital expenditures by BRCOM were $64.9 million, primarily reflecting the maintenance and optimization of BRCOM's network. For the first quarter of 2003, BRCOM's capital expenditures totaled $0.5 million, compared to $26.8 million for the first quarter of 2002.

        In 2001, the business environment for BRCOM and the broader telecommunications industry deteriorated rapidly and significantly and currently remains weak. This was primarily due to: the general weakness in the U.S. economy, which was exacerbated by the events of September 11, 2001, and concerns regarding terrorism; pressure on prices for broadband services due to substantial excess fiber capacity in most markets, and forecasted demand for broadband services not being realized as a result of the state of the economy, the bankruptcy or liquidation of a substantial number of Internet companies, and financial difficulties experienced by many of BRCOM's telecommunications carrier customers.

        Prior to and since our acquisition of BRCOM, BRCOM has incurred substantial operating and net losses and used cash in operating activities. In 2000 and 2001, BRCOM had operating losses of $225.7 million and $502.1 million, respectively, net losses of $464.6 million and $388.4 million, respectively, and net cash used in operating activities of $32.7 million and $111.4 million, respectively. For 2002, BRCOM had operating losses of $2.4 billion and net losses of $4.5 billion and net cash used in operating activities of $94.9 million. For the first quarter of 2003, BRCOM had operating income of $9.8 million and net income of $11.4 million and net cash used in operating activities of $32.2 million. BRCOM's operating and net losses in 2001 and 2002 included charges relating to restructuring plans of $73.9 million and $32.6 million, respectively. In addition, in accordance with Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets", as a result of, among other things, the deterioration of BRCOM's business described above, we determined that the goodwill of BRCOM was impaired as of January 1, 2002 and we recorded an impairment charge of $2.0 billion, net of taxes, in the second quarter of 2002. In addition, in accordance with Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", we recorded a noncash pre-tax asset impairment charge of approximately $2.2 billion relating to BRCOM in the results for the fourth quarter of 2002.

        To finance BRCOM's capital expenditures and operating activities, as well as its preferred stock dividends and repayments of long-term debt from the acquisition of BRCOM to March 31, 2003, we made capital contributions of approximately $829 million and intercompany loans of approximately $1.5 billion. We have financed these capital contributions and intercompany loans from cash flow from our Cincinnati Bell Telephone and Cincinnati Bell Wireless businesses, as well as through borrowings under our credit facilities. In 2000 and 2001, BRCOM received intercompany loans from us of $532.7 million and $479.5 million, respectively, received capital contributions from us of $520.5 million and $65.3 million, respectively, and made direct borrowings under our credit facilities of $0 and $42.0 million, respectively. For 2002, BRCOM received intercompany loans from us of $23.3 million, received $1.9 million in capital contributions from us, and made borrowings under our credit facilities of $151.0 million. For the first quarter of 2003, BRCOM received intercompany loans from us of

$8.3 million. As of March 31, 2003, $1,501.0 million was outstanding under the intercompany note from us to BRCOM. As a result of those loans and the effects of a weak U.S. economy and telecommunications industry, we have incurred a substantial amount of debt.

The Restructuring Plan and Recent Developments

        In response to BRCOM's deteriorating financial results and concerns over our liquidity, in October 2002 we announced a five-point restructuring plan. The restructuring plan is intended to strengthen our financial position, maintain the strength and stability of our local telephone business, reduce the cash expenditures at BRCOM, facilitate the evaluation of strategic alternatives and reduce our debt balances over time. We have made substantial progress in implementing the restructuring plan. To date, we have completed the first and second stages of the sale of our broadband business, secured additional sources of capital, amended our credit facilities, entered into a supplemental indenture amending the terms of the Notes and are in the process of exchanging and retiring preferred stock and debt at BRCOM.

        To this end, on October 29, 2002, we announced our intention to restructure BRCOM to reduce its expenses by approximately $200 million per year and enable it to become cash flow positive. We have targeted telecommunication line cost reductions of 25% over a six-month period through network grooming, optimization, and rate negotiations; reduced BRCOM's workforce by 500 positions; and significantly reduced activity related to BRCOM's unprofitable wholesale international voice business. In addition, Cincinnati Bell Telephone initiated a restructuring to realign sales and marketing to better focus on enterprise customers. The plan includes initiatives to reduce the workforce by approximately 38 positions. We recorded a restructuring charge of approximately $15 million during the fourth quarter of 2002 related to employee severance benefits and contract terminations.

        Below is a summary of recent developments in connection with our restructuring plan.

        Sale of our broadband business

        On February 22, 2003, we entered into a definitive agreement to sell our broadband business by agreeing to sell substantially all of the operating assets of certain of BRCOM's operating subsidiaries to C III Communications, LLC and C III Communications Operations, LLC for approximately $129.3 million in cash, subject to certain purchase price adjustments, and the assumption of certain liabilities and operating contractual commitments. On June 6, 2003 and June 13, 2003, we amended the agreement for the sale of our broadband business to, among other things, reduce the purchase price to $108.7 million (which at the first stage closing was paid in $91.5 million of cash and a $17.2 million preliminary promissory note, as described below), subject to certain potential purchase price adjustments and other post-closing obligations, and the assumption of certain liabilities and operating contractual commitments, and to eliminate certain of the conditions to the consummation of the first stage closing of the sale. The purchase price is subject to certain purchase price adjustments based upon closing working capital and certain receivables collected and amounts have been placed into escrow to support the working capital and receivables purchase price adjustments as well as the portion of the purchase price payable upon the consummation of the second and third stage closings. The sale is also subject to post-closing obligations based upon historical capital expenditure amounts and future cash EBITDA minus capital expenditures performance.

        On June 13, 2003, the first stage closing of the sale of our broadband business was consummated and the buyers paid $91.5 million in cash, of which $29.3 million was placed into escrow to support the working capital and receivables purchase price adjustments as well as the portion of the purchase price payable upon the consummation of the second and third stage closings, and issued to us a $17.2 million preliminary promissory note as described below. On July 8, 2003, we consummated the second stage closing of the sale of our broadband business and $10.3 million of the $29.3 million placed into escrow at the first stage closing was paid to us in cash. After the second stage closing, $19.0 million remains in escrow to support the working capital and receivables purchase price adjustments and the portion of the purchase price payable upon the consummation of the third stage closing.

        The buyers and the BRCOM selling subsidiaries have estimated and mutually agreed upon the amount that the buyers may owe as a result of the working capital purchase price adjustment at the closing date. In connection with the working capital estimate, the buyers delivered to the BRCOM selling subsidiaries a preliminary promissory note in a principal amount equal to $17.2 million, bearing 8% interest and payable on June 13, 2004. The purchase price will be increased or decreased by the amount that the actual working capital amount exceeds or is less than the working capital promissory note. This purchase price adjustment is supported by escrowed proceeds of $5.0 million.

        The purchase price will be decreased if certain specified accounts receivables are not collected as set forth in the purchase agreement, up to a maximum decrease of $7.5 million. This purchase price adjustment is supported by $3.75 million of escrowed proceeds.

        Furthermore, the BRCOM selling subsidiaries budgeted the capital expenditures for the broadband assets sold to be $18.0 million for the period from January 1, 2003 through June 13, 2003 (subject to certain adjustments). If the difference between 80% of the budgeted capital expenditures and the actual capital expenditures is greater than $10 million, then the BRCOM selling subsidiaries will pay the amount in excess of $10 million to the buyers in cash. If the difference between 80% of the budgeted capital expenditures and the actual capital expenditures is less than $10 million, then the buyers will pay the amount less than $10 million to the BRCOM selling subsidiaries in cash. The parties will settle the capital expenditures adjustment within 60 days after the first stage closing.

        Not more than 30 days after July 1, 2004, the buyers will provide the BRCOM selling subsidiaries with a calculation of cash EBITDA minus capital expenditures for the broadband business for the period from July 1, 2003 to July 1, 2004. If annual cash EBITDA minus capital expenditures for such period is negative $48 million or less, the BRCOM selling subsidiaries will pay to the buyers an amount equal to 35% of the difference between negative $48 million and the amount of annual cash EBITDA minus capital expenditures, provided that the obligation for such reimbursement will not exceed $10 million. The BRCOM selling subsidiaries will have no obligation to make the foregoing payment if, after the first stage closing, the buyers sell 51% or more of the equity or voting control of C III or the assets acquired in the broadband sale.

        In addition, pursuant to the purchase agreement, approximately $10.2 million of the $108.7 million purchase price remains in an escrow account pending the third stage closing as support for the portion of the purchase price that the buyers are obligated to pay at the third stage closing.

        The BRCOM selling subsidiaries and the buyers have agreed that 50% of the proceeds received by the BRCOM selling subsidiaries in connection with the settlement of two on-going disputes will be paid to the buyers. Also, if the BRCOM selling subsidiaries reach a settlement with or prevail in an arbitration dispute with El Paso Global Networks and receive a 20-year IRU agreement on a certain fiber route, then the BRCOM selling subsidiaries will provide to the buyers, at no cost, a 20-year IRU agreement to use that same fiber route. If the BRCOM selling subsidiaries do not reach a settlement with or prevail in that dispute, the buyers and the BRCOM selling subsidiaries will each bear 50% of the costs of the buyers obtaining a 20-year IRU agreement on that fiber route.

        BCSI Inc., a subsidiary of BRCOM, will retain a 3% interest in C III Communications, LLC and will account for its investment in that company as a cost-based investment. The carrying value of the current and long-lived assets to be purchased totaled $94.4 million and $54.8 million, respectively, as of March 31, 2003. The carrying value of the current and long-term liabilities to be assumed totaled $133.7 million and $284.8 million, respectively, as of March 31, 2003. The contractual commitments to be assumed include certain operating contractual commitments that are not included in the balance sheets.

        The sale of our broadband business will be completed in three stages. The first stage closing was completed on June 13, 2003 when the BRCOM selling subsidiaries transferred substantially all of our broadband assets except for those for which state regulatory approval for transfer was still pending. The second stage closing was completed on July 8, 2003. After the first and second stage closings, the BRCOM selling subsidiaries have transferred assets in states representing approximately 87.5% of our 2002 broadband revenue to the buyers.

        The third stage closing will take place after the last state public utility commission consents necessary to effectuate the transfer of customer contracts have been obtained. The respective obligations of the buyers and the BRCOM selling subsidiaries to effect the third stage closing are subject to there not being an injunction or other court order prohibiting the consummation of the transactions contemplated by the purchase agreement to occur on the third stage closing date.

        The purchase agreement may be terminated at any time prior to the third stage closing by:

  •
  mutual written consent of the BRCOM selling subsidiaries and the buyers; and

  •
  the BRCOM selling subsidiaries or the buyers, if there is a non-appealable injunction or order of a governmental body prohibiting the sale of our broadband business.

        Each party will pay its own costs and expenses, including legal and accounting expenses, related to the sale of our broadband business, irrespective of when incurred and whether or not the sale of our broadband business is completed.

        Cincinnati Bell and the BRCOM selling subsidiaries have agreed that for a period of 36 months following the first stage closing, except under certain enumerated circumstances, none of Cincinnati Bell or any of the BRCOM selling subsidiaries will directly or indirectly (and Cincinnati Bell and the BRCOM selling subsidiaries will use their commercially reasonable efforts to cause their respective affiliates not to):

  (i)
  compete (as defined in the purchase agreement) with the broadband businesses sold pursuant to the purchase agreement within the continental U.S.; or

  (ii)
  solicit, divert or attempt to solicit or divert a customer or supplier, unless the customer or supplier does not compete with the broadband businesses sold pursuant to the purchase agreement.

        In addition, Cincinnati Bell and the BRCOM selling subsidiaries have agreed that for a period of 36 months following the third stage closing, neither they nor any of their respective affiliates (other than any directors, officers or employees of Cincinnati Bell, the BRCOM selling subsidiaries or their respective affiliates provided not in their capacity as such) will directly or indirectly solicit for employment or hire as an employee or consultant, any employee of BRCOM or the BRCOM selling subsidiaries who works primarily in the broadband business and who accepts the employment offer of the buyers pursuant to the terms of the purchase agreement or other employees of the buyers or their affiliates engaged in the broadband business unless such employee's employment is previously terminated by the buyers.

        In connection with the purchase agreement, the buyers and BRCOM selling subsidiaries entered into several additional commercial and services agreements, including an agreement whereby the buyers will sell long distance minutes at wholesale rates for resale by Cincinnati Bell Any Distance Inc. to business and residential customers in certain territories, a sales agency agreement for the marketing by Cincinnati Bell Telephone of the buyers' services in certain territories, a reciprocal collocation agreement for the accommodation of existing network equipment or other facilities, a dedicated IP services agreement whereby the buyers will provide dedicated IP services to Cincinnati Bell Technology Solutions Inc. and a services agreement whereby Cincinnati Bell Technology Solutions Inc. will provide help desk support to the buyers. After the first stage closing, the buyers have the right (but not the obligation) to enter into certain collateral services agreements with the BRCOM selling subsidiaries on terms to be mutually acceptable to the buyers and the BRCOM selling subsidiaries.

        Except for certain liabilities specifically identified in the purchase agreement, the BRCOM selling subsidiaries, jointly and severally, on one hand, and the buyers, on the other hand, (the BRCOM selling subsidiaries or the buyers, whichever has the obligation to indemnify, is the "indemnifying party") have agreed to indemnify the other party and its affiliates and any employee, representative, agent, director, officer, partner, member or principal, as applicable, or the assign of such party and its affiliates (each, an "indemnified party") from and against all claims related to or arising out of or resulting from, liabilities, losses, damages, costs and expenses (including reasonable attorneys', accountants' and experts' fees and costs, and costs and expenses of establishing entitlement to indemnification) (collectively, "losses") incurred by any indemnified party related to, or arising out of or resulting from:

  (i)
  any breach of or inaccuracy in any representation or warranty of the indemnifying party in the purchase agreement or any collateral agreement; or

  (ii)
  the breach by the indemnifying party of any covenant or agreement of that party contained in the purchase agreement or any collateral agreement.

        The BRCOM selling subsidiaries and the buyers will not have any liability for any losses arising from claims under clause (i) of the preceding sentence (other than claims or losses with respect to representations and warranties related to title, authorization or tax matters or related to brokers' or similar fees) (collectively, the "specified claims"), unless the aggregate of all losses for which the BRCOM selling subsidiaries or the buyers, respectively, would be liable exceeds on a cumulative basis $500,000, provided that in the event such losses exceed $500,000, the liability will be from the first dollar of losses. The BRCOM selling subsidiaries' or the buyers' respective aggregate liability for:

  (i)
  all losses arising from specified claims and claims with respect to certain consents to be obtained by the BRCOM selling subsidiaries will not exceed 50% of the purchase price;

  (ii)
  all losses arising from representations and warranties related to title and authorization matters will not exceed the purchase price (provided that the BRCOM selling subsidiaries' or buyers' respective aggregate liability under clauses (i) and (ii) will not exceed the purchase price); and

  (iii)
  all losses arising from representations and warranties related to tax matters or related to brokers' or similar fees will not be subject to any limitations.

        The representations and warranties of the buyers and the BRCOM selling subsidiaries in the purchase agreement and any collateral agreements will survive the first stage closing for 18 months, except the environmental warranties will survive for three years, tax warranties will survive for the applicable statutes of limitations plus 90 days and title and authorization warranties will survive forever.

        The BRCOM selling subsidiaries have further agreed jointly and severally to indemnify the buyers and any other indemnified party of the buyers from and against losses relating to any of BRCOM's assets and liabilities excluded from the purchase agreement, certain litigation, consents and other matters, certain taxes of the BRCOM selling subsidiaries and the failure of the BRCOM selling subsidiaries to comply with the provisions of any bulk transfer laws which may be applicable. The buyers have agreed jointly and severally to indemnify the BRCOM selling subsidiaries and any other indemnified party of the BRCOM selling subsidiaries from and against losses relating to the liabilities and obligations assumed and businesses acquired pursuant to the purchase agreement, certain taxes for which the buyers are responsible, liabilities and obligations with respect to the conduct of the broadband business after the first stage closing, to the extent arising out of, or resulting from, facts, events or circumstances occuring after the first stage closing (other than due to any failure to comply or breach of any of the BRCOM selling subsidiaries or any of their affiliates, whether before, on or after the first stage closing) and any third party claims arising out of the buyers' election to effect the third stage closing prior to the date on which the last FCC and the last state public utility commission consents necessary to effect transfer of the remaining assets have been obtained.

        In connection with the purchase agreement, we agreed to deliver a parent guaranty in favor of the buyers, guaranteeing:

  (1)
  all payments required to be made by the BRCOM selling subsidiaries under the purchase agreement; and

  (2)
  the performance and observance and compliance with all covenants, agreements, obligations, liabilities, representations and warranties of the BRCOM selling subsidiaries under the purchase agreement.

        Also, we agreed to be jointly and severally liable with the BRCOM selling subsidiaries for their agreement to:

  (1)
  (a) retire the 9% Notes and the 12 1/2% Notes or (b) to obtain a consent and/or waiver from holders of the 9% Notes and the 12 1/2% Notes with respect to the sale of our broadband business; and

  (2)
  use their best efforts to retire or exchange the BRCOM Preferred Stock or to obtain any necessary consents and/or waivers from the holders of the BRCOM Preferred Stock with respect to the sale of our broadband business.

        Cincinnati Bell's liability under its guaranty will not exceed the BRCOM selling subsidiaries' underlying liability pursuant to the purchase agreement.

        In connection with the purchase agreement, Corvis Corporation, the majority owner of the buyers, also delivered a parent guaranty in favor of the BRCOM selling subsidiaries, guaranteeing:

  (1)
  the payment by the buyers of the purchase price; and

  (2)
  the performance and observance and compliance with all covenants, agreements, obligations, liabilities, representations and warranties of the buyers under the purchase agreement.

        Corvis Corporation's liability under its guaranty will not exceed the buyers' underlying liability pursuant to the purchase agreement.

        After the third stage closing, the Broadwing name will be the sole and exclusive property of the buyers or their affiliates. The BRCOM selling subsidiaries and their affiliates (including Cincinnati Bell and BRCOM) have agreed to amend their corporate names to remove the Broadwing name or any similar name likely to be confused or associated with the Broadwing name, and before the third stage closing they will make commercially reasonable efforts to cause the registration of the new names with the appropriate governmental bodies. As such, on May 16, 2003, we changed our name from "Broadwing Inc." to "Cincinnati Bell Inc." and our subsidiaries changed their names, where applicable, to remove the Broadwing name. In addition to the corporate name change, the BRCOM selling subsidiaries and their affiliates will cease using the Broadwing name, except in certain limited circumstances.

        Under the amended terms of our credit facilities, the proceeds from the sale of our broadband business may be used to pay BRCOM's remaining liabilities and claims not assumed by the buyers. Any remaining net proceeds will be applied 60% to prepay our credit facilities and 40% to pay certain of BRCOM's other obligations, provided that, in the event of a bankruptcy of BRCOM or any of its subsidiaries, 100% of any such remaining net proceeds will be applied to prepay our credit facilities. If there are any proceeds remaining after those BRCOM obligations have been satisfied, those amounts must be applied to pay down Cincinnati Bell's credit facilities.

        Upon the recording of the sale of our broadband business, we expect our pretax U.S. federal net operating loss carryforwards to increase to approximately $2.1 billion, or $735 million tax effected, with little or no expected impact on the total net deferred tax asset and valuation allowance.

  Goldman Mezzanine Financing

        On March 26, 2003, we received $350 million of gross cash proceeds from the issuance of 16% Notes as part of the Goldman mezzanine financing. Also as part of the Goldman mezzanine financing, we issued 17.5 million warrants, each to purchase one share of Cincinnati Bell Common Stock at $3.00 per share, to the purchasers of the 16% Notes. The 16% Notes indenture contains numerous restrictive covenants, including provisions that restrict our ability to make future investments or other cash infusions in BRCOM and its subsidiaries and impose legal and operational separations between BRCOM and its subsidiaries, on one hand, and us and any of our other subsidiaries, on the other hand. These covenants are intended to reduce the likelihood that in a Chapter 11 bankruptcy proceeding in which either Cincinnati Bell or BRCOM is the debtor, a court would disregard the corporate separation between Cincinnati Bell or BRCOM and cause the substantive consolidation of the assets of the two companies. As of May 31, 2003, we had the ability to invest an additional $30.7 million in BRCOM based on these provisions.

        See "Description of Indebtedness—Cincinnati Bell—16% Senior Subordinated Discount Notes due 2009" for a more complete description of the Goldman mezzanine financing.

  Amendment to the Terms of Our Credit Facilities

        On March 26, 2003, we permanently prepaid $220 million in borrowings under our term and revolving credit facilities and made a $90 million payment under our revolving credit facility with the net cash proceeds from the Goldman mezzanine financing and amended the terms of our credit facilities to provide us with greater liquidity for our operations. The amendment extended the maturity on our $643.6 million revolving credit facility to March 1, 2006 and changed the scheduled commitment reductions under the revolving credit facility to be limited to four equal quarterly reductions of $50 million each in 2005 in an aggregate amount equal to $200 million in 2005. The remainder of the revolving credit facility will mature on March 1, 2006. The amendment also permits the sale of our broadband business under the credit facilities, but requires us to apply 60% of the remaining net cash proceeds (after the payment of BRCOM's remaining liabilities not assumed by the buyers) from the sale of our broadband business to prepay the credit facilities and 40% to pay certain of BRCOM's other obligations, provided that, in the event of a bankruptcy of BRCOM or any of its subsidiaries, 100% of any such remaining net proceeds must be applied to prepay of credit facilities.

        The amendment contains numerous restrictions, similar to those contained in the 16% Notes indenture, on our ability to make future investments or other cash infusions in BRCOM and its subsidiaries and imposes corporate separateness covenants that require us to maintain legal and operational separation between BRCOM and its subsidiaries, on one hand, and Cincinnati Bell and its other subsidiaries, on the other hand. The financial covenants were adjusted to, among other things, exclude BRCOM and its subsidiaries from the calculations and the amendment provided that BRCOM and its subsidiaries will be prohibited from making any additional borrowings under the credit facilities. The corporate separateness covenants require, among other things, that Cincinnati Bell and its subsidiaries, on one hand, and BRCOM and its subsidiaries, on the other hand:

  •
  maintain separate bank accounts;

  •
  do not commingle funds;

  •
  issue separate financial statements;

  •
  refrain from assuming or guaranteeing the liabilities of the other group of companies; and

  •
  conduct their business in their own respective names and avoid the appearance of conducting business on behalf of other group of companies.

        These covenants are intended to reduce the likelihood that in a Chapter 11 bankruptcy proceeding in which either Cincinnati Bell or BRCOM is the debtor, a court would disregard the corporate separation between Cincinnati Bell or BRCOM and cause the substantive consolidation of the assets of the two companies. The exchange offer is expressly exempted from the corporate separateness covenants; however, these covenants would restrict the ability of Cincinnati Bell or its subsidiaries to issue their stock to pay BRCOM's liabilities in the future.

        As part of the amendment to the terms of our credit facilities, the interest rate increased to 425 basis points above LIBOR on the revolving credit facility and 375 basis points above LIBOR on the term loan facilities. The commitment fee for the unused portion of the revolving credit facility was increased to 0.625% at all levels of usage and we paid an amendment fee in connection with the changes to the credit facilities in amounts equal to 75 basis points for the revolving credit facility and 37.5 basis points for each of the term loan A, B, and C credit facilities.

        See "Description of Indebtedness—Credit Facilities" for a more complete description of the amended terms of the credit facilities.

  Notes Supplemental Indenture

        On March 26, 2003, we executed a supplemental indenture in respect of the Notes. The supplemental indenture amended certain terms of the Notes indenture, including:

  •
  providing that the involuntary or voluntary bankruptcy of BRCOM or its subsidiaries shall not constitute an event of default;

  •
  providing that neither the sale of our broadband business nor any other sale of the operating assets of BRCOM and/or its subsidiaries shall constitute a change of control;

  •
  providing that neither the sale of our broadband business nor any other sale of the operating assets of BRCOM and/or its subsidiaries shall be governed by the merger covenant;

  •
  adjusting the rate of accretion on the Notes to 9.00% per annum from March 26, 2003 through July 21, 2004 and 2.25% per annum from July 21, 2004 to July 21, 2009;

  •
  providing us with the option to pay cash interest in lieu of the 2.25% accretion from July 21, 2004;

  •
  extending the first optional redemption date from July 21, 2004 to July 21, 2005 and increasing the optional redemption prices;

  •
  adding a covenant restricting our and our restricted subsidiaries ability to incur debt and issue preferred stock;

  •
  adding a covenant restricting our and our restricted subsidiaries' ability to consummate asset dispositions; and

  •
  amending the definition of change of control by increasing the outstanding threshold deemed to be a change of control from 20% of the outstanding shares to 45% of the outstanding shares.

        See "Description of Notes" for a more complete description of the terms of the Notes.

  BRCOM debt exchange offer

        Concurrent with the exchange offer and consent solicitation, we are also offering to exchange 11,076,707 shares of Cincinnati Bell Common Stock for approximately $46 million aggregate principal amount of 9% Notes outstanding, which is equal to 241.06 shares of Cincinnati Bell Common Stock for each $1,000 aggregate principal amount of 9% Notes. The BRCOM debt exchange offer is conditioned, among other things, upon us receiving tenders with respect to 95% of the aggregate principal amount outstanding of the 9% Notes. On March 24, 2003, we entered into an exchange and voting agreement with holders of the 9% Notes representing $42.375 million principal amount, or approximately 92.2% of the aggregate principal amount outstanding, of the 9% Notes, pursuant to which each of those holders agreed to tender all of their 9% Notes in the BRCOM debt exchange offer. On June 6, 2003 and
July 30, 2003, we entered into amendments to the exchange and voting agreements to obtain consents for the broadband sale and to extend the termination date, respectively. As of July 30, 2003, the signing holders own notes representing approximately 94.0% of the outstanding principal aggregate amount of BRCOM 9% Notes. The expiration date of the BRCOM debt exchange offer is expected to be August 29, 2003. The consummation of the BRCOM debt exchange offer is not a condition to the consummation of the exchange offer and consent solicitation.

  BRCOM preferred exchange offer

        Concurrent with the exchange offer and consent solicitation, we are also offering to exchange 14,148,518 shares of Cincinnati Bell Common Stock for the 395,210 outstanding shares of BRCOM Preferred Stock, which is equal to 35.8 shares of Cincinnati Bell Common Stock for each outstanding share of BRCOM Preferred Stock. The BRCOM preferred exchange offer is conditioned, among other things, upon us receiving tenders with respect to not less than 66 2/3% of the outstanding shares of BRCOM Preferred Stock. On March 24, 2003, we entered into an exchange and voting agreement with holders of the BRCOM Preferred Stock representing approximately 67.4% of the outstanding shares of BRCOM Preferred Stock, pursuant to which each of those holders agreed to tender all of their shares of BRCOM Preferred Stock in the BRCOM preferred exchange offer. On July 30, 2003, we entered into an amendment to the exchange and voting agreement, pursuant to which each party to the amendment agreed to extend the termination date of the agreement to September 15, 2003. As of July 30, 2003, in the aggregate, the signing stockholders or their transferees own shares representing approximately 72.9% of the outstanding BRCOM Preferred Stock. The expiration date of the BRCOM preferred exchange offer is expected to be August 29, 2003. The consummation of the BRCOM preferred exchange offer is not a condition to the consummation of the exchange offer and consent solicitation. If the BRCOM preferred exchange offer is completed, in connection therewith we will effect a merger of a newly-formed wholly owned subsidiary of Cincinnati Bell with and into BRCOM in which any remaining shares of BRCOM Preferred Stock not tendered in the BRCOM preferred exchange offer will be converted into the same number of shares of Cincinnati Bell Common Stock that holders of such shares would have received in the BRCOM preferred exchange offer unless the holders properly perfect appraisal rights under Delaware law.

  Retirement of BRCOM 12 1/2% Notes

        On June 16, 2003, we permanently retired BRCOM's remaining $0.8 million aggregate principal amount outstanding of 12 1/2% Senior Notes due 2005.

  Issuance of Cincinnati Bell 7 1/4% Senior Notes due 2013

        On July 11, 2003, we issued $500 million aggregate principal amount of 7 1/4% Senior Notes due 2013. The net proceeds from that offering totaled approximately $488.3 million and were used to repay borrowings and permanently reduce commitments under our term loan credit facilities and our revolving credit facility.

        See "Description of Indebtedness—Cincinnati Bell—7 1/4% Senior Notes due 2013."

DESCRIPTION OF INDEBTEDNESS

Credit Facilities

  General

        In November 1999, we obtained credit facilities of $1.8 billion from a group of lending institutions. The credit facilities were increased to $2.1 billion in January 2000 and again to $2.3 billion in June 2001. Total availability under the credit facilities decreased to $1.825 billion as of December 31, 2002, following a $335 million prepayment of the outstanding term debt facilities in the first quarter of 2002 (resulting from the sale of substantially all of the assets of Cincinnati Bell Directory), $5 million in scheduled repayments of the term debt facilities and $135 million in scheduled amortization of the revolving credit facility. On March 26, 2003, we permanently prepaid $220 million in borrowings under our term and revolving credit facilities and made a $90 million payment under our revolving credit facility with the net cash proceeds from the Goldman mezzanine financing, and amended certain terms of our credit facilities.

        As of March 31, 2003, the credit facilities consisted of $644 million in revolving credit maturing on March 1, 2006, and having four equal quarterly scheduled commitment reductions during 2005 in an aggregate amount equal to $200 million, $516 million in term loans from banking institutions, maturing in various amounts during 2003 and 2004, and $444 million in term loans from nonbanking institutions, maturing in various amounts between 2003 and 2007.

  Use of Credit Facilities

        At March 31, 2003, Cincinnati Bell had drawn approximately $1,322 million from the credit facilities' capacity of $1,604 million, and had outstanding letters of credit totaling $13.1 million, leaving $268.9 million in additional borrowing capacity under the facilities. The credit facilities borrowings have been used by Cincinnati Bell to refinance its debt and debt assumed as part of the merger with IXC in November 1999 and to fund its capital expenditure program and other working capital needs.

        Prior to December 2001, BRCOM relied solely on advances from Cincinnati Bell for funding of its operations and capital program in excess of cash provided by its operating activities. In December 2001, BRCOM's subsidiary, BCSI Inc., began borrowing funds directly from the credit facilities. As of March 31, 2003, Broadwing Communications Services Inc. had $223 million of borrowings under our credit facilities. Under the amended terms of our credit facilities, BRCOM and its subsidiaries will no longer be able to borrow from the credit facilities.

  Interest Rates

        Borrowings under the credit facilities bear interest, at our election, at either (i) LIBOR plus 425 basis points in the case of the revolving credit facility or 375 basis points in the case of the term facilities or (ii) the base rate (as defined below) plus 325 basis points in the case of the revolving credit facility or 275 basis points in the case of the term facilities. The "base rate" is equal to the higher of the base rate at Citibank, N.A. and the Federal Funds Rate plus one-half of one percent.

  Maturity and Amortization

        As of March 31, 2003, loans under the term loan A facility mature on November 9, 2004, and amortize under a schedule providing for quarterly installments in aggregate annual amounts of $258 million and $258 million in 2003 and 2004, respectively. As of March 31, 2003, loans under the term loan B facility mature on December 30, 2006 and amortize under a schedule providing for quarterly installments in aggregate annual principal amounts of $3.1 million, $3.1 million, $3.1 million and $298.5 million in 2003, 2004, 2005 and 2006, respectively. As of March 31, 2003, loans under the term loan C facility mature on June 29, 2007 and amortize under a schedule providing for quarterly installments in aggregate annual principal amounts of $1.4 million, $1.4 million, $1.4 million,

$67.0 million and $66.3 million in 2003, 2004, 2005, 2006 and 2007, respectively. As of March 31, 2003, the revolving credit facility matures on March 1, 2006, and amortizes under a schedule providing for four equal quarterly reductions of $50 million each in 2005 in an aggregate amount equal to $200 million.

  Fees

        We have paid or will pay commitment fees to the lenders on the undrawn portions of their commitments at rates payable quarterly ranging from 37.5 basis points to 75 basis points of the unused amount of borrowings of the revolving credit facility. In 2002, these commitment fees amounted to approximately $1 million. In the first quarter of 2003, these commitment fees were immaterial.

        We have also paid and will pay letter of credit fees on the available amount under all outstanding letters of credit, a commission to each bank of 0.25% per annum based on its letter of credit commitment, and customary fees for the issuance of letters of credit. These fees are paid quarterly and in 2002, amounted to approximately $0.2 million.

        In connection with the March 26, 2003 amendment of the terms of our credit facilities, we agreed to pay an amendment fee in an amount equal to 75 basis points for the revolving credit facility and 37.5 basis points for each of the term loan A, B, and C credit facilities.

  Prepayments

        Subject to certain limited exceptions, borrowings under the credit facilities are required to be pre-paid:

  (1)
  in an amount equal to 75% of excess cash flow for each fiscal year commencing with the fiscal year ended December 31, 2003;

  (2)
  in an amount equal to 100% of net cash proceeds of certain sales, leases, transfers or other dispositions of assets by us or our subsidiaries subject to reinvestment rights in certain cases;

  (3)
  in an amount equal to 100% of net cash proceeds from the issuance of certain debt obligations by us or any Subsidiary Guarantor (as defined in the credit facilities); and

  (4)
  in an amount equal to 50% of the net cash proceeds from issuances of Cincinnati Bell Common Stock or our preferred stock to the extent such net cash proceeds exceed $50 million.

        Voluntary prepayments of borrowings under the credit facilities and voluntary reductions of the unutilized parts of the credit facilities commitments are, subject to proper notice, permitted at any time.

  Guarantees

        We and our subsidiaries (other than Cincinnati Bell Telephone and certain Cincinnati Bell Wireless subsidiaries), guarantee borrowings made by us and BCSI Inc. under the credit facilities. BRCOM and its subsidiaries (other than our Mutual Signal subsidiaries) guarantee borrowings by BCSI Inc., but not borrowings by Cincinnati Bell Inc., under the credit facilities.

  Security

        Our obligations under the financing documents governing the credit facilities are secured by perfected first priority pledges and security interests in the following:

  (1)
  substantially all of the equity interests of our subsidiaries (other than Cincinnati Bell Wireless LLC and our Mutual Signal subsidiaries); and

  (2)
  substantially all of our and each of our subsidiaries (other than Cincinnati Bell Telephone, certain Cincinnati Bell Wireless subsidiaries and our Mutual Signal subsidiaries), other tangible and intangible assets, including, without limitation, real property and fixtures, accounts receivable, inventory, contract rights, equipment, intellectual property, general intangibles, investment property and proceeds of the foregoing; provided that the assets of BRCOM and its subsidiaries only secure borrowings by BCSI Inc., but not borrowings by Cincinnati Bell, under the credit facilities.

  Covenants

        The financing documents governing the credit facilities contain financial covenants that require us to maintain certain debt to EBITDA, senior secured debt to EBITDA and interest coverage ratios, as well as limit us to certain maximum capital expenditures. The credit facilities also contain restrictive covenants that, among other things, limit our ability to incur additional debt or liens; pay dividends; repurchase Cincinnati Bell Common Stock; sell, lease, transfer or dispose of assets; and make investments and merge with another company. As of March 31, 2003, we were in compliance with all of the covenants of the credit facilities.

  Events of Default

        The credit facilities provide for events of default customary to facilities of this type, including non-payment of principal, interest or other amounts; incorrectness of representations and warranties in any material respect; violation of covenants; cross-default and cross-acceleration; certain events of bankruptcy or insolvency; certain material judgments; invalidity of any loan or security document; change of control and certain ERISA events.

        Our credit facilities provide that a bankruptcy or insolvency of BRCOM or any of its subsidiaries, a judgment against BRCOM or any of its subsidiaries and breaches by BRCOM or any of its subsidiaries of the negative covenants would not constitute an event of default with respect to Cincinnati Bell. These terms continue to allow remedies to be exercised against BRCOM and are treated as BRCOM events of default, but not events of default of Cincinnati Bell.

  BRCOM Arrangements

        Pursuant to the amendment we obtained in March 2003, future net cash investments or other cash infusions in BRCOM and its subsidiaries after October 1, 2002, will be limited (subject to certain exceptions) to an aggregate amount not to exceed the sum of (a) $118 million plus (b) the aggregate amount of net cash dividends and distributions paid by BRCOM and its subsidiaries to us after October 1, 2002 plus or minus (c) the net position of BRCOM and its subsidiaries under our centralized cash management system. Also, corporate separateness covenants require us to maintain legal and operational separation between BRCOM and its subsidiaries, on one hand, and Cincinnati Bell and its other subsidiaries, on the other hand.

16% Senior Subordinated Discount Notes due 2009

        On March 26, 2003, we received $350 million of gross cash proceeds from the issuance of 16% Senior Subordinated Discount Notes Due 2009 as part of the mezzanine financing transaction led by Goldman Sachs & Co. Interest on the 16% Notes will be payable on each June 30 and December 31 of 2003 through 2006 and then on each of June 30, 2007, January 20, 2008 and on the maturity date on January 20, 2009. Of the 16% interest, 12% is paid in cash and 4% is accreted on the aggregate principal amount. The 16% Notes may be redeemed at our option, in whole or in part, at the redemption prices (expressed as a percentage of the accreted value of the 16% Notes being prepaid as of the redemption date) set forth below, plus accrued and unpaid interest to the date of redemption, during the twelve-month period beginning on March 26, 2006:

Period	Redemption Price
March 26, 2006 to March 25, 2007	108%
March 26, 2007 to March 25, 2008	106%
March 26, 2008 to January 19, 2009	104%

        In addition, purchasers of the 16% Notes received 17.5 million warrants, subject to antidilution provisions, each to purchase one share of Cincinnati Bell Common Stock at $3.00 per share.

        If we default in the payment of the principal of, interest on, or other amounts payable in respect of our other indebtedness in the aggregate principal amount of $20 million or more and such default permits the holder thereof to declare such indebtedness immediately due and payable, the holders of at least 25% of the aggregate principal amount at maturity of the 16% Notes may declare the principal thereunder immediately due and payable. Certain other customary events of default include payment defaults, failure to observe or perform the affirmative and negative covenants, including those relating to the restrictions on our dealings with BRCOM, material breaches of representations and warranties, judgments for payments exceeding $30 million in the aggregate and voluntary and involuntary bankruptcy proceedings. Certain of the events of default fall away or become less restrictive upon either the 16% Notes being widely distributed or Cincinnati Bell attaining specified credit ratings.

        Upon the occurrence of a change of control, we are required to repurchase the 16% Notes at a purchase price equal to 101% of the accreted value thereof, plus accrued and unpaid interest to the date of repurchase.

        The indenture governing the 16% Notes also restricts our ability to make investments or other cash infusions in BRCOM and its subsidiaries. Specifically, we may not, among other things:

  (1)
  make any restricted payments to,

  (2)
  issue capital stock to,

  (3)
  make any investment in (including guaranteeing obligations or purchasing assets for BRCOM or making any payments in respect of operating expenses or net operating losses of BRCOM), or

  (4)
  allow any tax reimbursement for the benefit of,

BRCOM beyond an aggregate amount of $118 million (plus net cash dividends or net cash distributions made by BRCOM to us) after October 1, 2002. As of May 31, 2003, we had the ability to invest or otherwise provide an additional $30.7 million in BRCOM. This restriction does not apply to:

    •
    certain permitted obligations, as defined under the terms of our credit facilities;

    •
    any customary non-cash transition arrangements or other related services provided for the benefit of a buyer in connection with a disposition of any properties or assets of BRCOM or its subsidiaries;

    •
    the accrual and capitalization of interest on intercompany notes issued by BRCOM and its subsidiaries to us;

    •
    the issuance of capital stock and a limited amount of cash pursuant to the exchange offer and the BRCOM debt exchange offer;

    •
    guarantees by us of certain BRCOM borrowings under the credit facilities;

    •
    liens on our assets securing certain BRCOM borrowings under the credit facilities;

    •
    scheduled principal and interest payments made or guaranteed by us in respect of certain BRCOM borrowings under the credit facilities, scheduled interest payments with respect to the 9% Notes and the 12 1/2% Notes and the redemption of the 12 1/2% Notes at the applicable redemption premium;

    •
    payments made by us under the guarantee of certain BRCOM borrowings under the credit facilities;

    •
    non-cash payments made in the form of reductions in the principal amount of any intercompany notes issued by BRCOM to us in respect of net operating losses of BRCOM used by us or other investments in the form of reductions of any intercompany notes; and

    •
    payments by BRCOM of non-cash managements fees to us of up to $2 million per quarter.

The indenture also imposes several affirmative covenants on Cincinnati Bell to maintain corporate and financial separateness from BRCOM. These affirmative covenants are intended to reduce the likelihood that in a Chapter 11 bankruptcy proceeding in which either Cincinnati Bell or BRCOM is the debtor, a court would disregard the corporate separation between Cincinnati Bell or BRCOM and cause the substantive consolidation of the assets of the two companies.

        The indenture governing the 16% Notes contains certain customary covenants for notes of this type, including, without limitation, with respect to Cincinnati Bell and its subsidiaries (excluding BRCOM and its subsidiaries), limitations on dividends and other restricted payments, dividend and other payment restrictions affecting its subsidiaries, indebtedness, asset dispositions, transactions with affiliates, liens, issuances and sales of capital stock of subsidiaries, issuances of senior subordinated debt, restrictions on dealing with BRCOM and its subsidiaries, and mergers and consolidations. Certain of these covenants fall away or become less restrictive when either of the following events occur:

  (1)
  the initial purchasers no longer hold more than 50% of the 16% Notes and we believe the number of beneficial holders exceeds 25; or

  (2)
  we receive a senior implied debt rating of at least BB+ from S&P and Ba1 from Moody's and senior subordinated debt rating of at least BB- from S&P and Ba3 from Moody's.

        So long as the Goldman Sachs-affiliated purchasers own 25% of the aggregate principal amount at maturity of the 16% Notes originally acquired by them, GS Mezzanine Partners II, L.P. will be entitled to designate a non-voting observer to attend and participate in (but not vote at) all meetings of the board of directors of Cincinnati Bell.

7 1/4% Senior Notes due 2013

        On July 11, 2003, we issued $500 million aggregate principal amount of 7 1/4% Senior Notes due 2013. Interest on the 7 1/4% Senior Notes will be payable semiannually in cash in arrears on each Janurary 15 and July 15, commencing on January 15, 2004. The 7 1/4% Senior Notes will be guaranteed on a senior unsecured basis by each of Cincinnati Bell's current and future subsidiaries that is a guarantor of Cincinnati Bell's borrowings under the credit facilities. The 7 1/4% Senior Notes may be redeemed at our option, in whole or in part, at any time on or after July 15, 2008 at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and additional interest thereon, if any, to the redemption date, if redeemed during the 12-month period commencing on July 15 of the years set forth below:

Year	Redemption Price
2008	103.625%
2009	102.417%
2010	101.208%
2011 and thereafter	100.000%

        Prior to July 15, 2006, we may, on one or more occasions, also redeem up to a maximum of 35% of the aggregate principal amount of the 7 1/4% Senior Notes with the net cash proceeds of one or more equity offerings by us, at a redemption price equal to 107.250% of the principal amount thereof, plus accrued and unpaid interest and additional interest thereon, if any, to the redemption date; provided, however, that after giving effect to any such redemption:

  (1)
  at least 65% of the original aggregate principal amount of the 7 1/4% Senior Notes remains outstanding; and

  (2)
  any such redemption by us must be made within 60 days of such equity offering and must be made in accordance with certain procedures set forth in the 7 1/4% Senior Notes indenture.

        If we experience specific kinds of changes in control, holders of the 7 1/4% Senior Notes will have the right to require us to purchase their 7 1/4% Senior Notes, in whole or in part, at a price equal to 101% of the principal amount, together with any accrued and unpaid interest to the date of such purchase.

        The indenture governing the 7 1/4% Senior Notes contains certain covenants that will limit, among other things, our ability and the ability of our restricted subsidiaries to:

  •
  incur additional indebtedness;

  •
  create liens;

  •
  make investments;

  •
  enter into transactions with affiliates;

  •
  sell assets;

  •
  declare or pay dividends or other distributions to shareholders;

  •
  repurchase equity interests;

  •
  redeem debt that is junior in right of payment to the 7 1/4% Senior Notes;

  •
  enter into agreements that restrict dividends or other payments from subsidiaries;

  •
  issue or sell capital stock of certain of our subsidiaries; and

  •
  consolidate, merge or transfer all or substantially all of our assets and the assets of our subsidiaries on a consolidated basis.

        The 7 1/4% Senior Notes indenture also contains other restrictive covenants, including provisions that restrict our ability to make future investments or other cash infusions in BRCOM and its subsidiaries and impose legal and operational separations between BRCOM and its subsidiaries, on one hand, and us and any of our other subsidiaries, on the other hand; provided that such covenants may be amended without the consent of the holders to the extent the equivalent covenants contained in the 16% Notes are amended.

7 1/4% Notes due 2023

        In July 1993, we issued $50.0 million in aggregate principal amount of 7 1/4% Notes due 2023. The indenture related to these 7 1/4% Notes does not subject us to restrictive financial covenants. However, the 7 1/4% Notes do contain a covenant that provides that if we incur certain liens on our property or assets, we must secure the outstanding 7 1/4% Notes equally and ratably with the indebtedness or obligations secured by such liens. The 7 1/4% Notes are secured with our assets by virtue of the lien granted under our credit facilities.

        As of March 31, 2003, $49.6 million in aggregate principal amount of the 7 1/4% Notes ($50.0 million face amount, net of unamortized discount of $0.4 million) remains outstanding. Interest on the 7 1/4% Notes is payable semi-annually on June 15 and December 15. The 7 1/4% Notes may not be redeemed by us prior to maturity. The indenture governing the 7 1/4% Notes contains a covenant that provides that if we incur certain liens on our property or assets, we must secure the outstanding bonds equally and ratably with the indebtedness or obligations secured by such liens.

        If we or our subsidiary, Cincinnati Bell Telephone, default in the payment of the principal of, interest on, or other amounts payable in respect of or fail to perform or comply with any of our other agreements in respect of, and of our other indebtedness instruments in the aggregate principal amount of $20 million or more and such default or failure permits the holder thereof to declare such indebtedness immediately due and payable, then the holders of at least 25% of the aggregate principal amount of the 7 1/4% Notes may declare the principal of the 7 1/4% Notes immediately due and payable.

Cincinnati Bell Telephone—6.30% Unsecured Senior Debentures due 2028

        In November 1998, Cincinnati Bell Telephone issued $150 million in aggregate principal amount of 6.30% unsecured senior debentures due 2028. Interest on the 6.30% Debentures is payable semi-annually on June 1 and December 1 of each year. The 6.30% Debentures are redeemable, as a whole or in part, at the option of Cincinnati Bell Telephone, at any time or from time to time, at the redemption price equal to the greater of (i) 100% of the principal amount and (ii) the sum of the present values of the remaining scheduled payments of principal and interest discounted to the redemption date on a semi-annual basis at the Treasury Rate plus 20 basis points.

        If we or Cincinnati Bell Telephone default in the payment of the principal of, interest on, or other amounts payable in respect of, or fail to perform or comply with any of our other agreements in respect of, any of our other indebtedness in the aggregate principal amount of $20 million or more and such default or failure permits the holder thereof to declare such indebtedness immediately due and payable, the holders of at least 25% of the aggregate principal amount of the 6.30% Debentures may declare the principal of the 6.30% Debentures immediately due and payable.

        The 6.30% Debentures also contain a covenant that provides that if Cincinnati Bell Telephone incurs certain liens on its property or assets, Cincinnati Bell Telephone must secure the relevant debt securities equally and ratably with the indebtedness or obligations secured by such liens. The Cincinnati Bell Telephone indenture also limits certain sales of assets.

Cincinnati Bell Telephone—Guaranteed Medium Term Notes

        At March 31, 2003, Cincinnati Bell Telephone had $120.0 million in corporate notes outstanding that are guaranteed by us. These notes, which are not guaranteed by other subsidiaries of ours, have original maturities of 30 to 40 years and mature at various intervals between 2003 and 2028. In August 2002, $20 million of the Cincinnati Bell Telephone notes matured and were retired by us. As of March 31, 2003, $99.5 million ($100 million face amount, net of unamortized discount of $0.5 million) was considered long-term indebtedness and $20 million due December 30, 2003 was classified as short term debt. Interest rates on this indebtedness range from 6.24% to 7.27%. These notes also contain a covenant that provides that if Cincinnati Bell Telephone incurs certain liens on its property or assets, it must secure the outstanding notes equally and ratably with the indebtedness or obligations secured by such liens.

        If we or Cincinnati Bell Telephone default in the payment of the principal of, interest on, or other amounts payable in respect of, or fail to perform or comply with any of our other agreements in respect of, any of our other indebtedness in the aggregate principal amount of $20 million or more and such default or failure permits the holder thereof to declare such indebtedness immediately due and payable, the holders of at least 25% of the aggregate principal amount of each medium term note may declare the principal of that medium term note immediately due and payable.

DESCRIPTION OF NOTES

        The Notes covered by this prospectus will be our general unsecured obligations. The Notes have been issued under an indenture dated as of July 21, 1999, between us and The Bank of New York, as trustee. On March 26, 2003, we executed a supplemental indenture in respect of the Notes.

        We have summarized selected provisions of the indenture, the supplemental indenture and the Notes below. This summary is not complete. We have filed the indenture, the supplemental indenture and the form of the Notes with the SEC as exhibits to the registration statement, and you should read the indenture and supplemental indenture for provisions that may be important to you. The terms of the Notes include those stated in the indenture, the supplemental indenture and those made part of the indenture and the supplemental indenture by reference to the Trust Indenture Act of 1939, as amended.

General

        The Notes represent unsecured general obligations of Cincinnati Bell and are subordinate in right of payment to all of our existing and future senior debt, and are convertible into common stock as described under "Conversion Rights." The Notes are limited to $400,000,000 aggregate principal amount at issuance, and will mature on July 21, 2009, unless earlier redeemed at our option or repurchased by us at the option of the holder upon the occurrence of a change of control. See "Change of Control Repurchase."

        Prior to July 21, 2004, cash interest will not accrue or be payable on the Notes, but the Notes will accrete on a daily basis, compounded semi-annually on January 21 and July 21 of each year, at the rate of 6 3/4% per annum of the Accreted Value on the Notes from July 21, 1999 through March 26, 2003, at the rate of 9% per annum of the Accreted Value on the Notes from March 27, 2003 through July 21, 2004 and at the rate of 2 1/4% per annum of the Accreted Value on the Notes from July 21, 2004 through July 21, 2009. Beginning on July 21, 2004, we, at our option, may elect to pay cash interest in lieu of all or any accretion on the Notes. Also, we will pay cash interest on $1,393.65 for each $1,000 of original issue price of Notes at the rate of 6 3/4% per annum, beginning January 21, 2005, on January 21 and July 21 of each year, to holders of record at the close of business on the preceding January 6 and July 6, respectively. Cash interest on the Notes will be paid by wire transfer in immediately available funds to a United States bank account designated by the Note holder. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

        Principal is payable, and the Notes may be presented for conversion, registration of transfer and exchange, without service charge, at the office that we will maintain for such purpose in New York, New York, which initially is the office or agency of the trustee in New York, New York.

        The indenture and supplemental indenture do not contain any financial covenants or any restrictions on the payment of dividends on our other securities or the repurchase of our securities, other than with regard to adjustments to the conversion price.

Conversion Rights

        A Note holder may, at any time (i) after the expiration or early termination of any applicable waiting period under the HSR Act with respect to the acquisition of shares of common stock upon conversion of Notes or (ii) in connection with a change of control of Cincinnati Bell, as described under "—Change of Control Repurchase," convert a Note or any portion of a Note that is an integral multiple of $1,000 into shares of common stock at the Conversion Ratio (as defined below). The "Conversion Ratio" means, at the close of business on any date, the ratio obtained by dividing the Designated Value by the conversion price. The conversion price was $29.27 as of August 4, 2003 and is subject to adjustment as set forth below. The right to convert a Note called for redemption will terminate at the close of business on the business day immediately preceding the date fixed for redemption or the maturity date, unless we default in making the payment due on that date. For information as to notices of redemption, see "Optional Redemption."

        The conversion price will be subject to adjustment upon the occurrence of certain events, including:

  •
  the issuance of capital stock as a dividend or distribution on common stock, or a dividend or distribution of any Cincinnati Bell securities on common stock as part of a shareholder rights plan or poison pill;

  •
  the issuance of capital stock in a reclassification of common stock;

  •
  the issuance of common stock or rights, warrants or options to subscribe for or purchase common stock at less than the current market price per share, which is defined as the average market price for the 10 trading days prior to that issuance (adjusted to take into account "ex" dates for events that occur during these 10 trading days);

  •
  subdivisions and combinations of common stock;

  •
  distributions to all holders of common stock of:

  •
  cash, but not including regular dividends;

  •
  evidences of indebtedness of Cincinnati Bell or another issuer;

  •
  securities of Cincinnati Bell or another issuer;

  •
  assets; or

  •
  rights or warrants to purchase Cincinnati Bell securities;

  •
  the completion of a tender or exchange offer made by us or one of our subsidiaries for the common stock in which we are required to pay aggregate consideration with a fair market value that exceeds the current market price per share of common stock, which is defined as the average market price for the 10 trading days prior to the day after the expiration of the tender offer.

No adjustment of the conversion price will be required to be made until cumulative adjustments amount to 1% or more of the conversion price as last adjusted.

        If the holders of 51% or more of the aggregate Accreted Value of the Notes elect to receive a dividend or distribution declared by Cincinnati Bell of any

  •
  cash;

  •
  capital stock, including options, warrants or other rights to acquire capital stock;

  •
  assets; or

  •
  dividend or distribution resulting from a redemption or a triggering event under a shareholder rights plan

Cincinnati Bell will pay this dividend or distribution into an account maintained by the trustee. This dividend or distribution will be held in such account, and accrue interest, until the Note to which it relates is redeemed by us or converted into common stock.

        If the common stock is converted into the right to receive other securities, cash or other property as a result a reclassification, consolidation, merger, sale or transfer of assets or other transactions, each Note then outstanding will also become convertible into the kind and amount of securities, cash and other property receivable upon the transaction by a holder of the number of shares of common stock which would have been received by a Note holder immediately prior to such transaction if the Note holder had converted its Note.

        We will not issue fractional shares of common stock to a holder who converts a Note. In lieu of issuing fractional shares, we will pay a cash adjustment based upon the market price per share of common stock on the day preceding the day of the conversion.

Optional Redemption

        At any time on or after July 21, 2005, we will be entitled at our option to redeem all or a portion of the Notes, in minimum multiples of at least $100 million of the original issue price, upon at least 30 and not more than 60 days' notice by mail to the holders of the Notes, at the following redemption prices expressed as percentages of the full Accreted Value of the Notes on the redemption date, plus accrued and unpaid interest to the redemption date (subject to the rights of holders of record on any relevant record date to receive interest due on any relevant interest payment date that is on or prior to such redemption date), if redeemed during the twelve-month periods set forth below:

Year	Redemption Price
July 21, 2005 through July 20, 2006	104.500%
July 21, 2006 through July 20, 2007	102.250%
July 21, 2007 through July 20, 2008	101.125%
July 21, 2008 and thereafter	100.000%

Change of Control Repurchase

        Upon the occurrence of a change of control, each holder of Notes will have the right to require that we repurchase all or a portion of such holder's Notes at a repurchase price in cash equal to the greater of

  •
  the sum of (x) 101% of the Accreted Value of the Notes to be repurchased and (y) the product obtained by multiplying (i) the difference between the full Accreted Value of the Note at a maturity and the Accreted Value of the Note on the day the change of control occurs by (ii) the percentage of the total consideration received by our shareholders in the change of control transaction that is paid in cash, and

  •
  the fair market value of the consideration that such holder would have received had it converted its Notes to be repurchased at the above stated sum, into shares of common stock immediately prior to the change of control, in each case plus any accrued and unpaid cash interest to the date of repurchase.

        In addition, if a change of control occurs on or prior to July 21, 2004, and all or a portion of the consideration received by our shareholders is in cash, each holder that elects to have its Notes repurchased may also elect to receive a payment in an amount equal to the product set forth in clause (y) above.

        Immediately before any change of control transaction occurs, we will at our option either

  •
  deposit with the trustee for the benefit of the holders of the Notes an amount in cash sufficient to fully satisfy our payment obligations with respect to the change of control; or

  •
  cause the payment obligations of the company with respect to such change of control to be assumed by the entity or entities issuing or paying, as the case may be, the stock, other securities or other property or assets (including cash) issued or paid with respect to or in exchange for our common stock in connection with such change in control.

        However, we may not repurchase any Notes at any time when the subordination provisions of the indenture otherwise would prohibit us from making payments of principal in respect of the Notes. If we fail to repurchase the Notes when required under the preceding paragraph, such failure will constitute an event of default, as defined under "—Events of Default" below, under the indenture whether or not such repurchase is permitted by the subordination provisions of the indenture.

  A change of control means the occurrence of any of the following:

  •
  a tender offer shall be made and consummated for the ownership of 30% or more of the outstanding voting securities of Cincinnati Bell;

  •
  Cincinnati Bell is merged or consolidated with another corporation and as a result of such merger or consolidation less than 75% of the outstanding voting securities of the surviving or resulting corporation is owned in the aggregate by the former shareholders of Cincinnati Bell, other than affiliates (within the meaning of the Securities Exchange Act of 1934, or the "Exchange Act") of any party to such merger or consolidation as the same shall have existed immediately prior to such merger or consolidation;

  •
  we sell substantially all of our assets to another corporation which is not a wholly owned subsidiary of ours; provided that neither the sale of the operating assets of certain subsidiaries of BRCOM pursuant to the Agreement for the Purchase and Sale of Assets dated as of February 22, 2003, by and between Broadwing Communications Services Inc., Broadwing Communications Services of Virginia, Broadwing Communications Real Estate Services LLC, Broadwing Services LLC, IXC Business Services LLC, Broadwing Logistics LLC, Broadwing Telecommunications, Inc., IXC Internet Services, Inc. and MSM Associations, Limited Partnership, on the one side, and C III Communications, LLC and C III Communications Operations LLC, on the other side, nor any other sale of the operating assets of BRCOM and/or its Subs as they are constituted on the 16% Notes Closing Date shall constitute a sale of substantially all of Cincinnati Bell's assets;

  •
  any "person" (as such term is used in Section 13(d)(3) of the Exchange Act) or "group" (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have "beneficial ownership" of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 45% of either the total economic value of Cincinnati Bell's outstanding Capital Stock or the total voting power of the voting securities of Cincinnati Bell;

  •
  within any period of two consecutive years commencing on or after December 5, 1988, individuals who at the beginning of such period constitute our Board of Directors cease for any reason to constitute a majority of the Board, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of the period (for purposes hereof, ownership of voting securities shall take into account and shall include ownership as determined by applying the provisions of Rule 13(d)-3(d)(1)(i) pursuant to the Exchange Act); or

  •
  a merger, consolidation or similar transaction (regardless of whether Cincinnati Bell is a constituent corporation in such transaction and other than those transactions of the type referred to above, where less than 75% of the outstanding voting securities of the surviving or resulting corporation is owned by the former shareholders of Cincinnati Bell) with respect to which persons who were beneficial owners of voting securities immediately prior to that transaction own less than 50% of the voting securities (including securities of any successor corporation of Cincinnati Bell having the ordinary power to vote in the election of directors of such successor corporation) upon the consummation of such transaction.

        Within 30 days following a change in control, we will be required to mail to the trustee and all holders of record of the Notes a notice of the occurrence of the change in control, stating:

  •
  that an offer is being made and that all Notes tendered and not withdrawn will be accepted for payment;

  •
  the circumstances and relevant facts regarding such change of control (including information with respect to pro forma historical income, cash flow and capitalization, each after giving effect to such change of control);

  •
  the repurchase price and the repurchase date, which shall be not later than 60 days from the date such notice is mailed;

  •
  that any Notes not tendered will continue to accrue Accreted Value and interest according to their terms, but holders who do not tender will not receive the purchase price for those Notes;

  •
  that, unless we default in the payment of the change of control payment, all Notes accepted for payment pursuant to the repurchase offer made pursuant to the change in control repurchase shall cease to accrue Accreted Value and interest on and after the repurchase date; and

  •
  the procedures that holders of Notes must follow to accept the change of control offer.

        We will leave the change of control repurchase offer open for at least 20 business days or for such longer period as is required by law.

        To exercise the repurchase right, the holder of a Note will be required to deliver, on or before the 20th day after the date of the notice, an irrevocable written notice to us (or an agent designated by us for such purpose) and the trustee of the holder's exercise of the repurchase right, together with the certificates evidencing the Note or Notes to be repurchased, properly endorsed for transfer.

        Under certain circumstances, we may not be permitted to repurchase the Notes or make other payments.

        If we default on senior indebtedness, as defined under "—Subordination" below, and the default is continuing, or in the event of our insolvency, bankruptcy, reorganization, dissolution or other winding up where senior indebtedness is not paid in full, under the terms of the indenture the senior indebtedness is to be paid in full before any payment can be made to holders of the Notes. Our ability to pay cash to holders of Notes following the occurrence of a change in control may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. See "Risk Factors—We may be unable to repurchase Notes tendered pursuant to an offer to repurchase, which the indenture governing the Notes will require us to make if a change of control occurs, because we may not have, or be able to raise, sufficient funds."

        If a change in control occurs and the holders exercise their rights to require us to repurchase Notes, we intend to comply with applicable tender offer rules under the Exchange Act, including Rules 13e-4 (other than SEC filing requirements if not then applicable) and 14e-1, as then in effect, with respect to any such purchase.

Certain Covenants

        The indenture and supplemental indenture contain covenants including, among others, the following:

        Incurrence of Indebtedness and Issuance of Preferred Stock.    (a) Cincinnati Bell shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, Guarantee or otherwise become directly or indirectly liable, contingently or otherwise (including by operation of law), with respect to (collectively, "Incur") any Debt (including Acquired Debt) and shall not permit any of its Restricted Subsidiaries to issue any Preferred Stock; provided, however, that Cincinnati Bell and the Guarantors may Incur Debt (including Acquired Debt), and Cincinnati Bell and the Guarantors may guarantee such Debt, if immediately after the Incurrence of such Debt, both (i) prior to the Distribution Date, the Consolidated EBITDA to Consolidated Interest Ratio for the most recent four full fiscal quarter period for which consolidated financial statements of Cincinnati Bell and its Restricted Subsidiaries are, or should have been, available in accordance with the Transaction Documents is 2.00 to 1.00 or greater (this test is referred to herein as the "Interest Coverage Test"), and (ii) the Consolidated Adjusted Debt to Adjusted EBITDA Ratio is less than (A) 5.00 to 1.00 if such Incurrence occurs on or prior to December 31, 2005 or (B) 4.50 to 1.00 if such Incurrence occurs on or after January 1, 2006 (the test set forth in sub-paragraph (ii) hereof is referred to herein as "Leverage Test"). For the purpose of the calculation of the Leverage Test (both before and after the Distribution Date) and, prior to the Distribution Date, the Interest Coverage Test, with respect to any period included in such calculation, Consolidated EBITDA, the components of Consolidated Interest Expense, and Consolidated Adjusted Debt and Capital Expenditures shall be calculated with respect to such period by Cincinnati Bell in good faith on a pro forma basis (including and consistent with Permitted Adjustments), giving effect to any acquisition, Asset Disposition or Incurrence or redemption or repayment of Debt that has given rise to the need for such calculation, has occurred during such period or has occurred after such period and on or prior to the date of such calculation (each a "Subject Transaction"), including, with regards to acquisitions and Asset Dispositions, by using the historical financial statements of any business so acquired or to be acquired or sold or to be sold and the consolidated financial statements of Cincinnati Bell and its Restricted Subsidiaries which shall be reformulated as if such Subject Transaction, and any Debt Incurred or redeemed or repaid in connection therewith, had been consummated or Incurred or redeemed or repaid at the beginning of such period (and assuming that such Debt bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding revolving loans under the Amended Credit Agreement Incurred during such period).

  (b)
  The foregoing provisions shall not apply to:

  (i)
  the Incurrence by Cincinnati Bell and its Restricted Subsidiaries of the Existing Debt (including, without limitation, all pay-in-kind interest under the indenture);

  (ii)
  the Incurrence by Cincinnati Bell and its Restricted Subsidiaries of the Debt represented by the 16% Notes and the Guarantees (including the Exchange Guarantees) thereof, as the case may be;

  (iii)
  the Incurrence by Cincinnati Bell or any of its Restricted Subsidiaries of Debt represented by (A) Capitalized Lease Obligations, mortgage financings or purchase money Debt, in each case, Incurred for the purpose of financing all or any part of the purchase price or cost of construction, repair, addition to or improvement of property, plant or equipment used in the business of Cincinnati Bell or such Sub, in an aggregate principal amount, together with the principal amount of all Debt incurred pursuant to clause (xx) below, not to exceed (without duplication) the Applicable Capital Lease Amount at any one time outstanding and (B) other short-term purchase money Debt the term of which does not exceed six (6) months, in an aggregate principal amount not to exceed (without duplication) $10,000,000 at any one time outstanding;

    (iv)
    the Incurrence by Cincinnati Bell or any of its Restricted Subsidiaries of Permitted Refinancing Debt in exchange for, or the net proceeds of which are used to extend, Refinance, renew, replace, defease or refund, Debt that was permitted by this Indenture to be Incurred by Cincinnati Bell or such Restricted Subsidiary;

    (v)
    the Incurrence by Cincinnati Bell or any of its Restricted Subsidiaries of intercompany Debt (A) between or among Cincinnati Bell and any Wholly Owned Restricted Subsidiaries of Cincinnati Bell and CBW (provided that, in the case of Debt incurred by CBW, such intercompany Debt shall not exceed $300,000,000 at any time outstanding) and (B) consisting of debits and credits among Cincinnati Bell and its Restricted Subsidiaries pursuant to the Centralized Cash Management System; provided, however, that (1) any intercompany Debt which is borrowed by Cincinnati Bell or a Restricted Subsidiary from a Restricted Subsidiary that is not a Guarantor shall be expressly subordinated to the 16% Notes and (2) (x) any subsequent issuance or transfer of Capital Stock that results in any such Debt being held by a person other than Cincinnati Bell or a Wholly Owned Restricted Subsidiary of Cincinnati Bell or CBW, or (y) any sale or other transfer of any such Debt to a person other than Cincinnati Bell, a Wholly Owned Restricted Subsidiary of Cincinnati Bell or CBW, or a lender or agent upon exercise of remedies under a pledge of such Debt under the Credit Documents, shall be deemed, in each case of the foregoing clauses (2)(x) and (y), to constitute an Incurrence of such Debt by Cincinnati Bell or such Restricted Subsidiary, as the case may be;

    (vi)
    the Incurrence by Cincinnati Bell or any of its Restricted Subsidiaries of Interest Swap Obligations that are Incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Debt that is permitted by the terms of this Indenture to be outstanding;

    (vii)
    the Incurrence by Cincinnati Bell and its Restricted Subsidiaries of Debt evidenced by the Credit Documents (and the Guarantees thereof by Cincinnati Bell and Cincinnati Bell's Subs) in a principal amount not exceeding $1,705,041,000 less the amount of all term loan repayments and permanent reductions of term and revolving loan commitments actually made under the Amended Credit Agreement; provided that, to the extent that the loans under the Amended Credit Agreement are repaid (and corresponding commitments are permanently reduced) with the proceeds of the New Notes (as defined in the Amended Credit Agreement) other than the 16% Notes and such New Notes were Incurred pursuant to this clause (vii), such repayment shall not reduce the aggregate amount of Debt permitted to be Incurred pursuant to this clause (vii); and, provided, further, that, notwithstanding the limitations set forth in this clause (vii), in the event of any permanent reduction or repayment of the Amended Credit Agreement's revolving facility, Cincinnati Bell and its Restricted Subsidiaries shall have the right to obtain additional commitments under, and extend the maturity of, such revolving facility (and Incur additional revolving Debt pursuant to such additional commitments) in an amount not exceeding the amount of such permanent reduction; provided that the aggregate amount of all such additional commitments obtained by Cincinnati Bell and its Restricted Subsidiaries since the date of the 16% Notes Indenture does not exceed $100,000,000;

    (viii)
    the Incurrence by Cincinnati Bell or any of its Restricted Subsidiaries of Debt under Currency Agreements;

    (ix)
    the Incurrence by Cincinnati Bell or any of its Restricted Subsidiaries of Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the Ordinary Course of Business;

    (x)
    the Incurrence by Cincinnati Bell or any of its Restricted Subsidiaries of Debt of Cincinnati Bell or any of its Restricted Subsidiaries represented by letters of credit for the account of Cincinnati Bell or such Restricted Subsidiary, as the case may be, in order to provide security for workers' compensation claims, payment obligations in connection with self-insurance or similar requirements in the Ordinary Course of Business;

    (xi)
    the Incurrence by Cincinnati Bell or any of its Restricted Subsidiaries of Debt in respect of performance bonds, bankers' acceptances, workers' compensation claims, completion guarantees, letters of credit surety or appeal bonds, payment obligations in connection with self-insurance or similar obligations Incurred in the Ordinary Course of Business;

    (xii)
    the Guarantee by Cincinnati Bell or any of its Restricted Subsidiaries of Debt of Cincinnati Bell or a Restricted Subsidiary of Cincinnati Bell that was permitted to be Incurred by another provision of this covenant;

    (xiii)
    Debt arising from agreements of Cincinnati Bell or a Restricted Subsidiary of Cincinnati Bell providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred in connection with an Asset Disposition permitted by this Indenture or an acquisition or other sale or disposition of assets permitted under the 16% Notes Indenture;

    (xiv)
    Debt arising from agreements of Cincinnati Bell or a Restricted Subsidiary of Cincinnati Bell (including the Exchange and Registration Rights Agreement, and similar contractual undertakings) providing for indemnification and payment of expenses relating to the registration under the Securities Act of the sale of Capital Stock of Cincinnati Bell or the 16% Notes;

    (xv)
    Debt permitted to be Incurred by Section 5.11 of the 16% Notes Indenture;

    (xvi)
    the Incurrence of Debt by Cincinnati Bell as a result of its indemnification obligations permitted pursuant to Sections 5.06(c) and 5.06(d) of the 16% Notes Indenture;

    (xvii)
    endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

    (xviii)
    Debt of a Restricted Subsidiary that is not a Guarantor Incurred and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by Cincinnati Bell (other than Debt Incurred in contemplation of, in connection with, as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Sub of or was otherwise acquired by Cincinnati Bell); provided, however, that on the date that such Restricted Subsidiary is acquired by Cincinnati Bell, Cincinnati Bell would have been able to Incur $1.00 of additional Debt pursuant to paragraph (a) of this covenant after giving effect to the Incurrence of such Debt pursuant to this clause (xviii);

    (xix)
    the Incurrence by Cincinnati Bell of unsecured short-term Debt in the Ordinary Course of Business in the form of swing lines of credit and overdraft protection lines of credit in an aggregate principal amount not to exceed $20,000,000; provided that the amount of Debt permitted to be incurred pursuant to clause (vii) above shall be reduced by the amount of Debt outstanding pursuant to this clause (xix);

    (xx)
    in the case of CBT, the Incurrence by CBT of Debt to finance Capital Expenditures mandated by the Ohio, Indiana or Kentucky Public Utilities Commission; provided that (x) at the time such Capital Expenditures must be made, CBT is not permitted to Incur Debt under any other provision of this covenant and does not have sufficient internally-generated funds to make such Capital Expenditures and (y) the aggregate amount of such Debt at any one time outstanding, together with all Debt outstanding pursuant to (iii)(A) above does not exceed the Applicable Capital Lease Amount;

    (xxi)
    the Incurrence of Attributable Debt with respect to Sale and Leaseback Transactions by CBW and CBT of towers and associated equipment, cabling, antennae and other appurtenances thereto, in each case, used in the operation of CBW's wireless business; provided that the proceeds of such Debt shall be used to prepay Debt under the Amended Credit Agreement in accordance with the covenant described under "—Asset Dispositions";

    (xxii)
    in the case of CBW Co., the incurrence of Debt secured by, and recourse only to, the Spectrum Assets not to exceed $60,000,000 in aggregate principal amount at any time outstanding; provided that the proceeds of such Debt shall be used to prepay Debt under the Amended Credit Agreement;

    (xxiii)
    the Incurrence on the 16% Notes Closing Date of the Alternative Mezzanine Debt in an aggregate original issue price together with the 16% Notes not to exceed $350,000,000;

    (xxiv)
    the Incurrence by Cincinnati Bell and its Restricted Subsidiaries of Debt in an aggregate principal amount not to exceed $50 million at any one time; and

    (xxv)
    the Incurrence by Cincinnati Bell and its Restricted Subsidiaries of Debt in an aggregate principal amount not to exceed $100 million at any one time outstanding; provided that the aggregate principal amount of Debt incurred and outstanding pursuant to this clause (xxv) shall not exceed the net proceeds received by Cincinnati Bell or its Restricted Subsidiaries since March 26, 2003, from the sale of Capital Stock (other than Disqualified Capital Stock or cash pay Preferred Stock having a dividend rate materially in excess of market rates for similar securities issued by similarly situated companies).

        (c) For purposes of determining compliance with this covenant, in the event that an item of Debt meets the criteria of more than one of the categories of Debt described in clauses (i) through (xxv) of the immediately preceding paragraph or is entitled to be Incurred pursuant to paragraph (a), Cincinnati Bell shall, in its sole discretion, classify (or later reclassify) such item of Debt in any manner that complies with this covenant and will only be required to include the amount and type of such Debt in one of such clauses of paragraph (b) or pursuant to paragraph (a). Accrual of interest, accretion of accreted value, amortization of original issue discount, the payment of interest on any Debt in the form of additional Debt with the same terms as the Debt on which such interest is being paid and any other issuance of securities paid-in-kind shall not be deemed to be an Incurrence of Debt for purposes of this covenant. In addition, Cincinnati Bell may, at any time, change the classification of an item of Debt (or any portion thereof) to any other clause of paragraph (b) or to Debt properly Incurred under paragraph (a) provided that Cincinnati Bell would be permitted to Incur such item of Debt (or portion thereof) pursuant to such other clause of paragraph (b) or paragraph (a), as the case may be, at such time of reclassification.

        (d) Notwithstanding paragraphs (a) and (b) above, for so long as any 16% Notes remain outstanding, Cincinnati Bell shall not, and shall not permit any of its Restricted Subsidiaries to, Incur or permit to exist any Debt that is subordinate or junior in ranking in any respect to the 16% Notes, unless such Debt specifically provides that such Debt is to rank pari passu with the Notes in right of payment or is expressly subordinated in right of payment to the Notes; provided that the foregoing provisions of this clause (d) shall not apply to Debt Incurred pursuant to clause (b)(xxiv) or (xxv), above.

        Asset Dispositions.    (a) Cincinnati Bell shall not, and shall not permit any of its Restricted Subsidiaries to, consummate any Asset Disposition (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of Cincinnati Bell and its Restricted Subsidiaries taken as a whole shall be governed by the provisions of "—Consolidation, Merger and Sale of Assets" below and not by the provisions of this covenant) unless all of the following conditions are met:

  (i)
  the aggregate fair market value of assets sold or otherwise disposed of in Asset Dispositions in any fiscal year of Cincinnati Bell does not exceed $50,000,000; provided that the limitation of this clause (i) shall not apply to: (1) Asset Dispositions that do not involve CBT Assets, the Net Proceeds of which are applied substantially concurrently with the receipt thereof, in accordance with clause (c) below; (2) Asset Dispositions by CBT of towers and associated equipment, cabling, antennae and other appurtenances thereto, in each case, used in the operations of CBW's wireless business, so long as the Net Proceeds of such Asset Dispositions are applied substantially concurrently with the receipt thereof, in accordance with clause (c) below; and (3) Permitted Asset Swaps;

  (ii)
  the consideration received is at least equal to the fair market value of such assets (except as the result of (x) any foreclosure or sale by the lenders under the Credit Documents or (y) Net Proceeds received from an insurer or a Governmental Authority, as the case may be, in the event of loss, damage, destruction or condemnation);

  (iii)
  in the case of Asset Dispositions that are not Permitted Asset Swaps, at least 80% of the consideration received is cash or Cash Equivalents; and

  (iv)
  prior to the Distribution Date, no Default or Event of Default then exists or shall result from such Asset Disposition; provided, however, that the amount of (x) any liabilities (as shown on Cincinnati Bell's or such Restricted Subsidiary's most recent balance sheet) of Cincinnati Bell or any Restricted Subsidiary that are assumed by the transferee of any such assets pursuant to any arrangement releasing Cincinnati Bell or such Restricted Subsidiary from further liability and (y) any securities, notes or other obligations received by Cincinnati Bell or any such Restricted Subsidiary from such transferee that are converted by Cincinnati Bell or such Restricted Subsidiary into cash or Cash Equivalents within 90 days after the Asset Disposition (to the extent of the cash received), shall be deemed to be cash for purposes of this provision.

        (b) Subject to clause (a)(i) above, within 365 days after the receipt of any Net Proceeds from an Asset Disposition, Cincinnati Bell or the Restricted Subsidiary making such Asset Disposition, as the case may be, may, at its option, apply such Net Proceeds (i) to permanently reduce Senior Debt or any Debt of the Restricted Subsidiaries of Cincinnati Bell, or to purchase the Notes (with the consent of the holders thereof to the extent required) or Debt ranking pari passu with the Notes (and to correspondingly reduce commitments with respect thereto, to the extent applicable) or (ii) to the acquisition of a controlling interest in another business, the making of Capital Expenditures or the investment in or acquisition of other long-term assets, in each case, in the same or a similar line of business as Cincinnati Bell and its Subs engaged in at the time such assets were sold or in a business reasonably related, complementing or ancillary thereto or a reasonable expansion thereof. Pending the final application of any such Net Proceeds, Cincinnati Bell may temporarily reduce revolving credit Debt under the Amended Credit Agreement or otherwise invest such Net Proceeds in any manner that is not prohibited by the 16% Notes Indenture. Any Net Proceeds from Asset Dispositions that are not applied or invested as provided in the first sentence of this paragraph shall be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds in any fiscal year $5,000,000, Cincinnati Bell shall make an Asset Sale Offer as described under "—Offer to Purchase by Application of Excess Proceeds" to purchase the maximum Accreted Value of Notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the outstanding Accreted Value thereof, plus accrued and unpaid interest, thereon to the date of purchase, in accordance with the procedures set forth under "—Offer to Purchase by Application of Excess Proceeds;" provided, however, that if Cincinnati Bell elects (or is required by the terms of any other pari passu Debt), such Asset Sale Offer may be made ratably to purchase the Notes and other pari passu Debt of Cincinnati Bell. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

        (c) Subject to clause (a)(i) above, Net Proceeds from Asset Dispositions in excess of the $50,000,000 per fiscal year limitation set forth in clause (a)(i) shall be applied, substantially concurrently with the receipt thereof, to permanently reduce Senior Debt. Any such Net Proceeds remaining after all Senior Debt has been permanently repaid shall constitute the Excess Proceeds with respect to which an Asset Sale Offer set forth under "—Offer to Purchase by Application of Excess Proceeds" below shall be made as provided in the foregoing clause (b).

        (d) Notwithstanding anything herein to the contrary, Cincinnati Bell shall not, and shall not permit any of its Restricted Subsidiaries to, consummate any Asset Disposition involving any Capital Stock of CBT or any of CBT's Restricted Subsidiaries, other than pursuant to a transaction governed by the provisions set forth under "—Consolidation, Merger and Sale of Assets" below.

        Offer to Purchase by Application of Excess Proceeds.    (a) In the event that, as set forth in "—Asset Dispositions" above, Cincinnati Bell shall be required to commence an offer to all holders to purchase Notes (an "Asset Sale Offer") it shall follow the procedures specified in this covenant. Each Asset Sale Offer shall remain open for not less than ten business days nor more than sixty (60) days immediately following its commencement, except to the extent that a longer period is required by applicable law (the "Offer Period").

        (b) Upon the commencement of an Asset Sale Offer, Cincinnati Bell shall send, by first class mail, a notice to each of the holders which shall contain all instructions and materials necessary to enable such holders to tender Notes pursuant to the Asset Sale Offer. The Asset Sale Offer shall be made to all holders. The notice, which shall govern the terms of the Asset Sale Offer, shall state:

  (i)
  that the Asset Sale Offer is being made pursuant to this covenant and the covenant set forth under "—Asset Dispositions" above and the length of time the Asset Sale Offer shall remain open,

  (ii)
  the Offer Amount and the Purchase Date;

  (iii)
  that holders electing to have a Note purchased pursuant to any Asset Sale offer shall be required to surrender the Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Note completed to Cincinnati Bell at the address specified in the notice at least three business days before the Purchase Date;

  (iv)
  that holders shall be entitled to withdraw their election if Cincinnati Bell receives, not later than the second business day prior to the expiration of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of the Note the holder delivered for purchase and a statement that such holder is withdrawing his election to have such Note purchased; and

  (v)
  other information required to be included pursuant to the indenture.

        (c) On or before the business day immediately after the termination of the Offer Period (the "Purchase Date"), Cincinnati Bell shall, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, Notes or portions thereof tendered pursuant to the Asset Sale Offer with an Accreted Value equal to the Accreted Value required to be purchased pursuant to the covenant set forth under "—Asset Dispositions" plus accrued and unpaid interest, if any, thereon to the Purchase

Date (the "Offer Amount"), or, if the Accreted Value of Notes tendered is less than the Offer Amount, Cincinnati Bell shall purchase all Notes tendered in response to the Asset Sale Offer. Payment for any Notes so purchased shall be made in the same manner as interest payments are made. Cincinnati Bell shall promptly (but in any case not later than five business days after the Purchase Date) mail or deliver by wire transfer to each tendering holder an amount equal to the purchase price of the Notes tendered by such holder and accepted by Cincinnati Bell for purchase, and Cincinnati Bell shall promptly issue a new Note and deliver it to such holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by Cincinnati Bell to the holder thereof.

Consolidation, Merger and Sale of Assets

        We may, without the consent of any of the Note holders, consolidate with or merge into any other person or convey, transfer or lease our properties substantially as an entirety to, any other person, if:

  •
  the resulting, surviving or transferee person (the "successor company") shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the successor company (if not Cincinnati Bell) shall expressly assume, by a supplemental indenture thereto, executed and delivered to the trustee, in form satisfactory to the trustee, all the Obligations of Cincinnati Bell under the Notes and the indenture;

  •
  immediately after giving effect to the transaction (and treating any Debt which becomes an obligation of the successor company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the successor company or such Restricted Subsidiary at the time of such transaction), no event of default shall have occurred and be continuing under the indenture; and

  •
  immediately after giving effect to the transaction, the successor company would be able to Incur an additional $1.00 of Debt pursuant to clause (a) of the covenant described under "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock."

        Neither the consummation of the sale of our broadband business nor any other sale of the operating assets of our broadband subsidiary, BRCOM, and/or its Subs shall constitute a sale or conveyance of the property of Cincinnati Bell as an entirety or substantially as an entirety for purposes of this covenant.

Events of Default

        Each of the following are events of default under the indenture:

  •
  a default by us in the payment of the principal of and premium, if any, on any of the Notes when due and payable, whether at maturity or a date fixed for prepayment or by acceleration or otherwise, and whether or not such payment is prohibited by the subordination provisions of the indenture;

  •
  a default by us in the payment of any cash interest upon any of the Notes when due and payable, continued for 20 days, whether or not such payment is prohibited by the subordination provisions of the indenture;

  •
  a default by us or any of our subsidiaries in the performance, or breach, of any of our other covenants in the indenture which are not remedied by the end of a period of 50 days after written notice to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate Accreted Value of the outstanding Notes;

  •
  prior to the Distribution Date, any representation, warranty, certification or statement made by Cincinnati Bell in the supplemental indenture or in any statement or certificate at any time given by or on behalf of Cincinnati Bell in writing pursuant to the indenture shall be false in any material respect (provided that the representations and warranties qualified by materiality or material adverse effect shall not be false in any respect) on the date as of which made;

  •
  a default by us or any of our subsidiaries on any agreement or condition relating to our senior indebtedness in excess of $250 million, which results in the acceleration of that senior indebtedness; and

  •
  certain events of bankruptcy, insolvency or reorganization (except for the bankruptcy, insolvency or reorganization of BRCOM or any of its Subsidiaries).

        If an event of default (other than of certain events of bankruptcy, insolvency, or reorganization) occurs and is continuing, either the trustee or the holders of at least 25% of the aggregate Accreted Value of the outstanding Notes may declare the Accreted Value of and accrued interest on all Notes to be immediately due and payable. Such declaration may be rescinded by the holders of a majority of the aggregate Accreted Value of the outstanding Notes if all existing events of default have been cured or waived, except nonpayment of principal or interest or other amounts that have become due because of the declaration, and if the rescission would not conflict with any judgment or decree. If an event of default occurs due to the bankruptcy, insolvency, or reorganization of Cincinnati Bell, the Accreted Value of and premium, if any, and accrued interest on the outstanding Notes will automatically become immediately due and payable.

        The holders of not less than a majority in aggregate principal amount of the outstanding Notes affected may direct the time, method and place of conducting any proceedings for any remedy available to the trustee, or exercising any trust or power conferred on the trustee; provided that such direction does not conflict with any rule of law or with the indenture. The trustee may take any other action it thinks proper which is not inconsistent with the direction given to it by the majority of the holders.

        Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders of the Notes unless the holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due or the right to convert any Note in accordance with the indenture, no holder may institute any action or proceeding or pursue any remedy with respect to the indenture or the Notes unless:

  •
  such holder has previously given the trustee notice that an event of default is continuing;

  •
  holders of at least 25% in principal amount of the outstanding Notes have requested the trustee to pursue the remedy;

  •
  such holders have offered the trustee security or indemnity satisfactory to the trustee against any loss, liability or expense;

  •
  the trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

  •
  the holders of a majority in principal amount of the outstanding Notes have not given the trustee a direction inconsistent with such request within such 60-day period.

        In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the officers signing such certificate know of any default by us in the performance or observance of any of the terms of the indenture. If such officers do know of a default, the certificate must specify the status and nature of all such defaults.

Modification and Waiver

        Subject to certain exceptions, any amendment, supplement or modification to the indenture or waiver or consent to depart from the provisions of the Notes requires the written consent of the holders of at least 51% of the aggregate Accreted Value of the Notes then outstanding. However, without the consent of each holder of an outstanding Note affected thereby, no amendment may, among other things:

  •
  change the stated maturity or the principal or Accreted Value on any Note;

  •
  reduce the rate of, or extend the time of payment of interest on, any Note;

  •
  change the time of prepayment when, or the currency in which, any Note is payable;

  •
  modify the subordination provisions of the indenture in a manner adverse to the holders of the Notes; or

  •
  make any change in the requirement stated above that the written consent of 51% of the aggregate Accreted Value of the Notes outstanding is required for any such modification or amendment of the indenture or for any waiver of compliance with certain provisions of, or of any departure by Cincinnati Bell from the provisions of, the indenture.

Subordination

        The payment of the principal of, premium, if any, and interest on the Notes will, to the extent set forth in the indenture, be subordinated in right of payment to the prior payment in full of all senior indebtedness. When there is a payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency or similar proceedings of Cincinnati Bell, the holders of all senior indebtedness will first be entitled to receive payment in full in respect of the senior indebtedness of all amounts due or to become due, before the holders of the Notes will be entitled to receive any payment in respect of the principal of, premium, if any, or interest on the Notes. No payments on account of principal, premium, if any, or interest on the Notes or on account of the purchase or acquisition of Notes may be made if a default in any payment with respect to senior indebtedness has occurred and is continuing or if any judicial proceeding is pending with respect to any such default.

        Our senior indebtedness includes the principal of and premium, if any, and interest on all our indebtedness for money borrowed, other than the Notes, whether outstanding on the date of the execution of the indenture or thereafter incurred, created or assumed, except (i) indebtedness or obligations owed by Cincinnati Bell to any of its direct or indirect subsidiaries, (ii) indebtedness that by the terms of the instrument or instruments by which such indebtedness was created or incurred expressly provides that it is junior in right of payment to the Notes or any other indebtedness of ours or ranks pari passu in right of payment to the Notes or (iii) trade payables or other accrued current liabilities incurred in the ordinary course of business.

        The term "indebtedness for money borrowed," when used with respect to us, means:

  •
  indebtedness of Cincinnati Bell for money borrowed or evidenced by bonds, debentures, Notes, guarantees, or similar instruments;

  •
  reimbursement, payment, and other obligations of ours with respect to letters of credit, bankers' acceptances and similar facilities issued for our account;

  •
  every deferred payment obligation of, or any such obligation assumed by, us for the payment of the purchase price of property or services purchased by us;

  •
  any obligation of, or any such obligation guaranteed by, us for the payment of rent or other amounts under a lease of property or assets which obligation is required to be classified and accounted for as a capitalized lease on our balance sheet under generally accepted accounting principles;

  •
  all our obligations with respect to interest or currency exchange rate hedging arrangements to hedge interest or currency exchange rates;

  •
  any obligation of, or any obligation guaranteed by, us or secured by a lien on our property or assets for the repayment of borrowed money, whether or not the obligation is assumed by us or is non-recourse to our credit;

  •
  any indebtedness arising under a conditional sale or other title retention agreement with respect to property we acquire; and

  •
  indebtedness of the kinds described above that we have assumed or guaranteed, including the dividends and distributions of others.

        In November 1999, we obtained credit facilities of $1.8 billion from a group of lending institutions. The credit facilities were increased to $2.1 billion in January 2000 and again to $2.3 billion in June 2001. Total availability under the credit facilities decreased to $1.825 billion as of December 31, 2002, following a $335 million prepayment of the outstanding term debt facilities in the first quarter of 2002 (resulting from the sale of substantially all of the assets of Cincinnati Bell Directory), $5 million in scheduled repayments of the term debt facilities and $135 million in scheduled amortization of the revolving credit facility. On March 26, 2003, we permanently prepaid $220 million in borrowings under our term and revolving credit facilities and made a $90 million payment under our revolving credit facility with the net cash proceeds from the Goldman mezzanine financing, and amended certain terms of our credit facilities.

        As of March 31, 2003, the credit facilities consisted of $644 million in revolving credit maturing on March 1, 2006, and having four equal quarterly scheduled commitment reductions during 2005 in an aggregate amount equal to $200 million, $516 million in term loans from banking institutions, maturing in various amounts during 2003 and 2004, and $444 million in term loans from nonbanking institutions, maturing in various amounts between 2003 and 2007. See "Risk Factors—The Notes are unsecured obligations and our assets may be insufficient to pay amounts due on your Notes."

Book-Entry, Delivery and Form

        We will issue the Notes in the form of one or more global Notes except as described under "—Certificated Notes" below. The global Notes will be deposited with, or on behalf of, the clearing agency registered under the Exchange Act that is designated to act as depositary for the Notes and registered in the name of the depositary or its nominee. The Depository Trust Company will be the initial depositary. Except as described below, the global Notes may be transferred, in whole and not in part, only to the depositary or another nominee of the depositary. You may hold your beneficial interests in the global Notes directly through the depositary if you have an account with the depositary or indirectly through organizations which have accounts with the depositary.

        The depositary has advised us that it is:

  •
  a limited-purpose trust company organized under the laws of the State of New York;

  •
  a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

  •
  a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

        The depositary was created to hold securities of institutions that have accounts with the depositary and to facilitate the clearance and settlement of securities transactions among those institutions through electronic book-entry changes. This eliminates the need for physical movement of certificates representing securities. These institutions, known as participants, include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Access to the depositary's book-entry system is also available to others that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

        Ownership of beneficial interests in a global Note is limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global Notes is shown on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary and the participants. The laws of some jurisdictions may require that purchasers of securities take physical delivery of securities in definitive form. These limits and laws may impair your ability to transfer or pledge beneficial interests in a global Note.

        So long as the depositary or its nominee is the registered holder and owner of a global Note, the depositary or the nominee will be considered the sole legal owner and holder of the related Notes for all purposes. Except as described below, as an owner of a beneficial interest in a global Note, you will be subject to the following limitations:

  •
  you will not be entitled to have the Notes represented by the global Notes registered in your name;

  •
  you will not receive or be entitled to receive physical delivery of certificated Notes; and

  •
  you will not be considered to be the owner or holder of any Notes under the global Notes.

We understand that under existing industry practice, in the event an owner of a beneficial interest in a global Note desires to take any action that the depositary, as the holder of the global Notes, is entitled to take, the depositary would authorize the participants to take the action. The participants would authorize beneficial owners owning through them to take the action or would otherwise act upon the instructions of beneficial owners owning through them.

        Payment of principal of, premium, if any, and interest on Notes represented by a global Note registered in the name of and held by the depositary or its nominee will be made to the depositary or its nominee as the registered owner and holder of the global Notes.

        We expect that the depositary or its nominee, upon receipt of any payment of principal of, premium, if any, or interest on a global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global Notes as shown on the records of the depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in a global Note held through the participants will be governed by standing instructions and customary practices and will be the responsibility of the participants. We will not have any responsibility or liability:

  •
  for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global Notes;

  •
  for maintaining, supervising or reviewing any records relating to beneficial ownership interests;

  •
  for any other aspect of the relationship between the depositary and its participants; or

  •
  for any other aspect of the relationship between participants and the owners of beneficial interests in the global Notes owning through participants.

        Unless and until the global Notes are exchanged in whole or in part for certificated Notes, the global Notes may not be transferred except as a whole by the depositary to a nominee of the depositary or by a nominee of such depositary to another nominee of such depositary.

        Although the depositary has agreed to these procedures in order to facilitate transfers of interests in the global Notes among participants of the depositary, it is under no obligation to perform or continue to perform and may discontinue these procedures at any time. Neither we nor the trustee will have any responsibility for the performance by the depositary or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Notes

        The Notes represented by the global Notes are exchangeable for certificated Notes in definitive form of like tenor in denominations of $1,000 in original issue price and integral multiples of $1,000 if:

  •
  the depositary notifies us that it is unwilling or unable to continue as depositary for the global Notes;

  •
  the depositary ceases to be a clearing agency registered under the Exchange Act or announces an intention permanently to cease business or in fact ceases business;

  •
  we at any time determine not to have all of the Notes represented by the global Notes; or

  •
  an event of default, as described under the caption "—Events of Default," has occurred and is continuing.

        Any Note that becomes exchangeable as described above is exchangeable for certificated Notes issuable in authorized denominations and registered in whatever names the depositary directs. Subject to the foregoing, the global Notes are not exchangeable, except for global Notes of the same aggregate denomination to be registered in the name of the depositary or its nominee.

Regarding the Trustee

        The Bank of New York is the trustee under the indenture.

Governing Law

        The indenture, supplemental indenture and the Notes are governed by and construed in accordance with the laws of the State of New York without regard to principles of conflict of laws.

Certain Definitions

        "Accreted Value" means, for each $1,000 of original issue price of a Note and for any specified date, the amount calculated pursuant to clause (i), (ii), (iii) or (iv) below for the Notes, subject to adjustment in accordance with the indenture.

        (i) If the specified date occurs on one or more of the following dates (each a "Semi-Annual Accrual Date"), the Accreted Value will equal the amount set forth below for such Semi-Annual Accrual Date:

Semi-Annual Accrual Date	Accreted Value
January 21, 2000	$1,033.75
July 21, 2000	1,068.64
January 21, 2001	1,104.71
July 21, 2001	1,141.99
January 21, 2002	1,180.53
July 21, 2002	1,220.37
January 21, 2003	1,261.56
July 21, 2003	1,313.29
January 21, 2004	1,372.38
July 21, 2004	1,434.14
January 21, 2005	1,450.28
July 21, 2005	1,466.59
January 21, 2006	1,483.09
July 21, 2006	1,499.77
January 21, 2007	1,516.65
July 21, 2007	1,533.71
January 21, 2008	1,550.96
July 21, 2008	1,568.41
January 21, 2009	1,586.06
July 21, 2009	1,603.90

Notwithstanding the foregoing, if the Company, elects to pay cash interest in lieu of the 2 1/4% accretion from July 21, 2004 to July 21, 2009, the Accreted Value of the Notes on that Semi-Annual Accrual Date and all subsequent Semi-Annual Accrual Dates shall be reduced by the amount of any such cash interest payments;

        (ii) If the specified date occurs before the first Semi-Annual Accrual date, the Accreted Value will equal the sum of (a) the original issue price of each Note and (b) an amount equal to the product of (1) the Accreted Value for the first Semi-Annual Accrual Date less the original issue price of such Note multiplied by (2) a fraction, the numerator of which is the number of days elapsed from July 21, 1999 to the specified date, using a 360-day year of twelve 30-day months, and the denominator of which is the number of days from July 21, 1999 to the first Semi-Annual Accrual Date, using a 360-day year of twelve 30-day months;

        (iii) If the specified date occurs between two Semi-Annual Accrual Dates, the Accreted Value will equal the sum of (a) the Accreted Value for the Semi-Annual Accrual Date immediately preceding such specified date and (b) an amount equal to the product of (1) the Accreted Value for the immediately following Semi-Annual Accrual Date less the Accreted Value for the immediately preceding Semi-Annual Accrual Date multiplied by (2) a fraction, the numerator of which is the number of days elapsed from the immediately preceding Semi-Annual Accrual Date to the specified date, using a 360-day year of twelve 30-day months, and the denominator of which is 180; or

        (iv) If the specified date occurs on of after the last Semi-Annual Accrual Date, the Accreted Value will equal $1,603.90.

        "Acquired Debt" means, with respect to any specified person, (i) Debt of any other person existing at the time such other person is merged with or into or became a Restricted Subsidiary of such specified person, including, without limitation, Debt Incurred in connection with, or in contemplation of, such other person merging with or into or becoming a Restricted Subsidiary of such specified person, and (ii) Debt secured by a Lien encumbering any asset acquired by such specified person at the time such asset is acquired by such specified person.

        "Adjusted EBITDA" means for the applicable period of measurement of Cincinnati Bell and its Restricted Subsidiaries, (i) Consolidated EBITDA for such period minus (ii) Capital Expenditures of Cincinnati Bell and its Restricted Subsidiaries for such period, on a consolidated basis.

        "Alternative Mezzanine Debt" is defined in Section 5(1) of the 16% Notes Purchase Agreement.

        "Amended Credit Agreement" means the Amendment and Restatement of the Credit Agreement, dated as of November 9, 1999, as amended and restated as of January 12, 2000 and as of March 26, 2003, as amended, by and among Cincinnati Bell, BCSI, the lenders party thereto from time to time, Bank of America, N.A., as syndication agent, Citicorp USA, Inc., as administrative agent and certain other agents, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreement or agreements may be amended (including any amendment and restatement thereof), restated, supplemented, replaced, restructured, waived, Refinanced or otherwise modified from time to time, including any amendment, supplement, modification or agreement adding Subs of Cincinnati Bell as additional borrowers or guarantors thereunder or extending the maturity of, Refinancing, replacing or otherwise restructuring all or any portion of the Debt under such agreement or any successor or replacement agreement, and whether by the same or any other agent, lender or group of lenders or one or more agreements, contracts, indentures or otherwise; provided that, in no event may such agreement be amended (including any amendment and restatement thereof), supplemented, replaced, restructured, Refinanced or otherwise modified to increase the amount of borrowings permitted to be Incurred pursuant to clause (b)(vii) of the covenant set forth under "Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock".

        "Applicable Capital Lease Amount" means $71,300,000 as of March 26, 2003, which amount shall increase by $30,000,000 on December 31, 2003 and by $15,000,000 on December 31, 2004, up to a maximum aggregate amount of $116,300,000.

        "Asset Disposition" means the disposition by Cincinnati Bell or any Restricted Subsidiary of Cincinnati Bell whether by sale, issuance, lease (as lessor (other than under operating leases)), transfer, loss, damage, destruction, condemnation or other transaction (including any merger or consolidation) or series of related transactions of any of the following:

  (a)
  any of the Capital Stock of any of Cincinnati Bell's Restricted Subsidiaries,

  (b)
  all or substantially all of the assets of Cincinnati Bell or any of its Restricted Subsidiaries (it being understood and agreed that the disposition of the BRCOM Group or any assets of the BRCOM Group does not constitute a disposition of all or substantially all of the assets of Cincinnati Bell or any of its Restricted Subsidiaries) or

  (c)
  any other assets of Cincinnati Bell or any of its Restricted Subsidiaries.

        Notwithstanding the foregoing, Asset Dispositions shall be deemed not to include:

  (i)
  a transfer of assets by (x) Cincinnati Bell to a Wholly Owned Restricted Subsidiary of Cincinnati Bell, or by a Restricted Subsidiary of Cincinnati Bell to Cincinnati Bell or to another Wholly Owned Restricted Subsidiary of Cincinnati Bell or (y) Cincinnati Bell or a Restricted Subsidiary to CBW; provided that the aggregate amount of all such transfers to CBW shall not exceed 5% of Consolidated Total Assets,

  (ii)
  an issuance of Capital Stock by a Sub of Cincinnati Bell to Cincinnati Bell or to a Restricted Subsidiary of Cincinnati Bell,

  (iii)
  a Restricted Payment that is permitted by the provisions of Section 5.02 of the 16% Notes Indenture as in effect on the 16% Notes Closing Date,

  (iv)
  a Permitted Investment (as defined in the 16% Notes Indenture as in effect on the 16% Notes Closing Date),

  (v)
  any conversion of Cash Equivalents into cash or any other form of Cash Equivalents,

  (vi)
  any foreclosure on assets,

  (vii)
  sales or dispositions of past due accounts receivable or notes receivable in the Ordinary Course of Business,

  (viii)
  transactions permitted by the covenant set forth under "—Consolidation, Merger and Sale of Assets,"

  (ix)
  grants of credits and allowances in the Ordinary Course of Business,

  (x)
  operating leases or the sublease of real or personal property or licenses of intellectual property, in each case, on commercially reasonable terms entered into in the Ordinary Course of Business,

  (xi)
  trade-ins or exchanges of equipment or other fixed assets,

  (xii)
  the sale and leaseback of any assets within 180 days of the acquisition thereof,

  (xiii)
  sales of damaged, worn-out or obsolete equipment or assets that, in Cincinnati Bell's reasonable judgment, are no longer either used or useful in the business of Cincinnati Bell or its Subs,

  (xiv)
  dispositions of inventory in the Ordinary Course of Business;

  (xv)
  the disposition of cash or investment securities in the ordinary course of management of the investment portfolio of Cincinnati Bell and its applicable Subs;

  (xvi)
  any sale of CBW Assets;

  (xvii)
  sales of assets with a fair market value of less than $250,000; or

  (xviii)
  sales of other assets with a fair market value not to exceed $10,000,000 in the aggregate in any fiscal year.

        "Attributable Debt" in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value (discounted at the implicit rate of interest borne by the 16% Notes including any pay-in-kind interest and amortization discount) determined in accordance with GAAP of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

        "BCSI" means Broadwing Communications Services Inc., a Sub of BRCOM.

        "Board" means, as to any person, the board of directors, the board of advisors (or similar governing body) of such person.

        "BRCOM" means BRCOM Inc. (f/k/a Broadwing Communications Inc.), a Delaware corporation.

        "BRCOM Group" means BRCOM and its Subs.

        "Capital Expenditures" means, for any period and with respect to any person, the aggregate of all expenditures by such person and its Subs for the acquisition or leasing of fixed or capital assets or additions to fixed or capital assets (including replacements, capitalized repairs and improvements during such period) which should be capitalized under GAAP on a consolidated balance sheet of such person and its Subs.

        "Capitalized Lease Obligation" means, at the time any determination thereof is to be made, an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Debt represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease.

        "Capital Stock" of any person means any and all shares, interests, warrants, options, participations or other equivalents of or interests in (however designated) equity of such person, including any Preferred Stock but excluding any debt securities including those convertible into such equity.

        "Cash Equivalents" means (i) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one (1) year from the date of acquisition thereof; (ii) commercial paper maturing no more than one (1) year from the date of acquisition and, issued by a corporation organized under the laws of the United States that has a rating of at least A-1 from S&P or at least P-1 from Moody's; (iii) time deposits maturing no more than thirty (30) days from the date of creation, certificates of deposit, money market deposits or bankers' acceptances maturing within one (1) year from the date of acquisition thereof issued by, or overnight reverse repurchase agreements from, any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia having combined capital, surplus and undivided profits of not less than $250,000,000; (iv) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (iii) above; (v) deposits or investments in mutual or similar funds offered or sponsored by brokerage or other companies having membership in the Securities Investor Protection Corporation and having combined capital and surplus of not less than $250,000,000; and (vi) other money market accounts or mutual funds which invest primarily in the securities described above.

        "CBT" means Cincinnati Bell Telephone Company, an Ohio corporation.

        "CBT Assets" means any assets of CBT (including Capital Stock of the Subs of CBT) and any of its Subs (including Capital Stock of the Subs of such Subs). To the extent any CBT Asset is transferred to another Restricted Subsidiary of Cincinnati Bell in a transaction that does not constitute an Asset Disposition, such asset shall remain a CBT Asset for purposes of the indenture.

        "CBW" means Cincinnati Bell Wireless LLC, an Ohio limited liability company.

        "CBW Assets" means any assets of CBW Co. (including Capital Stock of the Subs of CBW and Spectrum Assets) and any of its Subs (including Capital Stock of the Subs of such Subs) but, for the avoidance of doubt, excluding all CBT Assets. To the extent any CBW Asset is transferred to another Restricted Subsidiary of Cincinnati Bell in a transaction that does not constitute an Asset Disposition, such asset shall remain a CBW Asset for purposes of the indenture.

        "CBW Co." means Cincinnati Bell Wireless Company, an Ohio corporation.

        "Centralized Cash Management System" means the cash management system referred to in Section 5.02(f)(ix) of the Amended Credit Agreement as in effect on the 16% Notes Closing Date and described on Schedule 5.01(r) thereof.

        "Consolidated" or "consolidated" (including the correlative term "consolidating") or on a "consolidated basis," when used with reference to any financial term in the indenture (but not when used with respect to any Tax Return or tax liability), means the consolidation for two or more persons of the amounts signified by such term for all such persons, with intercompany items eliminated in accordance with GAAP.

        "Consolidated Adjusted Debt" means the sum of (a) Debt of Cincinnati Bell and its Restricted Subsidiaries (exclusive of Debt under the Notes and Debt referred to in clauses (iv) (unless such Debt is required to be recorded as liability on the consolidated balance sheet of Cincinnati Bell and its Restricted Subsidiaries in accordance with GAAP) and (viii) of the definition thereof) determined on a consolidated basis in accordance with GAAP, plus (b) the amount of reserves of Cincinnati Bell and its Restricted Subsidiaries then outstanding in excess of $35,000,000 against any income tax liabilities.

        "Consolidated Adjusted Debt to Adjusted EBITDA Ratio" means, as of any date of determination, the ratio of (a) Consolidated Adjusted Debt as of such date to (b) Adjusted EBITDA for the applicable four-quarter period ending on the last day of the most recently ended quarter for which consolidated financial statements of Cincinnati Bell and its Restricted Subsidiaries are, or should have been, available in accordance with the Transaction Documents.

        "Consolidated EBITDA" means for the applicable period of measurement, the Consolidated Net Income of Cincinnati Bell and its Restricted Subsidiaries on a consolidated basis, plus, without duplication, the following for Cincinnati Bell and its Restricted Subsidiaries to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Expense for such period, plus (ii) provisions for taxes based on income, plus (iii) total depreciation expense, plus (iv) total amortization expense, plus (v) other non-cash items reducing Consolidated Net Income (excluding any such non-cash item to the extent that it represents an accrual or reserve for potential cash items in any future period or amortization of a prepaid cash item) less other non-cash items increasing Consolidated Net Income (excluding any such noncash item to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period), plus (vi) charges taken in accordance with SFAS 142, plus (vii) all net cash extraordinary losses less net cash extraordinary gains, plus (vii) all restructuring charges set forth on Schedule 1.1 (a) to the 16% Notes Indenture on the 16% Notes Closing Date.

        "Consolidated EBITDA to Consolidated Interest Ratio" means as of any date of determination the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Expense, in each case, for the applicable four-quarter period ending on the last day of the most recently ended quarter for which consolidated financial statements of Cincinnati Bell and its Restricted Subsidiaries are, or should have been, available in accordance with the Transaction Documents.

        "Consolidated Interest Expense" means for the applicable period of measurement of Cincinnati Bell and its Restricted Subsidiaries on a consolidated basis, the aggregate interest expense for such period determined in accordance with GAAP (including all commissions, discounts, fees and other charges in connection with standby letters of credit and similar instruments) for Cincinnati Bell and its Restricted Subsidiaries on a consolidated basis, but excluding all amortization of financing fees and other charges incurred by Cincinnati Bell and its Restricted Subsidiaries in connection with the issuance of Debt.

        "Consolidated Net Income" means for any period the net income (or loss) before provision for dividends on Preferred Stock of Cincinnati Bell and its Restricted Subsidiaries on a consolidated basis for such period determined in conformity with GAAP, but excluding, without duplication, the following clauses (a) through (f) to the extent included in the computations thereof:

  (a)
  the income (or loss) of any person accrued prior to the date it becomes a Restricted Subsidiary of Cincinnati Bell or is merged into or consolidated with Cincinnati Bell or any of its Restricted Subsidiaries or that person's assets are acquired by Cincinnati Bell or any of its Restricted Subsidiaries;

  (b)
  the income (or loss) of any person (other than Cincinnati Bell or a Restricted Subsidiary) in which such person has an interest except to the extent of the amount of dividends or other distributions actually paid to Cincinnati Bell or a Restricted Subsidiary (which amount shall be included in Consolidated Net Income);

  (c)
  the income of any Restricted Subsidiary of Cincinnati Bell to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary (except to the extent of the amount of dividends or similar distributions actually lawfully paid to Cincinnati Bell or a Restricted Subsidiary);

  (d)
  any after tax gains or losses attributable to Asset Dispositions or returned surplus assets of any pension plan;

  (e)
  (to the extent not included in clauses (a) through (d) above) (i) any net extraordinary gains or net extraordinary losses or (ii) any net non-recurring gains or non-recurring losses to the extent attributable to Asset Dispositions, the exercise of options to acquire Capital Stock and the extinguishment of Debt; and

  (f)
  cumulative effect of a change in accounting principles.

        "Consolidated Total Assets" means, as at any date of determination, the aggregate amount of assets reflected on the consolidated balance sheet of Cincinnati Bell and its Restricted Subsidiaries (excluding, however, for the avoidance of doubt the assets of the BRCOM Group) prepared in accordance with GAAP most recently delivered to the holders of 16% Notes pursuant to Section 4.02 of the 16% Notes Indenture or Section 9 of the 16% Notes Purchase Agreement.

        "Credit Documents" means the Amended Credit Agreement, any Secured Hedge Agreement that is secured under (and as defined in) the Amended Credit Agreement, and all certificates, instruments, financial and other statements and other documents and agreements made or delivered from time to time in connection therewith and related thereto.

        "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect Cincinnati Bell or any Sub of Cincinnati Bell against fluctuations in currency values.

        "Debt" means, with respect to any person, without duplication:

  (i)
  the principal of and premium (if any) in respect of indebtedness of such person for borrowed money (including, without limitation, Senior Debt);

  (ii)
  the principal of and premium (if any) in respect of indebtedness of such person evidenced by bonds, debentures, notes or other similar instruments;

  (iii)
  all Attributable Debt and all Capitalized Lease Obligations of such person;

  (iv)
  all obligations of such person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement, in each case to the extent the purchase price is due more than six (6) months from the date the obligation is Incurred (but excluding trade accounts payable and other accrued liabilities arising in the Ordinary Course of Business);

  (v)
  all obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction;

  (vi)
  Guarantees and other contingent obligations in respect of Debt referred to in clauses (i) through (v) above and clause (viii) below;

  (vii)
  all obligations of any other person of the type referred to in clauses (i) through (v) which are secured by any Lien on any property or asset of such person, the amount of such obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the obligation so secured;

  (viii)
  all obligations under Currency Agreements and all Interest Swap Obligations of such person; and

  (ix)
  all obligations represented by a Disqualified Capital Stock of such person.

        The Debt of any person shall include the Debt of any partnership or joint venture in which such person is a general partner or joint venturer, but only to the extent to which there is recourse to such person for the payment of such Debt.

        "Designated Value" means, for each $1,000 original issue price of any Note to be converted (or assumed to be converted) into Cincinnati Bell common stock, (i) if the conversion (or assumed conversion) occurs prior to July 21, 2009, (x) for purposes of section 14.3(a), 14.7 and 4.14 under the indenture, (y) in connection with a Change of Control or (z) on or after a record date and prior to the related interest payment date, in each case, the Accreted Value for $1,000 of original issue price of such Note as of the date of determination, (ii) for all other conversions prior to July 21, 2009, the Accreted Value for $1,000 of original issue price of such Note as of the immediately preceding Semi-Annual Accrual Date and (iii) at July 21, 2009, $1,603.90.

        "Disqualified Capital Stock" means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event which would constitute a Change of Control or Asset Disposition), matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control or Asset Disposition) on or prior to the Stated Maturity of the Notes.

        "Distribution Date" means the date on which (a) the Notes become Widely Held or (b) a Positive Credit Event occurs.

        "Exchange and Registration Rights Agreement" means the Exchange and Registration Rights Agreement dated the date of the 16% Notes Indenture by and among Cincinnati Bell and the 16% Notes Purchasers.

        "Exchange Guarantees" means the Guarantees of the 16% Exchange Notes issued in the 16% Notes Registered Exchange Offer.

        "Existing Debt" all Debt of Cincinnati Bell and its Restricted Subsidiaries existing as of the 16% Notes Closing Date (after giving effect to the redemption, repurchase, repayment or prepayment of Debt out of the proceeds of the 16% Notes); provided that for purposes of paragraph (b) of the covenant described under "—Certain Covenants—Incurrence of Debt and Issuance of Preferred Stock," Existing Debt shall not include Debt of the type permitted to be Incurred by clauses (iii) and (v) of paragraph (b) thereof.

        "fair market value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length transaction between a willing seller and a willing and able buyer. Unless otherwise expressly required elsewhere in the indenture, fair market value will be determined in good faith (i) for transactions involving an aggregate consideration equal to or less than $30,000,000, by a

Responsible Officer of Cincinnati Bell, as evidenced, in the case of any such transaction involving consideration greater than $3,000,000, by an Officers' Certificate and (ii) for transactions involving an aggregate consideration in excess of $30,000,000, by the Board of Cincinnati Bell, as evidenced by a resolution of the Board, and in the case of both clause (i) and (ii), such determination shall be conclusive absent a manifest error.

        "Governmental Authority" means (a) the government of the United States of America or any State or other political subdivision thereof, (b) any government or political subdivision of any other jurisdiction in which Cincinnati Bell or any of its Subs conducts all or any part of its business, or which properly asserts jurisdiction over any properties of Cincinnati Bell or any of its Subs or (c) any entity properly exercising executive, legislative, judicial, regulatory or administrative functions of any such government.

        "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection or deposit in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Debt.

        "Guarantor" means any Restricted Subsidiary of Cincinnati Bell that has provided a guarantee of the Obligations with respect to the 16% Notes.

        "Interest Swap Obligations" means the Obligations of any person pursuant to any arrangement with any other person, whereby, directly or indirectly, such person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement to which such person is party or of which it is a beneficiary.

        "Lien" means any lien, mortgage, pledge, security interest, charge, encumbrance or governmental levy or assessment of any kind, whether voluntary or involuntary (including any conditional sale or other title retention agreement and any lease in the nature thereof).

        "Maturity," when used with respect to any 16% Note, means the date on which the principal of such 16% Note becomes due and payable as provided therein or in the 16% Notes Indenture, whether at the 16% Notes Stated Maturity or by declaration of acceleration, call for redemption or otherwise (including in connection with any offer to purchase that the 16% Notes Indenture requires Cincinnati Bell to make).

        "Moody's" means Moody's Investors Service, Inc.

        "Net Proceeds" means cash proceeds actually received by Cincinnati Bell or any of its Restricted Subsidiaries from any Asset Disposition (including insurance proceeds, awards of condemnation, and payments under notes or other debt securities received in connection with any Asset Disposition), net of:

  (a)
  the costs of such sale, issuance, lease, transfer or other disposition (including all legal, title and recording tax expenses, commissions and other fees and expenses incurred and all Taxes required to be paid or accrued as a liability under GAAP as a consequence of such sale, lease or transfer),

  (b)
  amounts applied to repayment of Debt (other than revolving credit Debt under the Amended Credit Agreement, without a corresponding reduction in the revolving credit commitment) secured by a Lien on the asset or property disposed of,

  (c)
  if such Asset Disposition involves the sale of a discrete business or product line, any accrued liabilities of such business or product line required to be paid or retained by Cincinnati Bell or any of its Restricted Subsidiaries as part of such disposition,

  (d)
  appropriate amounts to be provided by Cincinnati Bell or a Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with an Asset Disposition and retained by Cincinnati Bell or such Restricted Subsidiary, as the case may be, after such Asset Disposition, including, without limitation, pension and benefit liabilities, liabilities related to environmental matters or liabilities under any indemnification obligations associated with such Asset Disposition and

  (e)
  all distributions and other payments required to be made to minority interest holders in Subs or joint ventures as a result of such Asset Disposition, but only to the extent required by constituent documents of such Sub or such joint venture.

        "Obligations" means all obligations for principal, premium (if any), interest, penalties, fees, indemnification, reimbursements, damages and other liabilities payable under the documentation governing any Debt.

        "Ordinary Course of Business" means, in respect of any transaction involving Cincinnati Bell or any Restricted Subsidiary of Cincinnati Bell, the ordinary course of such person's business, as conducted by any such person in accordance with past practice and undertaken by such person in good faith.

        "Permitted Adjustments" means, for the purpose of calculating the Leverage Test and the Interest Coverage Test, pro forma adjustments arising out of events (including cost savings resulting from head count reduction, closure of facilities and similar restructuring charges) which are directly attributable to a specific transaction, are factually supportable and are expected to have a continuing impact, which (a) would be permitted by Article 11 of Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the SEC or (b) after the Distribution Date, have been realized or are reasonably expected to be realized within six (6) months following any such transaction; provided that, in either case, such adjustments are set forth in an Officer's Certificate signed by Cincinnati Bell's chief financial officer and another officer which states (i) the amount of such adjustment or adjustments, (ii) that such adjustment or adjustments are based on the reasonable good faith beliefs of the officers executing such Officer's Certificate at the time of such execution and (iii) that any related Incurrence of Debt is permitted pursuant to the indenture.

        "Permitted Asset Swap" means any transfer of properties or assets by Cincinnati Bell or any of its Restricted Subsidiaries in which the consideration received by the transferor consists of like properties or assets to be used in the business of Cincinnati Bell or its Restricted Subsidiaries in the same or similar manner as such transferred properties or assets; provided that (i) the fair market value (determined in good faith by the Board of Cincinnati Bell) of properties or assets received by Cincinnati Bell or any of its Restricted Subsidiaries in connection with such Permitted Asset Swap is at least equal to the fair market value (determined in good faith by the Board of Cincinnati Bell) of properties or assets transferred by Cincinnati Bell or such Restricted Subsidiary in connection with such Permitted Asset Swap and (ii) the aggregate fair market value of assets transferred by Cincinnati Bell in connection with all Permitted Asset Swaps after the 16% Notes Closing Date does not exceed 10% of Consolidated Total Assets.

        "Permitted Refinancing Debt" means any Debt of Cincinnati Bell or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to Refinance, other Debt of any such persons; provided, however, that

  (i)
  the principal amount of such Permitted Refinancing Debt does not exceed the principal amount (or, if issued at original issue discount, the aggregate accreted value) plus accrued interest and premium, if any (set forth in the original instrument representing such Debt), of the Debt so exchanged or Refinanced (plus the amount of reasonable fees and expenses incurred in connection therewith);

  (ii)
  such Permitted Refinancing Debt has a final maturity date on or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, at the time of such Refinancing, the Debt being exchanged or Refinanced;

  (iii)
  if the Debt being exchanged or Refinanced is subordinated in right of payment to the Notes, such Permitted Refinancing Debt is subordinated in right of payment to the Notes on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Debt being exchanged or Refinanced;

  (iv)
  such Permitted Refinancing Debt is Incurred by the person who is the obligor on the Debt being exchanged or Refinanced; and

  (v)
  in the case of Permitted Refinancing Debt in respect of the Notes, such Permitted Refinancing Debt will have an effective yield thereon not exceeding 10% per annum.

        Permitted Refinancing Debt shall not include Debt under the Amended Credit Agreement which may be Refinanced in accordance with the definition thereof.

        "Positive Credit Event" means Cincinnati Bell having a long-term (a) senior implied debt rating of at least BB+ from S&P and Bal from Moody's and (b) subordinated debt rating of at least BB- from S&P and Ba3 from Moody's; provided that if, after the occurrence of the Positive Credit Event, the Notes are not Widely Held and Cincinnati Bell's senior implied and subordinated debt ratings have been downgraded below the rating levels set forth in this definition of "Positive Credit Event", the provisions of the indenture applicable prior to the Distribution Date shall govern beginning after such ratings downgrade as if the Distribution Date has not occurred, until such time as the Notes become Widely Held or another Positive Credit Event occurs.

        "Preferred Stock" of any person means any Capital Stock of such person that has preferential rights to any other Capital Stock of such person with respect to dividends or redemptions or upon liquidation, and shall include the 6 3/4% Convertible Preferred Stock of Cincinnati Bell.

        "Purchasers" means GS Mezzanine Partners II, L.P., GS Mezzanine Partners II Offshore, L.P., and any other affiliate of GS Mezzanine Partners II, L.P. who purchases the 16% Notes being issued under the 16% Notes Purchase Agreement on the 16% Notes Closing Date and any other person specified as a Purchaser in Schedule 1 to the 16% Notes Purchase Agreement.

        "Refinance" means, in respect of any security or Debt, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Debt in exchange or replacement for, such security or Debt in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

        "Responsible Company Officer" means the chief executive officer, the president, the chief financial officer, the principal accounting officer or the treasurer (or the equivalent of any of the foregoing) of Cincinnati Bell or any of its Subs or any other officer, partner or member (or person performing similar functions) of Cincinnati Bell or any of its Subs responsible for overseeing the administration of, or reviewing compliance with, all or any portion of the indenture and 16% Notes Indenture.

        "Restricted Subsidiary" of any person means any Sub of such person which at the time of determination is not an Unrestricted Subsidiary.

        "Sale and Leaseback Transaction" means any direct or indirect arrangement with any person or to which any such person is a party, providing for the leasing to Cincinnati Bell or a Restricted Subsidiary of any property, whether owned by Cincinnati Bell or any Restricted Subsidiary at the 16% Notes

Closing Date or later acquired, which has been or is to be sold or transferred by Cincinnati Bell or such Restricted Subsidiary to such person or any other person from whom funds have been or are to be advanced by such person on the security of such property.

        "Senior Notes" means those certain 7 1/4% Senior Notes due 2023 of Cincinnati Bell issued pursuant to an indenture dated as of July 1, 1993 in the aggregate principal amount of $50,000,000, and any such notes issued in exchange or replacement therefor.

        "16% Notes Closing Date" means the date on which the 16% Notes are issued by Cincinnati Bell.

        "16% Exchange Notes" means any 16% Notes issued pursuant to the 16% Notes Registered Exchange Offer.

        "16% Notes Indenture" means the Indenture dated March 26, 2003 between Cincinnati Bell and The Bank of New York, as trustee.

        "16% Notes" means Cincinnati Bell's Senior Subordinated Discount Notes due 2009 issued pursuant to the 16% Notes Indenture.

        "16% Notes Purchase Agreement" means the Purchase Agreement, dated as of December 9, 2002, by and among Cincinnati Bell, GS Mezzanine Partners II, L.P. and GS Mezzanine Partners II Offshore, L.P.

        "16% Notes Registered Exchange Offer" means the Offer by Cincinnati Bell to holders of the 16% Notes to issue and deliver to such holders, in exchange for their 16% Notes, a like aggregate principal amount at Maturity of 16% Exchange Notes registered under the Securities Act.

        "16% Notes Stated Maturity" when used with respect to any 16% Note or any installment of interest thereon, means the date specified in the 16% Notes Indenture or such 16% Note as the scheduled fixed date on which the accreted value of such 16% Note or such installment of interest is due and payable and shall not include any contingent obligation to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for payment thereof.

        "Spectrum Assets" means the E-Block spectrum licenses granted by the Federal Communications Commission or any spectrum license owned by CBW Co. or its successor for which the E-Block may be exchanged.

        "S&P" means Standard & Poor's Ratings Service, a division of McGraw-Hill Companies, Inc.

        "Sub" means, with respect to any person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such person or one or more of the other Subs of that person (or a combination thereof) and (ii) any partnership (A) the sole general partner or the managing general partner of which is such person or a Sub of such person or (B) the only general partners of which are such person or of one or more Subs of such person (or any combination thereof). Any person becoming a Sub of Cincinnati Bell after March 26, 2003 shall be deemed to have Incurred all of its outstanding Debt on the date it becomes a Sub.

        "Taxes" means all federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, employment, withholding or other taxes, duties or assessments of any kind whatsoever imposed on any person, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties and includes any liability for Taxes of another person by contract, as a transferee or successor, under Treasury regulation Section 1.1502-6 or analogous state, local or foreign law provision or otherwise.

        "Tax Returns" means all reports and returns (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to Taxes.

        "Transaction Documents" means the documents listed as Exhibits A through D to the 16% Notes Purchase Agreement.

        "Unrestricted Subsidiary" means (i) any member of the BRCOM Group; provided that after the consummation of the sale of all or substantially all of the assets of BRCOM's Subs or the consummation of a confirmed plan of reorganization under Chapter 11 of the Federal Bankruptcy Code with respect to BRCOM, Cincinnati Bell may designate Broadwing Telecommunications Inc. as a Restricted Subsidiary by written notice to the Trustee and the Holders; (ii) any Sub of a person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of such person in the manner provided in, and for the purposes of, the 16% Notes Indenture; provided that Cincinnati Bell shall provide written notice to the Trustee and the Holders of any such designation; and (iii) any Sub of an Unrestricted Subsidiary.

        "Weighted Average Life to Maturity" means, when applied to any Debt at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (A) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (B) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Debt.

        "Wholly Owned Restricted Subsidiary" of any person means any Wholly Owned Subsidiary of such person which at the time of determination is a Restricted Subsidiary of such person.

        "Wholly Owned Subsidiary" of any person means a Sub of such person all of the outstanding Capital Stock or other ownership interests of which shall at the time be owned by such person or by one or more Wholly Owned Subsidiaries of such person or by such person and one or more Wholly Owned Subsidiaries of such person.

        "Widely Held" means, with respect to the Notes, that (a) the original purchasers of the Notes no longer hold more than 50% of the then outstanding aggregate Accreted Value of the Notes (exclusive of Notes then owned directly or indirectly by Cincinnati Bell, or any of its Subs or affiliates) and (b) Cincinnati Bell (i) reasonably believes after due inquiry the number of beneficial owners (as defined in Rule 13d-3 under the Exchange act) of the Notes (counting for the purpose of this definition all holders that are affiliates of each other as one beneficial owner) equals or exceeds twenty-five (25) and (ii) if requested by the holders of more than 50% of the then outstanding aggregate Accreted Value of the Notes (exclusive of Notes then owned directly or indirectly by Cincinnati Bell, or any of its Subs or affiliates), delivers to the requesting holders and the Trustee an officer's certificate executed by the Responsible Company Officer describing in reasonable detail the grounds for such belief and the procedures used by Cincinnati Bell to count the number of beneficial owners. For the avoidance of doubt, the Trustee's obligations under clause (ii) of this definition shall be limited solely to keeping such officers' certificate on file with the Trustee and in no event shall the Trustee be liable for the contents of such officers' certificate nor shall it be required to deliver such officers' certificate to the holders.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following is a discussion of the material U.S. Federal income tax consequences of the ownership and disposition of the Notes and shares of our common stock acquired upon conversion of the Notes. The discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, judicial authorities, published positions of the Internal Revenue Service (the "IRS") and other applicable authorities, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect. The discussion addresses only holders who hold the Notes and shares of our common stock as capital assets. This discussion does not address all the tax consequences that might be relevant to holders in light of their particular circumstances such as:

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  certain financial institutions;

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  insurance companies;

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  dealers in securities or foreign currencies;

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  persons who hold Notes or shares of our common stock acquired upon conversion of the Notes as part of a straddle, hedge, conversion transaction or other integrated investment;

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  U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

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  partnerships or other entities classified as partnerships for U.S. Federal income tax purposes;

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  persons who own actually or constructively 10% or more of our voting stock;

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  persons subject to the alternative minimum tax;

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  persons who held Notes or shares of our common stock issued upon conversion in an individual retirement or other tax deferred account; or

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  tax-exempt organizations.

        If a partnership holds Notes or shares of our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding Notes or shares of our common stock, you are urged to consult your tax adviser.

        Prospective investors are urged to consult their own tax advisers regarding the U.S. Federal, state, local, and non-U.S. tax consequences of the ownership and disposition of Notes and shares of our common stock.

U.S. Holders

        The following discussion applies to you only if you are a "U.S. holder." For purposes of this discussion, a U.S. holder is a beneficial owner of Notes that is for U.S. Federal income tax purposes:

  •
  an individual U.S. citizen or resident alien;

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  a corporation, or other entity taxable as a corporation for U.S. Federal income tax purposes, created or organized under the laws of the U.S. or any political subdivision thereof;

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  an estate the income of which is subject to U.S. Federal income taxation regardless of its source; or

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  a trust if (i) it is subject to the primary supervision of a U.S. court and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

  Issue Price

        On March 26, 2003, we executed a supplemental indenture for the Notes. The supplemental indenture amended certain terms of the Notes, including increasing the rate of accretion on the Notes, adding a covenant restricting certain asset dispositions, and increasing the optional redemption prices of the Notes. The adoption of the amendments to the terms of the Notes constituted a "significant modification" of the Notes under applicable Treasury regulations. As a result, the Notes were deemed exchanged for new Notes for U.S. Federal income tax purposes.

        The issue price of the Notes will be equal to their stated principal amount unless a substantial amount of either of the Notes or the new Notes was, at any time during the 60-day period ending 30 days after their issue date, considered to be "traded on an established market" within the meaning of the applicable regulations. Although the matter is not free from doubt, we believe, and intend to take the position that, neither the Notes nor the new Notes will be considered to be traded on an established market. As a result, the issue price of the new Notes will be equal to their stated principal amount.

  Interest and Original Issue Discount

        The Notes will have original issue discount, or OID. OID is the excess of the stated redemption price at maturity of a debt instrument over its issue price. The stated redemption price at maturity of a debt instrument is the sum of all payments on the instrument, other than payments of qualified stated interest. Qualified stated interest is interest that is unconditionally payable in cash or property, other than debt instruments of the issuer, at least annually at a single fixed rate. The interest on the Notes will not be qualified stated interest because it is not payable at least annually.

        You must include OID in income as the OID accrues, even if you use the cash method of accounting. The amount of OID includible in your income on a Note for an accrual period is the sum of the daily portions of OID on the Note for each day during the accrual period in which you own the Note. The daily portions of OID are determined by allocating to each day in an accrual period a pro rata portion of the OID allocable to that period. You may select an accrual period of any length and vary the length of each accrual period over the term of the Note as long as no accrual period is longer than one year and each scheduled payment of interest or principal on the Note occurs on either the first or last day of an accrual period.

        The amount of OID allocable to an accrual period is the product of the adjusted issue price of the Note at the beginning of the accrual period and the yield to maturity of the Note. The adjusted issue price of a Note is its issue price increased by OID previously includible in income with respect to the Note and decreased by payments on the Note. The yield to maturity of a Note is the discount rate that, when used in computing the present value of all payments on the Note, produces an amount equal to the issue price of the Note.

  Acquisition Premium

        If your tax basis in a Note is greater than the adjusted issue price of the Note but less than or equal to the stated redemption price at maturity of the Note, the Note will have "acquisition premium." The amount of acquisition premium allocable to a taxable year will reduce the amount of OID includible in income for that year.

  Market Discount

        Subject to a de minimis exception described below, a Note will have market discount if a holder's initial tax basis in the Note is less than the revised issue price of the Note. The revised issue price of a Note for a particular holder is equal to the original issue price of the Note plus the aggregate amount of OID includible in the gross income of all other holders of the Note for the period before the acquisition of the Note by such holder, and probably reduced (although the Code does not expressly so provide) by any cash payments in respect of the Note.

        Market discount accrues ratably unless a holder elects to accrue market discount on a constant yield basis.

        A holder may elect to include market discount in income as it accrues. Once made, the election will apply to all debt instruments acquired by the holder on or after the first day of the taxable year to which the election applies and may be revoked only with the consent of the IRS. A holder's tax basis in a Note would be increased by the amount of market discount included in income.

        If a holder does not make an election to include market discount in income as it accrues, any gain realized on the sale, exchange or retirement of the Note and unrealized appreciation on certain nontaxable dispositions of the Note will be treated as ordinary income to the extent of the market discount that had not been previously included in income and that is treated as having accrued on the Note prior to the payment or disposition. In addition, a holder might be required to defer all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry the Note if no election is made to include market discount in income as it accrues.

        If a Note with accrued market discount is converted into shares of our common stock, the accrued market discount will generally be taxable to the holder as ordinary income upon disposition of the common stock.

        A Note would not be considered to have market discount if the amount of the market discount is less than the product of (i) 0.25% of the revised issue price of the Note and (ii) the number of complete years to maturity of the Note. That de minimis market discount would be treated as capital gain (or would reduce capital loss) on the sale or other disposition of the Note before maturity.

  Conversion of Notes

        In general, you will not recognize income, gain or loss upon conversion of a Note into shares of our common stock except with respect to (i) cash received in lieu of fractional shares and (ii) common stock received in respect of accrued but unpaid interest, as described below.

        Receipt of common stock other than in respect of accrued interest.    Your tax basis in the shares of our common stock received upon conversion of Notes other than in respect of accrued interest will be equal to your aggregate tax basis in the Notes less any portion of your tax basis allocable to any fractional share for which cash is received. Your holding period for those shares of common stock will include the period during which you held the Notes prior to conversion. Cash received in lieu of a fractional share of common stock should be treated as a payment in exchange for the fractional share. As a result, you will generally recognize taxable gain or loss on the receipt of cash in lieu of a fractional share equal to the difference between the amount of cash received and your tax basis in the fractional share.

        Receipt of common stock in respect of accrued interest.    The fair market value of the shares of our common stock received on conversion of Notes that are attributable to accrued interest will be taxable as ordinary income. Your tax basis in those shares of common stock will be equal to the amount of the accrued interest included in income and your holding period for those shares will begin on the day after the date of conversion.

        Conversion of a Note with accrued market discount.    If a Note with accrued market discount is converted into shares of our common stock, the accrued market discount will be carried over to the stock received upon conversion. Any gain on the subsequent disposition of the stock will generally be taxable to the holder as ordinary income to the extent of that accrued market discount.

  Conversion Rate Adjustments

        You might be treated as receiving a constructive distribution of stock from us if the conversion rate of the Notes is adjusted. Adjustments that have the effect of increasing your proportionate interest in our assets or earnings and profits and that are not made pursuant to a bona fide, reasonable anti-dilution formula can give rise to deemed dividend income to you even though you would not receive any cash related to that adjustment. A taxable constructive stock distribution might result, for example, if the conversion rate of the Notes is adjusted to compensate you for distributions of cash or property to our shareholders.

  Distributions on Common Stock Acquired on Conversion of Notes

        Distributions on our common stock paid out of our current or accumulated earnings and profits, as determined for U.S. Federal income tax purposes, will be dividends and will be includible in your income when received. Under recently enacted legislation, dividends received by an individual taxpayer during taxable years before 2009 will be taxed at a maximum rate of 15%, provided that certain holding period requirements are met with respect to each dividend. Dividends received by an individual taxpayer for taxable years after 2008 will be subject to tax at ordinary income rates. If you are a corporation, dividends on our common stock might qualify for a dividends received deduction.

  Sale or Disposition of Notes or Shares of our Common Stock

        Upon a sale or other disposition of a Note or share of our common stock, other than upon conversion of a Note, you will recognize gain or loss equal to the difference between the amount realized and your tax basis in the Note or share of stock, as the case may be. The amount realized on the sale or disposition of a Note will not include payments received in respect of accrued but unpaid interest, which amount will be treated as ordinary interest income. Subject to the market discount rules discussed above, the gain or loss upon sale or disposition of a Note or share of our common stock will generally be capital gain or loss. Any capital gain or loss will be long-term capital gain or loss if your holding period for the Note or share of common stock, as the case may be, is more than one year. The deductibility of capital losses is subject to limitations.

  Information Reporting and Backup Withholding

        In general, information reporting will apply to interest on the Notes, dividends on our common stock, and the proceeds of the sale or other disposition of the Notes and shares of our common stock unless you are an exempt recipient such as a corporation. Backup withholding will apply to those payments if you fail to provide your taxpayer identification number and comply with certain certification procedures or otherwise establish an exemption from backup withholding. If backup withholding applies, the relevant intermediary must withhold tax on those payments at a rate of 28%. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your U.S. Federal income tax liability, provided the required information is furnished to the IRS.

Non-U.S. Holders

        The following discussion applies to you if you are a non-U.S. Holder. For purposes of this discussion, a non-U.S. holder is a beneficial owner of Notes, other than a partnership or other pass-through entity, who is not a U.S. holder.

  Interest

        Interest payments on the Notes will generally not be subject to U.S. Federal income tax withholding if you satisfy one of the following requirements:

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  You provide a completed Form W-8BEN to the bank, broker or other intermediary through which you hold Notes, or, if you hold Notes directly, to us or our paying agent.

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  You hold Notes directly through an intermediary that (i) is either a U.S. or non-U.S. entity, (ii) is acting out of a non-U.S. branch or office and (iii) has signed an agreement with the IRS providing that it will administer all or part of the U.S. tax withholding rules under specified procedures (a "qualified intermediary"). In that case, you need not file Form W-8BEN if the qualified intermediary has in its files, or obtains from you, certain information concerning your eligibility for an exemption from withholding.

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  You are entitled to an exemption from withholding tax on interest under a treaty between the U.S. and your country of residence. In general, to claim this exemption, you must complete and submit a Form W-8BEN.

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  The interest income is effectively connected with your conduct of a trade or business in the U.S. To claim this exemption, you must complete and submit a Form W-8ECI. In that case, the interest would generally be subject to U.S. income tax as if you were a U.S. holder. In addition, if you are a corporation, effectively connected income might be subject to a branch profits tax imposed at a 30% rate or a lower rate under a tax treaty.

        Even if you satisfy one of the above requirements, interest on Notes will be subject to withholding under certain limited circumstances, including if you own actually or constructively 10% or more of our voting stock or you are a controlled foreign corporation directly or indirectly related to us. In those cases, you will be exempt from withholding taxes only if you are eligible for a treaty exemption or if the interest income is effectively connected with your conduct of a trade or business in the U.S. and the required certification has been filed.

  Conversion of Notes

        In general, you will not recognize income, gain or loss upon conversion of Notes into shares our common stock. Gain realized with respect to cash received in lieu of a fractional share, however, will be treated as described below under "—Sale or Disposition of Notes or Shares of our Common Stock."

  Conversion Rate Adjustments

        An adjustment to the conversion rate of a Note might result in a taxable constructive stock distribution, as described above under the caption "—U.S. Holders—Conversion Rate Adjustments." Any taxable constructive stock distribution from an adjustment to the conversion rate will be treated in the same manner as an actual distribution on our common stock, as described below under "—Distributions on Common Stock Acquired on Conversion of Notes."

  Distributions on Common Stock Acquired on Conversion of Notes

        Distributions on our common stock will constitute dividends to the extent of our current or accumulated earnings and profits, as determined for U.S. Federal income tax purposes. Dividends paid (or deemed paid) to a non-U.S. holder on shares of our common stock acquired upon the conversion of Notes will be subject to withholding at a 30% rate or a lower rate provided by an applicable treaty. A non-U.S. holder that is eligible for a reduced rate of U.S. withholding tax pursuant to a treaty may obtain a refund of any excess amount withheld by filing an appropriate claim for a refund with the IRS.

In general, you can comply with the documentation requirements to claim tax treaty benefits by satisfying one of the following conditions:

  •
  You provide a completed Form W-8BEN to the bank, broker or other intermediary through which you hold your shares, or, if you hold your shares directly, to us or our paying agent.

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  You hold your shares directly through a qualified intermediary. In that case, you need not file Form W-8BEN if the qualified intermediary has in its files, or obtains from you, certain information concerning your eligibility for an exemption from withholding.

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  In certain limited circumstances, you may be permitted to provide documentary evidence in lieu of Form W-8BEN even if you hold your shares through an intermediary that is not a qualified intermediary.

  •
  Dividends will be exempt from U.S. withholding tax if the dividend income is effectively connected with your conduct of a trade or business in the U.S. In general, you must complete Form W-8ECI to claim this exemption. In that case, the effectively connected dividends will be subject to regular U.S. income tax as if you were a U.S. holder. In addition, if you are a corporation, effectively connected dividends might be subject to a branch profits tax imposed at a rate of 30% or a lower rate under an applicable tax treaty.

  Sale or Disposition of Notes or Shares of our Common Stock

        Upon a sale or other disposition of a Note or share of our common stock, other than upon conversion of a Note, you will generally not be subject to U.S. Federal income tax on gain recognized on the sale or other disposition unless (i) the gain is effectively connected with your conduct of a trade or business in the U.S., (ii) if you are an individual, you are present in the U.S. for at least 183 days in the taxable year of disposition and you satisfy certain other requirements, or (iii) we are or have been during certain periods preceding the disposition a "U.S. real property holding corporation," for U.S. Federal income tax purposes (which we believe we are not and are not likely to become).

  Information Reporting and Backup Withholding

        Backup withholding and information reporting will not apply to interest on Notes and dividends on our common stock if you have furnished a Form W-8BEN or W-8ECI or otherwise establish an exemption, provided that neither we nor a paying agent has actual knowledge that you are a U.S. holder or other conditions of any other exemption are not satisfied.

        Payments of the proceeds of the sale or disposition of Notes or shares of our common stock through a foreign office of certain brokers are currently subject to reporting requirements, but not backup withholding. Reporting requirements apply if the broker is (i) a U.S. person; (ii) a controlled foreign corporation; (iii) a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment was effectively connected with the conduct of a trade or business in the U.S.; (iv) a foreign partnership with certain connections to the U.S.; or (v) a U.S. branch of a foreign bank or foreign insurance company. Those payments will not be subject to reporting requirements if the broker has evidence in its records that you are a non-U.S. holder and has no actual knowledge or reason to know that such evidence is false.

        Payments of the proceeds of a sale of Notes or shares of our common stock through the U.S. office of a broker will be subject to information reporting and backup withholding unless you certify under penalties of perjury that you are a non-U.S. holder, satisfy certain other qualifications and provide your name and address, or you otherwise establish an exemption.

        Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your U.S. Federal income tax liability, provided the required information is furnished to the IRS.

ERISA CONSIDERATIONS

        The United States Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code set forth certain restrictions on (a) employee benefit plans (as defined in section 3(3) of ERISA), (b) plans described in Section 4975(e)(1) of the Code, including individual retirement accounts and Keogh plans, (c) plans, individual retirement accounts and other arrangements that are subject to provisions of any Federal, state, local, non-United States or other laws, rules or regulations that are similar to such provisions of ERISA and the Code ("Similar Laws") (d) any entity whose underlying assets include plan assets by reason of a plan's investment in such entity (each of (a), (b), (c) and (d) hereinafter referred to as a "Plan" or "Benefit Plan") and (e) persons who have certain specified relationships to such Plans ("Parties in Interest" under ERISA and "Disqualified persons" under the Code). Cincinnati Bell will be a Party in Interest and Disqualified person with respect to each Plan covering its employees or the employees of its subsidiaries or affiliates.

        ERISA imposes specific requirements on fiduciaries of Benefit Plans subject to ERISA, namely, that they make prudent investments, that they diversify investments, and that they make investments in accordance with the Benefit Plan documents and in the best interests of participants and their beneficiaries. In accordance with these general fiduciary standards, before investing in the Notes or converting the Notes to shares of our common stock, a Benefit Plan fiduciary should determine whether such an investment or conversion is permitted under the governing Plan instruments and is appropriate for the Benefit Plan in view of its overall investment policy and the composition and diversification of its portfolio.

        In addition to imposing fiduciary requirements, ERISA prohibits a Party in Interest under ERISA and a Disqualified person under the Code from engaging in certain transactions with respect to Benefit Plans or their assets ("Prohibited Transactions"). A violation of these Prohibited Transaction rules may result in a breach of fiduciary duty under ERISA and/or the imposition of an excise tax or other penalties and liabilities under ERISA and/or the Code for such persons. If Cincinnati Bell, the Initial Purchaser or any of their respective affiliates were a Party in Interest or a Disqualified person with respect to a Benefit Plan, a Prohibited Transaction could occur upon (i) the subscription for, acquisition or holding of the Notes by a Benefit Plan or (ii) the conversion of the Notes by a Benefit Plan into shares of our common stock.

        However, both ERISA and the Code provide for certain statutory and administrative exemptions from the Prohibited Transaction rules which could apply in this case. Further, the U.S. Department of Labor has issued a number of class exemptions that may apply to otherwise Prohibited Transactions arising from the acquisition or holding of Notes, including: Class Exemption 75-1 (Transactions Involving Employee Benefit Plans and Certain Broker-Dealers, Reporting Dealers and Banks), Class Exemption 84-14 (Plan Asset Transactions Determined by Independent Qualified Professional Asset Managers), Class Exemption 90-1 (Acquisition or Holding of Employer Securities or Real Property by Insurance Company Pooled Separate Accounts), Class Exemption 91-38 (Transactions Involving Bank Collective Investment Funds), Class Exemption 95-60 (Transactions Involving Insurance Company General Accounts) and Class Exemption 96-23 (Transactions Involving In-House Asset Managers). The availability of each of these statutory, administrative and class exemptions is subject to a number of important conditions which each Benefit Plan investor's fiduciary must consider in determining whether such exemption applies.

        Prior to making an investment in the Notes, prospective Benefit Plan investors should consult with their legal advisers concerning the impact of ERISA and the Code and the potential consequences of such investment in light of their specific circumstances. Each purchaser by its purchase of the Notes shall be deemed to have represented and covenanted that the subscription for, acquisition and holding of the Notes and any conversion of the Notes into shares of our common stock is consistent with its fiduciary duties under ERISA and does not result in the occurrence of a non-exempt Prohibited Transaction or a transaction that would violate any applicable Similar Law.

SELLING HOLDERS

        The Notes were originally issued and sold by us in a transaction exempt from the registration requirements of the Securities Act to persons reasonably believed by us to be institutional accredited investors. Selling holders, which term includes certain pledgees foreclosing on a pledge of registrable securities with respect to a bona fide financing transaction with the holder (as described in the registration rights agreement), may from time to time offer and sell pursuant to this prospectus any or all of the Notes and common stock into which the Notes may have been converted.

        The selling holders have represented to us that they purchased the Notes and the common stock issuable upon conversion for their own account for investment only and not with a view toward selling or distributing them, except through sales registered under the Securities Act or exemptions. We agreed with the selling holders pursuant to a registration rights agreement to file this registration statement to register the resale of the Notes and the common stock. We agreed to use our reasonable best efforts to prepare and file all necessary amendments and supplements to the registration statement to keep it effective until the date on which the Notes and the common stock into which the Notes are convertible no longer qualify as "registrable securities" under the registration rights agreement. We can suspend the effectiveness of the registration statement for up to 90 days in any 365-day period, provided that if certain selling holders have pledged registrable securities pursuant to a bona fide financing, and have notified us of such arrangements, for so long as the registrable securities may be transferred or sold by the pledgee foreclosing on such pledge, the 90-day limitation is reduced to 45 days in any 365-day period. A holder who elects to sell any securities pursuant to this registration statement:

  •
  will be required to be named as selling security holder;

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  will be required to deliver a prospectus to purchasers;

  •
  will be subject to the civil liability provisions under the Securities Act in connection with any sales; and

  •
  will be bound by the provisions of the registration rights agreement which are applicable, including indemnification obligations.

        If required, additional selling holders may from time to time be identified and information with respect to such selling holders will be provided in a supplement to this prospectus.

        The following table sets forth information, as of August 4, 2003, with respect to the selling holders and the respective principal amounts at issuance of Notes and common stock beneficially owned by each selling holder that may be offered pursuant to this prospectus. The information is based on information provided by or on behalf of the selling holders. The selling holders may offer all, some or none of the Notes or common stock into which the Notes are convertible. Because the selling holders may offer all or some portion of the Notes or the common stock, no estimate can be given as to the amount of the Notes or the common stock that will be held by the selling holders upon termination of any such sales. In addition, the selling holders identified below may have sold, transferred or otherwise disposed of all or a portion of their Notes since the date on which they provided the information regarding their Notes in transactions exempt from the registration requirements of the Securities Act.

Selling Holder	Principal Amount of Notes Beneficially Owned and Offered Hereby(1)(2)	Number of Shares of Common Stock Beneficially Owned(3)
OHCP Ocean I, LLC	$40,442,000	—
OHCP Ocean III, LLC	234,200,000	—
OHCP Ocean IV, LLC	9,100,000	—
OHCP Ocean V, LLC	41,258,000	—
Oak Hill Securities Fund, L.P.	18,127,000	50,698
Oak Hill Securities Fund II, L.P.	37,500,000	—

(1)
Interest on the Notes will accrete at an annual rate of 9% until July 21, 2004 and at an annual rate of 2 1/4% from July 21, 2004 to July 21, 2009 and thus the aggregate principal amount of the Notes and the common stock which they are convertible into may include additional Accreted Value of the Notes.

(2)
Includes Notes that the Selling Holder has the right to acquire pursuant to forward purchase commitments.

(3)
Excludes shares of common stock issuable upon conversion of Notes.

Relationship with Selling Holders

        On November 9, 1999, we consummated our merger with IXC Communications, Inc. As part of the financing for the IXC transaction, on July 21, 1999, Cincinnati Bell entered into an investment agreement with Oak Hill Capital Partners L.P. and certain related parties of Oak Hill, collectively, the "purchasers." Under the investment agreement:

  •
  a designee of an affiliate of Oak Hill was elected to our board of directors, and that affiliate is entitled to have a designee on our board of directors as long as the purchasers retain 66 2/3% of the shares of common stock issued or issuable upon conversion of the Notes (including all Notes originally issued to the purchasers, but excluding any redeemed by us);

  •
  Oak Hill itself is entitled to appoint a non-voting representative to observe meetings of our board of directors as long as the purchasers retain 66 2/3% of the shares of common stock issued or issuable upon conversion of the Notes (including all Notes originally issued to the purchasers, but excluding any redeemed by us);

  •
  until the later of the close of business of July 21, 2004 or one year after the date on which the purchasers no longer own any Notes or common stock issued upon conversion of the Notes, the purchasers may not:

  •
  advise, assist, or encourage others to buy or otherwise acquire, or agree to acquire, beneficial ownership of voting securities of Cincinnati Bell if the purchasers and their affiliates would beneficially own voting securities representing more than 1.0% of the total voting power of all then outstanding voting securities (excluding the beneficial ownership of securities owned by the purchasers when the investment agreement was entered into, issued in connection with the IXC merger or upon conversion of the Notes, otherwise received or receivable under the terms of the Notes, issued as dividends or as distributions on the converted shares, and certain other exceptions);

  •
  make or participate in any solicitation of proxies relating to any shares of our voting securities;

  •
  call, consent to, or participate in a special meeting of our shareholders;

    •
    request or obtain a list of holders of voting securities;

    •
    initiate, propose or participate in the making of any shareholder proposal relating to Cincinnati Bell;

    •
    deposit any of our voting securities in a voting trust, agreement, or irrevocable proxy or otherwise participate in a group which would make any of the purchasers the beneficial owner of our voting securities;

    •
    make any proposal for the acquisition of us or any of our assets or any business combination, change of control, restructuring, recapitalization or other extraordinary transaction;

    •
    seek representation on our board of directors, or otherwise seek to change its composition or size, aside from the designee described above;

    •
    disclose any intent, plan, or proposal with respect to us that is inconsistent with the forgoing prohibitions, including any proposal that would require a change in the forgoing prohibitions; or

    •
    make any request for us to waive or consent to any action inconsistent with the forgoing prohibitions, or any action that would require us to make a public disclosure relating to any such intent, plan or proposal;

  •
  the purchasers agreed to take any actions required so that all voting securities they beneficially own will be present for quorum purposes, in person or represented by proxy, at all of our shareholder's meetings and will vote at every such meeting for our nominees to our board of directors, so long as any director that the Oak Hill affiliate is entitled to designate, if any, is included among those nominees;

  •
  until the earlier of July 21, 2004 or the date on which the purchasers and their affiliates own less than 50% of the common stock issued or issuable upon conversion of the Notes (including all Notes originally issued to the purchasers, but excluding any redeemed by us), the purchasers may not, directly or indirectly, sell or transfer any Notes or other securities having the ordinary power to vote in the election of our directors without our prior written consent except:

  •
  to any person who would beneficially own less than 5% of our outstanding voting securities after such sale or transfer;

  •
  to us;

  •
  to an affiliate of the purchasers;

  •
  in a registered broadly distributed public offering (including sales pursuant to this prospectus);

  •
  in a tender offer;

  •
  after providing notice to us and a right of first refusal; or

  •
  that any pledgee of the purchaser's Notes or shares of common stock issuable upon conversion of the Notes foreclosing on a pledge in connection with a bona fide financing transaction by the purchasers may transfer such Notes and conversion shares without such restrictions.

        Cincinnati Bell, Oak Hill and certain related parties of Oak Hill also entered into an agreement, pursuant to which Oak Hill received $5 million on execution of the investment agreement, and $20 million on completion of the IXC merger. Other alternative transactions would have required payment of a different amount.

PLAN OF DISTRIBUTION

        The selling holders and certain pledgees foreclosing on a pledge of registrable securities with respect to bona fide financing transactions with the purchasers (as described in the registration rights agreement) may sell the Notes and the common stock into which the Notes are convertible directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling holders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

        The Notes and the common stock into which the Notes are convertible may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions:

  •
  on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of sale;

  •
  in the over-the-counter market;

  •
  in transactions otherwise than on such exchanges or services or in the over-the-counter market;

  •
  through the writing of options, whether listed on an options exchange or otherwise;

  •
  through the making or covering of short sales;

  •
  through the distribution by a holder to its partners, members or stockholders;

  •
  through a block trade in which a broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal in order to facilitate the transaction;

  •
  through purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

  •
  through ordinary brokerage transactions and transactions in which the broker solicits purchasers; or

  •
  through a combination of any of the above.

        In connection with the sale of the Notes and the common stock into which the Notes are convertible or otherwise, the selling holders may enter into hedging transactions with broker-dealers or other financial institutions which may in turn engage in short sales of the Notes or the common stock into which the Notes are convertible and deliver these securities to close out such short positions, or loan or pledge the Notes or the common stock into which the Notes are convertible to broker-dealers that in turn may sell these securities.

        The aggregate proceeds to the selling holders from the sale of the Notes or common stock into which the Notes are convertible will be the purchase price of the Notes or common stock less discounts and commissions, if any. Each of the selling holders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Notes or common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

        Our outstanding common stock is listed for trading on the New York Stock Exchange. We do not intend to list the Notes for trading on any national securities exchange or on the New York Stock Exchange. We cannot assure you that a trading market for the Notes will develop. If a trading market for the Notes fails to develop, the trading price of the Notes may decline.

        In order to comply with the securities laws of some states, if applicable, the Notes and common stock into which the Notes are convertible may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Notes and common stock into which the

Notes are convertible may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

        The selling holders and any underwriters, broker-dealers or agents that participate in the sale of the Notes and common stock into which the Notes are convertible may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling holders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The selling holders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M, and have agreed that they will not engage in any transaction in violation of such provisions.

        In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A or another exemption from the requirements of the Securities Act may be sold under Rule 144 or Rule 144A or such other exemption rather than in connection with this prospectus. A selling holder may not sell any Notes or common stock described in this prospectus and may not transfer, devise or gift such securities by other means not described in this prospectus.

        To the extent required, the specific Notes or common stock to be sold, the names of the selling holders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

        We entered into a registration rights agreement for the benefit of holders of the Notes to register resales of their Notes and common stock under applicable federal and state securities laws. The registration rights agreement provides for cross-indemnification of the selling holders and Cincinnati Bell and their directors, officers and controlling persons against liabilities in connection with the offer and sale of the Notes and the common stock, including liabilities under the Securities Act. We will pay all of our expenses and substantially all of the expenses incurred by the selling holders because of the offering and sale of the Notes and the common stock, provided that each selling holder will be responsible for payment of commissions, concessions and discounts of underwriters, broker-dealers or agents.

LEGAL MATTERS

        The legality of the Notes and common stock offered by this prospectus will be passed upon for Cincinnati Bell by Thomas W. Bosse, Esq., Associate General Counsel of Cincinnati Bell.

EXPERTS

        The financial statements incorporated in this prospectus by reference to the Annual Report of Cincinnati Bell Inc. (f/k/a Broadwing Inc.) on Form 10-K for the year ended December 31, 2002, as amended, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy these reports and other information filed by us at the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

        The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC through the Electronic Data Gathering, Analysis and Retrieval System (EDGAR) system. The address of this site is http://www.sec.gov.

        You may also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

        This prospectus constitutes a part of a registration statement on Form S-3 we filed with the SEC to register the Notes and the common stock to be issued. As allowed by the SEC rules, this prospectus does not contain all the information set forth in the registration statement or the exhibits to the registration statement.

        The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you be referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in, or incorporated by reference in, this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition.

Cincinnati Bell Filings (File No. 1-8519)	Period
Annual Report on Form 10-K and Amended Annual Reports on Form 10-K/A	Fiscal Year ended December 31, 2002
Proxy Statement and Amended Proxy Statement	Filed on March 31, 2003 and April 7, 2003
Quarterly Report on Form 10-Q	For the period ended March 31, 2003
Current Reports on Form 8-K
Filed January 13, 2003, February 6, 2003, February 25, 2003, February 28, 2003, March 27, 2003, May 1, 2003, May 6, 2003, May 16, 2003, June 5, 2003, June 13, 2003, June 24, 2003, July 24, 2003, July 29, 2003, August 1, 2003 and August 4, 2003

Description of Cincinnati Bell capital stock and unaudited pro forma financial information contained in the prospectus and solicitation statement included in Cincinnati Bell's Registration Statement on Form S-4, as amended (Registration No. 333-104557)	Filed under the Securities Act on July 30, 2003

        All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus shall also be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing such document. Any statement contained in this prospectus, or in a document incorporated by reference, shall be deemed to be modified or superseded to the extent that a statement contained in this prospectus or in any other subsequently filed document incorporated by reference, modifies or superseded such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        We will provide a copy of the documents we incorporate by reference, at no cost, to any person who receives this prospectus. To request a copy of any or all of these documents, you should write or telephone us at:

        Cincinnati Bell Inc.
201 East Fourth Street
P.O. Box 2301
Cincinnati, Ohio 45201-2301
Telephone: (800) 345-6301
Attention: Director of Investor Relations

        You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. The selling holders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document.

$400,000,000

(original issue price)

Cincinnati Bell Inc.

6 3/4% Convertible Subordinated

Notes due 2009

PROSPECTUS

August 5, 2003

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

        The following table sets forth the various expenses previously paid by the Registrant in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimated except the SEC registration fee and the New York Stock Exchange additional listing fee.

SEC registration fee	$111,200.00
NYSE additional listing fee	$65,275.00
Legal fees and expenses	$50,000.00
Accounting fees and expenses	$50,000.00
Miscellaneous expenses	$0.00

Total	$212,700.00

Item 15. Indemnification of Directors and Officers.

        With certain exceptions to the following limitation, Ohio law provides that a director is liable in damages for any action he or she takes or fails to take only if it is proved by clear and convincing evidence in a court of competent jurisdiction that such action or failure to act was taken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation.

        Under Ohio law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any proceeding, other than an action by or in the right of the corporation, because the person is or was a director or officer, against liability reasonably incurred by the director or officer in connection with the proceeding if either:

  •
  the director or officer acted in good faith and in a manner the director or officer reasonably believes to be in or not opposed to the best interests of the corporation; or

  •
  with respect to any criminal action or proceeding, the director or officer had no reasonable cause to believe the director's or officer's conduct was unlawful.

        Under Ohio law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any proceeding, by or in the rights of the corporation to procure a judgment in its favor, because the person is or was a director or officer against liability reasonably incurred by the director or officer in connection with the proceeding if the director or officer acted in good faith and in a manner the director or officer reasonably believed to be in or not opposed to the best interests of the corporation, except that a corporation may not indemnify a director or officer if either:

  •
  the director or officer has been adjudged to be liable for negligence or misconduct in the performance of the director's or officer's duty to the corporation unless and only to the extent that the court in which the proceeding was brought determines that, in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for such expenses as the court deems proper; or

  •
  the only liability asserted against a director in a proceeding is for the director voting for or assenting to the following:

  •
  the payment of a dividend or distribution, the making of a distribution of assets to shareholders, or the purchase or redemption of the corporation's own shares in violation of Ohio law or the corporation's articles of incorporation;

  •
  a distribution of assets to shareholders during the winding up of the affairs of the corporation, or dissolution of otherwise, without the payment of all known obligations of the corporation or without making adequate provision for their payment; or

  •
  the making of a loan, other than in the usual course of business, to an officer, director or shareholder of the corporation other than in the case of at the time of the making of the loan, a majority of the disinterested directors of the corporation voted for the loan and taking into account the terms and provisions of the loan and other relevant factors, determined that the making of the loan could reasonably be expected to benefit the corporation.

        Under Ohio law, to the extent that a director or officer has been successful on the merits or otherwise in defense of the proceeding, the director or officer must be indemnified against expenses actually and reasonably incurred by him or her in connection with that proceeding.

        Ohio law provides that any indemnification for a director or officer, unless ordered by a court, is subject to a determination that the director or officer has met the applicable standard of conduct. The determination will be made by either:

  •
  a majority of a quorum of the directors who are not parties to such proceeding;

  •
  if there is not a quorum of such directors, or if a majority vote of such directors so directs, independent counsel in a written opinion;

  •
  by the shareholders; or

  •
  by the court of common pleas or by the court in which the proceeding was brought.

        Ohio law provides that the corporation must pay expenses as they are incurred by the director or officer in defending the proceeding if the director or officer undertakes to:

  •
  repay the amount if it determined that the director's or officer's action or failure to act involved an act of omission undertaken with deliver intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation and

  •
  reasonably cooperate with the corporation concerning the proceeding.

        Under Ohio law, a corporation may advance the expenses before the final disposition of a proceeding if the director or officer undertakes to repay the amount if it is ultimately determined that the director or officer is not entitled to indemnification.

        Ohio law gives a corporation the power to purchase and maintain insurance on behalf of any director or officer against any liability asserted against, and incurred in his or her capacity as a director or officer, whether or not the corporation would have the power to indemnify the director or officer against this liability under Ohio law.

        The Cincinnati Bell amended regulations provide that Cincinnati Bell will indemnify directors and officers to the fullest extent permitted by law.

Item 16. Exhibits.

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit
3.1(a)	Amended Articles of Incorporation of Cincinnati Bell Inc. (incorporated by reference to Exhibit 3.1(a) to Form S-4, filed July 17, 2003, Registration No. 333-104557).
3.1(b)	Amended Regulations of Cincinnati Bell Inc. (incorporated by reference to Exhibit 3.2 to Registration Statement No. 2-96054).
3.2(a)	Amended Certificate of Incorporation of BRCOM Inc., as amended (incorporated by reference to Exhibit 3.2(a) to Form S-4, filed July 17, 2003, Registration No. 333-104557).
3.2(b)	Bylaws of BRCOM Inc., as amended (incorporated by reference to Exhibit 3.2 to Form 10-Q for the quarter ended September 30, 1999, File No. 1-5367).
(4)(a)	Provisions of the Amended Articles of Incorporation and the Amended Regulations of the registrant, which define the rights of holders of Cincinnati Bell Common Shares and Cincinnati Bell Preferred Shares, are incorporated by reference to such Amended Articles filed as Exhibit 3.1(a) hereto and such Amended Regulations filed as Exhibit 3.1(b) hereto.
(4)(b)(i)	Rights Agreement dates as of April 29, 1997, between Broadwing and The Fifth Third Bank which includes the form of Certificate of Amendment to the Amended Articles of Incorporation of Broadwing as Exhibit A, the form of Rights Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Stock as Exhibit C (incorporated by reference to Exhibit 4.1 to Broadwing's Registration Statement on Form 8-A filed on May 1, 1997).
(4)(b)(ii)	Amendment No. 1 to the Rights Agreement dated as of July 20, 1999, between Broadwing and The Fifth Third Bank (incorporated by reference to Exhibit 1 to Amendment No. 1 of Broadwing's Registration Statement on Form 8-A filed on August 6, 1999).
(4)(b)(iii)	Amendment No. 2 to the Rights Agreement dated as of November 2, 1999, between Broadwing and The Fifth Third Bank (incorporated by reference to Exhibit 1 to Amendment No. 2 of Broadwing's Registration Statement on Form 8-A filed on November 8, 1999).
(4)(b)(iv)	Amendment No. 3 to the Rights Agreement dated as of June 10, 2002, between Broadwing and The Fifth Third Bank (incorporated by reference to Exhibit 1 to Amendment No. 3 of Broadwing's Registration Statement on Form 8-A filed on July 2, 2002).
(4)(c)(i)	Indenture dated July 1, 1993, between Cincinnati Bell Inc., Issuer and The Bank of New York, Trustee, in connection with $50,000,000 of Cincinnati Bell Inc. 7 1/4% Notes Due June 15, 2023 (incorporated by reference to Exhibit 4-A to Form 8-K, date of report July 12, 1993, File No. 1-8519).
(4)(c)(ii)	Indenture dated as of October 28, 1993, among Cincinnati Bell Telephone Company, as Issuer, Cincinnati Bell Inc., as Guarantor, and The Bank of New York, as Trustee (incorporated by reference to Exhibit 4-A to Form 8-K, date of report October 27, 1993, File No. 1-8519).

(4)(c)(iii)	Indenture dated as of November 30, 1998 among Cincinnati Bell Telephone Company, as Issuer, Cincinnati Bell Inc., as Guarantor, and The Bank of New York, as Trustee (incorporated by reference to Exhibit 4-A to Form 8-K, date of report November 30, 1998, File No. 1-8519).
(4)(c)(iv)	Investment Agreement dated as of July 21, 1999, among Cincinnati Bell, Oak Hill Capital Partners L.P. and certain related parties of Oak Hill (incorporated by reference to Exhibit 4.9 to Form S-4 filed on September 13, 1999, File No. 1-8519).
(4)(c)(v)(1)	Indenture dated as of July 21, 1999 among Cincinnati Bell Inc., and The Bank of New York, as Trustee (incorporated by reference to Exhibit 4.10 to Form S-3 filed on November 10, 1999, File No. 1-8519).
(4)(c)(v)(2)	First Supplemental Indenture dated as of March 26, 2003, between Broadwing Inc.
(f/k/a Cincinnati Bell Inc.), as Issuer, and The Bank of New York, as Trustee (incorporated by reference to Exhibit (4)(c)(v)(2) to Form 10-K for the year ended December 31, 2002, File No. 1-8519).
(4)(c)(vi)	Indenture dated as of March 26, 2003, by and among Broadwing Inc., as Issuer, Cincinnati Bell Public Communications Inc., ZoomTown.com Inc., Cincinnati Bell Any Distance Inc., Cincinnati Bell Telecommunications Services Inc., Broadwing Financial LLC, Cincinnati Bell Wireless Company, Cincinnati Bell Wireless Holdings LLC and Broadwing Holdings Inc., as Guarantors, and The Bank of New York, as Trustee, in connection with $350,000,000 of Broadwing Inc. Senior Subordinated Discount Notes Due 2009 (incorporated by reference to Exhibit (4)(c)(vi) to Form 10-K for the year ended December 31, 2002, File No. 1-8519).
(4)(c)(vii)	Warrant Agreement, dated as of March 26, 2003, by and between Broadwing Inc., GS Mezzanine Partners II, L.P., GS Mezzanine Partners II Offshore, L.P., and other purchasers (incorporated by reference to Exhibit (4)(c)(vii) to Form 10-K for the year ended December 31, 2002, File No. 1-8519).
(4)(c)(viii)	Exchange and Registration Rights Agreement, dated as of March 26, 2003, by and between Broadwing Inc., GS Mezzanine Partners II, L.P., GS Mezzanine II Offshore, L.P., and other purchasers (incorporated by reference to Exhibit (4)(c)(viii) to Form 10-K for the year ended December 31, 2002, File No. 1-8519).
(4)(c)(ix)	Equity Registration Rights Agreement, dated as of March 26, 2003, by and between Broadwing Inc., GS Mezzanine Partners II, L.P., GS Mezzanine Partners II Offshore, L.P., and other purchasers (incorporated by reference to Exhibit (4)(c)(ix) to Form 10-K for the year ended December 31, 2002, File No. 1-8519).
(4)(c)(x)(1)	Purchase Agreement, dated as of March 26, 2003, by and between Broadwing Inc., GS Mezzanine Partners II, L.P., GS Mezzanine Partners II Offshore, L.P. and any other affiliate purchaser of Senior Subordinated Notes due 2009 of Broadwing Inc. (incorporated by reference to Exhibit (4)(c)(x)(1) to Form 10-K for the year ended December 31, 2002, File No. 1-8519).
(4)(c)(x)(2)	First Amendment to Purchase Agreement, dated as of March 26, 2003, by and between Broadwing Inc., GS Mezzanine Partners II, L.P., GS Mezzanine Partners II Offshore, L.P., and other purchasers of Senior Subordinated Notes due 2009 of Broadwing Inc. (incorporated by reference to Exhibit (4)(c)(x)(2) to Form 10-K for the year ended December 31, 2002, File No. 1-8519).

(4)(c)(xi)	Indenture dated as of July 11, 2003, by and among Cincinnati Bell Inc., as Issuer, BRFS LLC, BRHI Inc., Cincinnati Bell Any Distance Inc., Cincinnati Bell Complete Protection Inc., Cincinnati Bell Public Communications Inc., Cincinnati Bell Wireless Holdings LLC, Cincinnati Bell Wireless Company, Cincinnati Bell Telecommunications Services Inc. and ZoomTown.com Inc., as Guarantors, and The Bank of New York, as Trustee in connection with Cincinnati Bell 7 1/4% Senior Notes due 2013 (incorporated by reference to Exhibit (4)(c)(xi) to Form S-4, filed July 17, 2003, Registration No. 333-104557).
(4)(c)(xii)	Exchange and Registration Rights Agreement, dated as of July 11, 2003, by and between Cincinnati Bell Inc., BRFS LLC, BRHI Inc., Cincinnati Bell Any Distance Inc., Cincinnati Bell Public Communications Inc., Cincinnati Bell Wireless Holdings LLC, Cincinnati Bell Wireless Company, Cincinnati Bell Telecommunications Services Inc. and ZoomTown.com Inc. and Credit Suisse First Boston LLC and the other purchasers (incorporated by reference to Exhibit (4)(c)(xii) to Form S-4, filed July 17, 2003, Registration No. 333-104557).
(4)(c)(xiii)	No other instrument which defines the rights of holders of long term debt of the registrant is filed herewith pursuant to Regulation S-K, Item 601(b)(4)(iii)(A). Pursuant to this regulation, the registrant hereby agrees to furnish a copy of any such instrument to the SEC upon request.
5.1	Opinion of Thomas W. Bosse regarding the validity of the securities being registered (filed herewith).
12.1	Computation of Ratio of Earnings to Fixed Charges.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Thomas W. Bosse (included in Exhibit 5.1).
24.1	Power of Attorney (included on the signature page of this Registration Statement).
25.1	Statement of Eligibility of The Bank of New York under the Trust Indenture Act of 1939, as amended, on Form T-1 in its capacity as Trustee (incorporated by reference to Registration Statement on Form S-3 filed on November 10, 1999, File No. 333-90711).

Item 17. Undertakings.

(A)
The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

    (iii)
    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement of any material change to such information in the registration statement;

    provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do no apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceed) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Cincinnati, State of Ohio, on August 5, 2003.

CINCINNATI BELL INC.

By:	/s/ THOMAS L. SCHILLING Name: Thomas L. Schilling Title: Chief Financial Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John F. Cassidy, Thomas L. Schilling and James H. Reynolds, and each of them, his true and lawful attorney-in-fact and agent with full power of substitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith, including any Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933, with the SEC, grants unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, and hereby ratifies and confirms all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JOHN F. CASSIDY John F. Cassidy	Principal Executive Officer; Chief Executive Officer and Director	August 5, 2003
/s/ THOMAS L. SCHILLING Thomas L. Schilling	Principal Financial Officer; Chief Financial Officer	August 5, 2003
/s/ JAMES H. REYNOLDS James H. Reynolds	Principal Accounting Officer; Vice President and Controller	August 5, 2003
/s/ PHILLIP R. COX Phillip R. Cox	Chairman of the Board; Director	August 5, 2003

/s/ DANIEL J. MEYER Daniel J. Meyer	Director	August 5, 2003
/s/ BRUCE L. BYRNES Bruce L. Byrnes	Director	August 5, 2003
/s/ J. TAYLOR CRANDALL J. Taylor Crandall	Director	August 5, 2003
/s/ KAREN M. HOGUET Karen M. Hoguet	Director	August 5, 2003
/s/ CARL REDFIELD Carl Redfield	Director	August 5, 2003
/s/ DAVID B. SHARROCK David B. Sharrock	Director	August 5, 2003
/s/ JOHN M. ZRNO John M. Zrno	Director	August 5, 2003

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TABLE OF CONTENTS
SUMMARY
About Cincinnati Bell Inc.
The Restructuring Plan and Recent Developments
The Offering
RATIO OF EARNINGS TO FIXED CHARGES
RISK FACTORS
Risks Relating to the Notes
Risk Factors Related to the Business of Cincinnati Bell
INFORMATION REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
PRICE RANGE OF COMMON STOCK AND DIVIDENDS
BACKGROUND AND RECENT DEVELOPMENTS
DESCRIPTION OF INDEBTEDNESS
DESCRIPTION OF NOTES
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS
ERISA CONSIDERATIONS
SELLING HOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES